As filed with the Securities and Exchange Commission on October 29, 2004

Registration No. 333-_____

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BINGO.COM, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	7900 (Primary Standard Industrial Classification Code Number)	98-0206369 (I.R.S. Employer Identification No.)

Suite 1405, 1166 Alberni Street

Vancouver, British Columbia, Canada   V6E 3Z3

Telephone:  (604) 694-0300

(Address including zip code and telephone number, including area code of registrant's principal executive offices)

Gerald R. Tuskey, Personal Law Corporation

Suite 1000, 409 Granville Street

Vancouver, B.C.

V6C 1T2   Canada

(604) 681-9588

(Name, address, including zip code and telephone number including area code, of agent for service)

Approximate date of commencement of proposed sale to the securities to the public:      As soon as practicable after this Registration Statement becomes effective (but no sooner than 20 business days after such effectiveness) and all other conditions to the merger contemplated by the Agreement and Plan of Merger dated as of October  t, 2004 described in the enclosed Prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:            [____]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $0.001	24,249,086 shares	$0.13	$3,152,381.18	$399.41

(1)           The Registration Statement covers the maximum number of shares of Bingo.com Ltd. common stock that are expected to be issued in connection with the transactions described herein in the proposed merger of Bingo.com, Inc. with and into Bingo.com Ltd..

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this information statement/prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This information statement/prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October t, 2004.

BINGO.COM, INC.

We are not asking you for a proxy and you are requested not to send us a proxy.

Dear Stockholders:

I am pleased to inform you that after careful consideration, the Boards of Directors of Bingo.com, Inc. and Bingo.com, Ltd. have approved the merger of Bingo.com, Inc. and Bingo.com, Ltd.  The merger will be effected pursuant to an agreement and plan of merger, dated as of October t, 2004, a copy of which is included as Exhibit 2.1 to this information statement/prospectus.  The merger agreement has been adopted by the requisite vote of stockholders of Bingo.com, Inc., acting by written consent, as described below.  Accordingly, your vote on the merger is not being solicited.

Bingo.com, Inc. common stock is traded on the OTC Bulletin Board under the symbol "BIGR."  The closing price for Bingo.com, Inc. common stock reported on the OTC Bulletin Board on October t, 2004, was $t per share.  If the merger is completed, Bingo.com, Ltd. will be the surviving corporation.  The shares of Bingo.com, Ltd. will be quoted on the OTC Bulletin Board in substitution for the shares of Bingo.com, Inc.  Given that Bingo.com, Ltd. has minimal assets, has not conducted business and that it will be assuming all of the assets and liabilities of Bingo.com, Inc. upon completion of the merger, it is not anticipated that the merger of the two companies will positively or negatively affect the market for Bingo.com, Ltd.'s shares.  Bingo.com, Ltd. was incorporated in Anguilla, British West Indies on September 30, 2004.  To date, it has not conducted any business.  It is a wholly owned subsidiary of Bingo.com, Inc. and has minimal assets of $2,000 cash.  Bingo.com, Ltd. has been incorporated solely for the purpose of merging with Bingo.com, Inc. to facilitate Bingo.com, Inc.'s re-incorporation in Anguilla, British West Indies  For a full description of the merger, please see page 17 of the prospectus/information statement.

This information statement/prospectus contains detailed information about the merger and related matters.  We encourage you to review this document carefully, including the matters referred to under "Risk Factors" starting on page 7.

Under the terms of the Florida Business Corporation Law, the requisite number of stockholders of Bingo.com, Inc. have acted by written consent to approve and adopt the merger and the merger agreement.  Each of the foregoing written consent actions became effective on October t, 2004.  Accordingly, your approval of the merger and the amendment to our certificate of incorporation is not required and we are not requesting you to vote on these matters. Under applicable Securities and Exchange Commission rules, Bingo.com, Inc. may first take corporate action in accordance with the stockholder approval of the merger by written consent 20 business days after this information statement/prospectus is first mailed to stockholders.  This letter and the remainder of this information statement/prospectus constitutes notice of the actions taken that we are required to provide under the Florida Business Corporation Law to the stockholders who did not execute these written consents.

We look forward to closing the merger and appreciate your continued interest in Bingo.com, Inc.

On Behalf of the Board of Directors,

/s/T.M. Williams

T.M. Williams,

President and Chief Executive Officer

Prospectus dated October t , 2004

First mailed to stockholders on or about October t, 2004

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

	Right to Call Special Meeting of Stockholders	51
	Dividends	51
	Liquidation Rights	52
	Loans to Directors	52
	Rights and Options	52
	Indemnification of Officers and Directors	53
	Shareholders' Consent to Action	53
	Vote Required for Merger	53
D.	VOTING AND MANAGEMENT INFORMATION	52
	OTHER MATTERS	59
	Legal Matters	59
	Experts	59
	WHERE YOU CAN FIND MORE INFORMATION	59
	PART II
	INFORMATION NOT REQUIRED IN PROSPECTUS	60
	Indemnification of Directors and Officers	60
	Exhibits and Financial Statement Schedules	61
	Undertakings	61
	SIGNATURES	63
	Exhibit 2.1 Agreement and Plan of Merger dated October *, 2004.
	Exhibit 3.5 Articles of Continuance.
	Exhibit 3.6 Bylaws.
	Exhibit 4.1 Dissent and Appraisal Rights of the Florida Business Corporations Act.
	Exhibit 4.2 Form of Dissenter's Appraisal Notice
	Exhibit 5.1 Legal opinion of Jay R. Eaton, P.C., Tax Counsel.
	Exhibit 5.2 Legal Opinion of Clark Wilson.
	Exhibit 5.3 Legal Opinion of Wigley & Associates.
	Exhibit 13.2 Audited financial statements of Bingo.com, Inc. for the year ended December 31, 2003.
	Exhibit 13.4 Unaudited financial statements of Bingo.com, Inc. for the period ended June 30, 2004.
	Exhibit 21 Subsidiary of the Issuer.
	Exhibit 23 Consent of Dohan and Company

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

A.    INFORMATION ABOUT THE TRANSACTIONS

SUMMARY

This summary highlights selected information from this information statement/prospectus.  It does not contain all of the information that is important to you.  You should carefully read this information statement/prospectus and the other documents incorporated by reference into this information statement/prospectus.  See "Where You Can Find More Information" on page 58.  In this information statement/prospectus, "we," "us" and "our" may refer to either Bingo.com, Inc. or Bingo.com, Ltd., depending on the context in which they are used, and "you" and "your" refer to stockholders of Bingo.com, Inc.

The Companies Which are Merging (page 28)

Bingo.com, Inc.

Suite 1405

1166 Alberni Street

Vancouver, B.C.

V6E 3Z3

Telephone:  (604) 694-0300

Bingo.com, Inc. is in the business of developing and operating a Bingo based web portal designed to provide a variety of free games and other forms of entertainment, including an online community, chat rooms, contests, sweepstakes, tournaments and more.  Bingo.com, Inc. envisions becoming the pre-eminent Bingo based web portal on the internet using its Bingo.com domain name and incorporating a variety of games and content to attract and retain a large number of subscribers.

Bingo.com Ltd.

Spencer House

The Valley

Anguilla, British West Indies

Telephone:  (264) 497-8129

Bingo.com, Ltd. is a wholly owned subsidiary of Bingo.com, Inc.  Bingo.com, Ltd. was incorporated in Anguilla, British West Indies on September 30, 2004, specifically for the purpose of completing a merger with Bingo.com, Inc. and becoming the surviving corporation of that merger and redomiciling the Bingo.com business to Anguilla, British West Indies.

The Merger (page 17)

The merger agreement provides that Bingo.com, Inc. will merge with and into Bingo.com, Ltd. and Bingo.com, Ltd. will be the surviving corporation.  The merger agreement and the merger with Bingo.com, Ltd. contemplated thereby have been approved by both the Board of Directors of Bingo.com, Inc. and the stockholders of Bingo.com, Inc.

The merger agreement is included as Exhibit 2.1 to this information statement/prospectus.  It is the legal document that governs the merger.

Reasons for the Merger (page 17)

The Bingo.com, Inc. board of directors has unanimously determined that the merger is advisable and in the best interests of Bingo.com, Inc. and its stockholders.

See "The Merger - Bingo.com, Inc. Reasons for the Merger" for the reasons supporting the Bingo.com, Inc. board of directors' approval of the merger.

What You Will Receive in the Merger - Treatment of Stock, Options and Warrants

At the effective time of the merger, each issued and outstanding share of Bingo.com, Inc. capital stock will be converted into one common share of Bingo.com, Ltd. in accordance with the terms of the merger agreement.

Bingo.com, Ltd. will assume each option or warrant to acquire Bingo.com, Inc. common stock granted under Bingo.com, Inc.'s stock plans or otherwise issued by Bingo.com, Inc. and that is outstanding and unexercised immediately prior to the effective time of the merger.  At the effective time of the merger, Bingo.com, Ltd. will replace these Bingo.com, Inc. options and warrants with options or warrants, respectively, to purchase Bingo.com, Ltd. common stock.  The duration and other terms of each such Bingo.com, Ltd. option or warrant, including the vesting schedule, will be the same as the Bingo.com, Inc. option or warrant assumed.

Appraisal Rights of Dissenting Stockholders (page 20)

If you object to the merger, the Florida Business Corporation Act, or FBCA, permits you to seek relief as a dissenting stockholder and have the "fair value" of your shares of Bingo.com, Inc. common stock determined by a court and paid to you in cash.

If you are a Bingo.com, Inc. stockholder who did not execute the written consent resolution approving the merger and wish to dissent to the merger, you must deliver to Bingo.com, Inc., before t, 2004, a written demand for appraisal of your shares.

As discussed under the heading "Appraisal Rights of Dissenting Stockholders of Bingo.com, Inc.", any stockholder who opposes the Merger may exercise dissent and appraisal rights under the Florida Business Corporation Act.  The Merger contemplated hereby has been submitted to the stockholders for approval by written consent.  The Merger has been approved by a majority of our stockholders.  If a stockholder wishes to exercise dissent and appraisal rights, the stockholder must send to the company a written notice demanding payment, and deposit the stockholder's share certificates of the company with our attorneys at Suite 1000, 409 Granville Street, Vancouver, British Columbia, Canada V6C 1T2.  The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which are attached as Exhibit 4.1 to this prospectus/information statement.  We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters' appraisal rights.  Accordingly, each stockholder who might desire to exercise dissenter's appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.  A form of Dissenter's Appraisal Notice is attached as Exhibit 4.2 to this prospectus/information circular.

What is Needed to Complete the Merger

Several customary contractual conditions set forth in the merger agreement must be satisfied before the merger will be completed.  If the law permits, Bingo.com, Inc. or Bingo.com, Ltd. may each waive conditions for their benefit and their stockholders' benefit and complete the merger even though one or more of these conditions has not been met.  Neither Bingo.com, Inc. nor Bingo.com, Ltd. can assure you that the conditions will be satisfied or waived or that the merger will occur.

U.S. Federal Income Tax Consequences (page 18)

Tax Consequences for Bingo.com, Inc.

The transfer would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to an Anguilla B.W.I. corporation.  We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property.  After we become an Anguilla B.W.I. corporation, we will be subject to U.S. withholding tax on any dividends paid to us by a U.S. corporation, as well as a 10% withholding tax on interest we get from our investments in U.S. debt securities.

Tax consequences for Bingo.com, Inc. shareholders.

Tax matters are often complicated and the tax consequences to you from the transfer will depend in part on the facts of your own situation.  You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the transfer.  If you are a U.S. resident shareholder, the transfer of shares will generally result in no recognized gain for U.S. federal income tax purposes.

For a further discussion of the U.S. federal income tax consequences of these transactions, see "The Merger - United States Income Tax Consequences of the Transfer to Anguilla, B.W.I.".  Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you.

You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Bingo.com, Inc. Stockholder Approval of Merger by Written Consent

Pursuant to Bingo.com, Inc.'s bylaws and applicable law, holders of Bingo.com, Inc. common stock are entitled to one vote per share on all matters voted upon by Bingo.com, Inc. stockholders.  On October t, 2004, certain Bingo.com, Inc. stockholders who are directors and officers, and their respective affiliates, representing the requisite number of shares of Bingo.com, Inc. capital stock, executed and delivered a written consent resolution approving the merger and adopting the merger agreement.  As of that date, Bingo.com, Inc. had outstanding 24,249,086 shares of common stock.  As of the date of execution, the holders executing the written consent represented approximately 58% of the common stock outstanding.

Accounting Treatment (page 18)

The merger is expected to be accounted for as a reverse merger transaction, with Bingo.com, Ltd. being the surviving company for financial reporting purposes.  As a result, the consolidated financial statements will be issued under the name of Bingo.com, Ltd. but are considered a continuation of the consolidated financial statements of Bingo.com, Inc. and therefore the assets and liabilities are recorded in Bingo.com, Ltd. financial statements at their historical value.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BINGO.COM, INC.

The following historical results are not necessarily indicative of results to be expected in any future period.  The following selected consolidated financial data for the year ended December 31, 2003 and 2002 has been derived from audited consolidated financial statements as filed in the Company's Form 10K on March 26, 2004.  The interim unaudited consolidated statement of operations data for the period ended June 30, 2004, and the unaudited consolidated balance sheet data as of June 30, 2004, as filed in the Company's Form 10-QSB on August 16, 2004.

	Six Months ended June 30	Year Ended December 31,
	2004	2003	2002
Consolidated Statement of Operations
Revenue	$493,941	$888,888	$717,192
Cost of revenue	100,410	211,253	351,207
Gross profit	393,531	677,635	365,985
Operating expenses	296,597	689,800	1,087,579
Interest expense	53,954	172,174	181,789
Interest expense - warrant debenture discount	249,612	112,913	110,360
Interest and other income	(30,985)	(61,761)	(45,035)
Net loss	$(175,647)	$(235,491)	$(968,708)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.09)
Weighted average common shares Outstanding	16,063,399	11,104,608	10,953,238

	Six Months Ended June 30	Year Ended December 31,
	2004	2003	2002
Consolidated Balance Sheet Data:
Cash	$60,413	$34,046	$14,682
Working capital (deficit)	(886,073)	(1,368,002)	(1,299,148)
Total assets	1,530,701	1,477,173	1,469,185
Total liabilities	1,198,199	2,619,691	2,376,212
Long term obligations	145,000	1,395,000	1,395,000
Total stockholders' equity (deficit)	332,502	(1,142,518)	(907,027)

RISK FACTORS

Our business is subject to a number of risks due to the nature and the present state of development of our business.  An investment in our securities is speculative in nature and involves a high degree of risk.  You should read carefully and consider the following risk factors.

 Risks Related to Our Business

We have a limited operating history and a history of losses and expect future losses, and there can be no assurances that we will achieve profitability, which makes our ability to continue as a going concern questionable.

We have incurred significant net losses and negative cash flow from operations since our inception.  We incurred net losses of $1,955,200 in fiscal 2001, $968,708 in fiscal 2002, $235,491 in fiscal 2003 and $175,647 for the six months ended June 30, 2004.  As of December 31, 2003, we had an accumulated deficit of $9,409,734, and during the year ended December 31, 2003, we provided cash of $58,749 in operating activities (2002 - used cash of $95,275, 2001 - used cash of $646,717).  As of June 30, 2004, we had an accumulated deficit of $9,585,381, and during the six months ended June 30, 2004, we provided cash of $73,847 in operating activities.  Although we reduced our operating costs and our cash utilization rate significantly during the 2003 fiscal year and the six months ended June 30, 2004, we will continue to incur sales and marketing and general and administrative expenses in the future.  As a result, we may incur losses in the future and will need to generate higher revenues in order to achieve sustainable profitability.

Our financial statements have been prepared on a going concern basis, which presumes the realization of assets and the settlement of liabilities in the normal course of operations.  The application of the going concern principle is dependent upon the Company achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, obtaining additional financing.  If the Company is unable to achieve profitable operations or obtain additional financing, we may be required to reduce or to limit operations, or cease operations altogether.  The auditors' report on the December 31, 2003, consolidated financial statements contains an explanatory paragraph that states that the Company has suffered losses and negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may not be able to generate sufficient revenue to entirely support our operations in fiscal 2004 due to a number of factors including, among others:

-           the cost of promoting and marketing our bingo portal;

-           the general demand for online advertising may decrease, as may advertising rates, which would impact our advertising revenue;

-           the costs associated with developing our software and technologies, installing equipment and expanding our facilities;

-           the costs associated with hiring and retaining experienced management and staff for our operations.

-           the impact of government legislation on our advertisers.

We are subject to risks and challenges frequently encountered by early stage companies engaged in early stage enterprises and Internet commerce.

We face risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development that may be using new and unproven business models, particularly companies engaged in Internet commerce.

These risks include, but are not limited to:

-           our revenue forecasts may be incorrect because of our limited experience selling our products and services;

-           our ability to generate revenues will depend on selling advertising on a website focused on bingo entertainment;

-           as our business grows and the expectations of our customers increase, we must develop and upgrade our infrastructure, including internal controls, transaction processing capacity, data storage and retrieval systems and website to remain competitive.  We may not have the capital resources to do so;

-           we compete with a number of larger competitors with greater financial, capital, technical, marketing and human resources and experience than us;

-           we may not be able to continue to offer new and exciting content that is attractive and compelling to existing users;

-           our business is dependent upon the Internet for commerce and growth;

-           general economic conditions could change and adversely affect our business;

-           our business is subject to regulatory risks, which may increase the cost of operating our businesses or prohibit us from conducting our business altogether;

-           we depend upon key personnel and management to fully develop our businesses.

We are substantially dependent on third parties for most aspects of our business.

We have chosen to pursue a strategy whereby we have outsourced many of our mission-critical business functions, including website hosting, and serving, and web server collocation.  Most of these functions are performed by a limited number of small companies.  As a result, we face increased risk that our business could be interrupted by the failure of any one of our key vendors or suppliers, and such an interruption could have a material impact on our financial position and results of operations.

We will need additional capital to continue to operate our business.

We have not yet achieved profitable operations or secured a long-term source of consistent and reliable revenue.  As of June 30, 2004, we had $60,413 in cash (December 31, 2003, $34,046).  Although our cash flow is improving, we may need to obtain additional financing to grow our operations for the duration of 2004.  The Company is constantly looking for new sources of revenue that will help fund our business.  There can be no assurances that this will be achieved.

If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility.  If we raise additional funds through the issuance of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

We cannot be certain that such additional debt or equity financing will be available to us on favorable terms when required, or at all.  If we cannot raise funds in a timely manner, or on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements, and we may be required to reduce or limit operations.

If our key personnel leave the Company, our ability to succeed will be adversely affected

The future success of the Company will depend on certain key management, marketing, sales and technical personnel.  We are currently dependent on our President and Chief Executive Officer, T. M. Williams, for the success of the business.  We also rely upon consultants and advisors who are not employees.  The loss of key personnel could have a material adverse effect on our operations.  We do not maintain key-man life insurance on any of our key personnel.  The inability to attract, retain and motivate highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations.  We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

The effect of Government Legislation

During the 2003 fiscal year, the House Judiciary Committee of the US Government approved HR21 "Unlawful Internet Gambling Funding Prohibition Act".  This bill creates a new crime of accepting financial instruments, such as credit cards or electronic fund transfers, for debts incurred in illegal Internet gambling.  The bill enables state and federal Attorneys General to request that injunctions be issued to any party, such as financial institutions and Internet Service Providers, to assist in the prevention or restraint of illegal Internet gambling.  This bill still needs to be ratified by the Senate before it becomes passed as law.  Many of our advertisers will be affected by this bill and therefore the Company's revenue stream may be affected.

The effect of Government Action

Current anti-Internet gambling sentiment in the United States appears to be expanding to include taking action against "publisher" websites based in the United States.  Any website which accepts advertising Internet gambling websites is potentially at risk.  In 2003, the United States government started a grand jury investigation, led by the United States attorney's office in St. Louis, to look into American companies working with offshore casinos.  In April 2004, United States marshals seized approximately $3 million in advertising proceeds paid by an offshore casino to Discovery Networks under an "aiding and abetting" legal theory.  The Discovery Networks is contesting the case against it and we will follow the case closely.

We have capacity constraints and system development risks that could damage our customer relations or inhibit our possible growth, and we may need to expand our management systems and controls quickly, which may increase our cost of operations

Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service.  Our success also depends upon our and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service.

We and our service providers may experience periodic systems interruptions and infrastructure failures, which we believe will cause customer dissatisfaction and may adversely affect our results of operations.  Limitations of technology infrastructure may prevent us from maximizing our business opportunities.

We cannot assure you that our and our vendors' data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, especially as technology changes and becomes more sophisticated.  In addition, many of our and our vendors' software systems are custom-developed and we and our vendors rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, we and our vendors may experience difficulty in improving and maintaining these systems.  Furthermore, we expect that we and our vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures.  Failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in their transaction processing systems and network infrastructure could have a materially adverse effect on our business and results of operations.

Increased security risks of online commerce may deter future use of our website, which may adversely affect our ability to generate revenue

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular.  Failure to prevent security breaches could significantly harm our business and results of operations.  We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our transaction data.  Anyone who is able to circumvent our or our vendors' security measures could misappropriate proprietary information, cause interruptions in our operations or damage our brand and reputation.  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.  Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would have a material adverse effect on our business.

We face the risk of system failures, which would disrupt our operations

A disaster could severely damage our business and results of operations because our services could be interrupted for an indeterminate length of time.  Our operations depend upon our ability to maintain and protect our computer systems.

Our systems and operations are vulnerable to damage or interruption from fire, floods, earthquakes, hurricanes, power loss, telecommunications failures, break-ins, sabotage and similar events.  The occurrence of a natural disaster or unanticipated problems at our principal business headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or render us unable to provide our services.  In addition, failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service.  The occurrence of any or all of these events could adversely affect our reputation, brand and business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business

Our services operate in part by making Internet services and content available to our users.  This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties.  These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories.  Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

Litigation regarding intellectual property rights is common in the Internet and software industries.  We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps.  There can be no assurance that our services do not or will not in the future infringe the intellectual property rights of third parties.  Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.  A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law.  We currently have no patents or trademarks issued to date on our technology and there can be no assurances that we will be successful in securing them when necessary.

We may not be able to protect our Internet domain name, which is important to our branding strategy

Our Internet domain name, www.bingo.com, is an extremely important part of our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names.  The regulation of domain names in the United States and in foreign countries may be subject to change.  Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business.  Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.  Third parties have acquired domain names that include "bingo" or variations thereof both in the United States and elsewhere, which may result in an erosion of our user base.

If we are unable to maintain our popularity with third party Search engines then our customer base, and therefore, our advertising revenue will not continue to grow.

Due to our limited capital we do not run large advertising campaigns.  We are, therefore, reliant on third party Search engines such as Google and Yahoo! to provide prospective customers with links to facilitate traffic to www.bingo.com. Historically, the Company's Website has been listed first when users have searched for the word "bingo" on many third party search engines.  This ranking continues today but, given the increasing competition for rankings, including the trend towards paid rankings, there can be no guarantees that the Company's Website will continue to maintain such a ranking.  The high ranking levels that the Company's Website has maintained has resulted in Bingo.com obtaining between 800 to 1200 new registrations per day which, is highly attractive to our advertisers.  We believe that these search engines are important in order to facilitate broad market acceptance of our service and thus enhance our sales.  We continue to look for new methods to optimize our ranking position with various Internet Search Engines, including the maintenance of reciprocal links with complementary third party sites.

Our financial position and results of operations will vary depending on a number of factors, most of which are out of our control

We anticipate that our operating results will vary widely depending on a number of factors, some of which are beyond our control.  These factors are likely to include, but not be limited to:

-           demand for our online services by registered users, advertisers and consumers;

-           prices paid by advertisers using our service, which fluctuate with the changing market;

-           costs of attracting consumers to our website, including costs of receiving exposure on third-party websites and advertising costs;

-           costs related to forming strategic relationships;

-           loss of strategic relationships;

-           our ability to significantly increase our distribution channels;

-           competition from companies offering same or similar products and services and from companies with much deeper financial, technical, marketing and human resources;

-           the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

-           costs and delays in introducing new services and improvements to existing services;

-           changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce;

-           changes and introduction of new software e.g. Pop up blockers;

-           technical difficulties, system failures or Internet downtime;

-           government regulations related to our business, and to the Internet, especially the "Unlawful Internet Gambling Funding Prohibition Act", which has yet to be ratified by the United States Senate.  This bill prohibits accepting of financial instruments, such as credit cards or electronic fund transfers, for debts incurred in illegal Internet gambling.  This does not affect us directly but may affect some of our advertisers and, therefore, our revenue;

-           our ability to upgrade and develop our information technology systems and infrastructure;

-           general economic conditions, as well as those specific to the Internet and related industries.

Because we have a limited operating history, it is difficult to accurately forecast the revenues that will be generated from our current and proposed future product offerings.

Risks Related to Our Industry

If we are unable to meet the changing needs of our industry, our ability to compete will be adversely affected

We operate in an intensely competitive industry.  To remain competitive, we must be capable of enhancing and improving the functionality and features of our online services.  The Internet portal, the online advertising industry and the Internet gaming industry are rapidly changing.  If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete.  There can be no assurances that we will be successful in responding quickly, cost effectively and adequately to new developments or that funds will be available to respond at all.  Any failure by us to respond effectively would significantly harm our business, operating results and financial condition.

Our future success will depend on our ability to accomplish the following:

-           license and develop leading technologies useful in our business;

-           develop and enhance our existing products and services;

-           develop new services and technologies that address the increasingly sophisticated and varied needs of prospective consumers; and

-           respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing Internet services and other proprietary technology entails significant technical and business risks, as well as substantial costs.  We may use new technologies ineffectively, or we may fail to adapt our services, transaction processing systems and network infrastructure to user requirements or emerging industry standards.  If our operations face material delays in introducing new services, products and enhancements, our users may forego the use of our services and use those of our competitors.  These factors could have a material adverse effect on our financial position and results of operations.

If our web portal is unable to achieve and maintain a critical mass of registered users, advertisers and consumers, we may be unable to sell advertising or to generate revenue

The success of our web portal is dependent upon achieving significant market acceptance of our site by registered users, advertisers and consumers.  Internet advertising in general is at an early stage of development and most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising.  Our competitors and potential competitors may offer more cost-effective advertising solutions, which could damage our business.  In addition, our website may not achieve significant acceptance by registered users and consumers.  Failure to achieve and maintain a critical mass of registered users; advertisers and consumers would seriously harm our business.

Our business may be subject to government regulation and legal uncertainties that may increase the costs of operating our web portal, limit our ability to sell advertising, or interfere with future operations of the Company

There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose the Company to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations.  The European Union has adopted privacy and copyright directives that may impose additional burdens and costs on international operations.  The State of California has introduced tough new laws regarding the distribution of unsolicited emails to potential customers.

Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone services, some local telephone carriers have petitioned the FCC to regulate the Internet and to impose access fees.  Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the web, potentially decreasing the demand for our service.

A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet.  Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect us.

We are also subject to new laws such as the Digital Millennium Copyright Act, which is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights.  Also, the Children's Online Protection Act and the Children's Online Privacy Act will restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.  Furthermore, the Protection of Children from Sexual Predators Act mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent.  Although this will not have a direct impact on our business, we may incur additional costs to service our existing customers or to work with our affiliates.

In addition, because legislation and other regulations relating to online games vary by jurisdiction, from state to state and from country to country, it is difficult for us to ensure that our players are accessing our portal from a jurisdiction where it is legal to play our games.  We therefore, cannot ensure that we will not be subject to enforcement actions as a result of this uncertainty and difficulty in controlling access.

We are constantly reviewing various pieces of legislation, and cannot currently predict the effect, if any, that this legislation will have on our business.  There can be no assurances that this legislation will not impose significant additional costs on our business or subject the Company to additional liabilities.  Moreover, the applicability to the Internet of existing laws governing issues such as gambling, property ownership, copyright, defamation, obscenity and personal privacy is uncertain.  The Company may be subject to claims that our services violate such laws. Any new legislation or regulation in Canada, the United States or abroad or the application of existing laws and regulations to the Internet could damage our business.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute the Company for violations of their laws.  The Company might unintentionally violate such laws.  Such laws may be modified, or new laws may be enacted, in the future.  Any such development could damage our business in a material way.

We cannot predict what new laws will be enacted or how courts will interpret both existing and new laws.  As a result, we are uncertain about how new laws or the application of existing laws may affect our business.  In addition, our business may be indirectly affected by our suppliers or customers who may be subject to such legislation.  Increased regulation of the Internet may decrease the growth in the use of the Internet or hamper the development of Internet commerce and online entertainment, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks Associated With our Common Stock

Our shares are considered Penny Stock and are subject to the Penny Stock rules, which may adversely affect your ability to sell your shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving Penny Stock.  Subject to certain exceptions, a Penny Stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  We anticipate that our shares are deemed to be Penny Stock for the purposes of the Exchange Act.  The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of our shares and impede the sale of our shares in the secondary market.

Under the Penny Stock regulations, a broker-dealer selling Penny Stock to anyone other than an established customer or Accredited Investor (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the Penny Stock regulations require the broker-dealer to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the Penny Stock held in a customer's account and information with respect to the limited market in Penny Stocks.

Substantial sales of our common stock could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could decline.  We have outstanding 24,249,086 shares of common stock, and stock purchase.  We have issued warrants to purchase a total of 580,0000 shares of common stock.  We have issued stock purchase options to acquire an aggregate of 4,950,000 shares of common stock.

Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants.  Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

We have not declared dividends and may never declare dividends, which may affect the value of your shares

We have never declared or paid any dividends on our common stock and do not expect to pay any dividends in the near future.

THE MERGER

Bingo.com, Inc.'s Reasons for the Merger

Bingo.com, Inc. has been domiciled in the State of Florida since January 12, 1987, the date of its incorporation as Progressive General Lumber Corp.  The Company's name was changed to Bingo.com, Inc. effective January 22, 1999.  For the past three fiscal years, Bingo.com, Inc. has been operating out of principal offices in Vancouver, British Columbia, Canada.  Bingo.com, Inc.'s client base consists of advertisers located in Canada, United States, Europe and the Caribbean.  In essence, Bingo.com, Inc. is involved in a global business and as such does not need to be geographically tied to any particular city or region.  For the past four fiscal years, Bingo.com, Inc. has steadily decreased its operating expenses and increased its gross profit.  Management expects Bingo.com, Inc.'s third and fourth quarters of the 2004 fiscal year to show a net profit.  Management will continue to operate Bingo.com, Inc. in a manner designed to minimize operating expenses and maximize revenue and profit.  Given Bingo.com, Inc.'s increasing profitability and the lack of a requirement for a geographic or regional tie, management has determined that it is in the best interests of Bingo.com, Inc. and its stockholders to reincorporate Bingo.com, Inc. in a corporate tax free jurisdiction.  Management of Bingo.com, Inc. has familiarity with and operating experience in the British territory of Anguilla, British West Indies.

Bingo.com, Ltd.'s Reasons for the Merger

Bingo.com, Ltd. is a wholly owned subsidiary of Bingo.com, Inc.  Bingo.com, Ltd. was incorporated on September 30, 2004, specifically for the purpose of facilitating Bingo.com, Inc.'s reincorporation in Anguilla, British West Indies.  Bingo.com, Ltd. has assets of only $2,000 cash and has conducted no business since the date of its incorporation on September 30, 2004.

Reincorporation in Anguilla, B.W.I.

Bingo.com, Inc. is organized under the laws of the State of Florida and is therefore subject to the Florida General Corporations Law.  Bingo.com, Ltd. is organized under the International Business Companies Act of Anguilla, British West Indies.  There are some material differences between the State of Florida and Anguilla, British West Indies with respect to stockholder rights.  A comparison of stockholder rights is set out under the heading "Comparison of Stockholders Rights" on page 47 of this information statement/prospectus.  Bingo.com, Ltd. has adopted bylaws virtually identical to those adopted by Bingo.com, Inc.  The certificates of incorporation of the two corporations contain few differences.

Interest of Executive Officers and Directors in the Merger

Bingo.com, Inc. stockholders should be aware that some Bingo.com, Inc. directors and executive officers have interest in the merger and related arrangements that are different from, or in addition to, their interests as Bingo.com, Inc.'s stockholders.  These interests may create potential conflicts of interest for these directors and officers because they may be more likely to approve the merger than Bingo.com, Inc. stockholders generally.  The Bingo.com, Inc. board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in approving the merger and the transactions contemplated by the merger agreement.

Accounting Treatment

The merger is expected to be accounted for as a reverse merger transaction, with Bingo.com, Ltd. being the surviving company for financial reporting purposes.  As a result, the consolidated financial statements will be issued under the name of Bingo.com, Ltd. but are considered a continuation of the consolidated financial statements of Bingo.com, Inc. and therefore the assets and liabilities are recorded in Bingo.com, Ltd. financial statements at their historical value.

Listing on OTC BB

The shares of Bingo.com, Inc. are currently quoted on the OTC Bulletin Board under the symbol "BIGR".  Following the merger between Bingo.com, Inc. and Bingo.com, Ltd. and the survival of Bingo.com, Ltd. as the surviving corporation, the shares of Bingo.com, Ltd. will be quoted on the OTC BB in substitution for the shares of Bingo.com, Inc.  Given that Bingo.com, Ltd. will be assuming the business, the assets and liabilities of Bingo.com, Inc. upon completion of the merger, it is not anticipated that the merger of the two companies will positively or negatively affect the market for Bingo.com, Ltd.'s securities.

U.S. Federal Income Tax Consequences

United States Income Tax Consequences of the Transfer to Anguilla B.W.I.

The following is a summary of United States federal income tax consequences generally applicable to a U.S. holder of our common shares with respect to the transfer to Anguilla, B.W.I.  This summary does not address all potentially relevant United States federal income tax matters and does not take into account or anticipate any state, local or foreign tax considerations.

The following summary is based upon the sections of the Internal Revenue Code of 1986, U.S. Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time.

This commentary is generally applicable to a holder of our common shares who is a U.S. citizen or U.S. resident individual, a U.S. domestic corporation or partnership, or a U.S. trust or estate.  This summary does not address the tax consequences to persons subject to highly specialized provisions of United States federal income tax law.  This summary is applicable to our shareholders who hold their shares as capital property and who deal at arm's length with us.

THIS SUMMARY OF U.S. TAX CONSEQUENCES IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF OUR COMMON SHARES.  ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE TRANSFER TO ANGUILLA, B.W.I.

Consequences to the Company

General

Our transfer to Anguilla B.W.I. from the United States would be treated, for tax purposes only, as a transfer by us of all of our property to our newly incorporated wholly-owned Anguillan B.W.I. subsidiary in exchange for the subsidiary's shares.  Immediately following that exchange, there would be a deemed distribution of the subsidiary's shares to our shareholders and an exchange by them of their shares of Bingo.com, Inc. for the subsidiary's shares.  The final result would be that the subsidiary would have all our assets and liabilities and the same shareholders as we have but would, for U.S. tax purposes, be an Anguilla B.W.I. corporation rather than a U.S. corporation.

Generally, the exchange of property by a corporation solely for stock or securities in another corporation would not require the recognition of gain or loss to the exchanging corporation, pursuant to the U.S. tax code.  However, the tax code renders the exchange of our assets for the shares of our subsidiary taxable in the U.S. because our subsidiary is a foreign corporation.  As a result, we would be taxable on the disposition of our property to the extent that the fair market value of the property exceeds our historic basis, for U.S. tax purposes, in the property.

There are no exceptions from the U.S. emigration tax which apply to a U.S. corporation emigrating from the United States.  Consequently, we would be taxable in the U.S. on our emigration to the extent that the fair market value of our property exceeds its basis, for U.S. tax purposes, in the property.  We would pay tax on the amount of any gain at regular U.S. corporate tax rates.

Dividend and Interest Withholding Tax

After we emigrate from the United States and become an Anguilla B.W.I. corporation we would be subject to a U.S. withholding tax on any dividends paid to us by another U.S. corporation.  The withholding tax of 15% is reduced to 5% if we hold 10% or more of the voting shares of the corporation paying the dividend.  In addition, a 10% U.S. withholding tax would apply to interest received from our investments in U.S. debentures.

Consequences to Shareholders

Our transfer to Anguilla B.W.I. from the United States would be treated for tax purposes as if we had transferred all of our property to our wholly-owned Anguilla, B.W.I. subsidiary.  Our shareholders would be considered to have exchanged their shares for the shares of that subsidiary.  The fair market value of the subsidiary's shares should equal the fair market value of property transferred to the subsidiary, net of liabilities.

No gain or loss will be recognized by the shareholders of Bingo.com, Inc. as a result of exchange of their shares to the Anguilla, B.W.I. subsidiary, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.  Any capital gain on the Bingo.com, Inc. shares would be taxable to the U.S. resident individual shareholders at the then prevailing capital gains tax rates.  U.S. corporate shareholders would be taxable in the U.S. at regular U.S. corporate tax rates.  Refer to Exhibit 5.1 for the opinion on the taxation effects on the Bingo.com, Inc. shareholders.

Appraisal Rights of Dissenting Stockholders of Bingo.com, Inc.

A copy of the dissent and appraisal rights provided in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act is attached as Exhibit 4.1 to this Information Statement.

Under Section 607.1302, our stockholders will be entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of our common stock if the Merger is consummated.  For this purpose, the "fair value" of a dissenter's shares will be the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.  A stockholder who is entitled to so dissent and obtain such payment may not challenge the Merger, unless the action is unlawful or fraudulent with respect to him or the company.

A stockholder of record may assert dissenter's appraisal rights as to fewer than all of our shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenter's appraisal rights.  The rights of a partial dissenter will be determined as if the shares as to which he or she dissents, and his or her other shares were registered in the names of different stockholders.

A beneficial stockholder may assert dissenter's appraisal rights as to our shares held on his or her behalf only if:

-           the beneficial stockholder submits to the company the written consent of the stockholder of record to the dissent and appraisal not later than the time the beneficial stockholder asserts dissenter's appraisal rights; and

-           the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

If a stockholder of record of our company (the "Dissenting Stockholder") wishes to exercise his, her or its dissent and appraisal rights, we are to provide to such Dissenting Stockholder a dissenter's appraisal notice of advising them of their appraisal rights as contemplated by Section 607.1320.  The form of dissenter's appraisal notice is attached as Exhibit 4.2 to this Information Statement. Section 607.1322 provides, among other things, that the dissenter's appraisal notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

-           state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

-           include our company's balance sheet as of the end of a fiscal year ending not more than 15 months before the date of the dissenter's appraisal notice, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

-           contain a statement of our company's estimate of the fair value of the shares and our offer to pay such estimated fair value;

-           set a date by which we must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is delivered;

-           set a date by which a notice to withdraw the demand for payment must be received, which date must be within 20 days after the date the demand for payment must be received;

-           if requested in writing by the stockholder, provide to the stockholder so requesting within 10 days after the demand for payment must be received, the number of stockholders and the total number of shares held by them who have returned a demand for payment by the date specified; and

-           be accompanied by a copy of Sections 607.1301 to 607.1333, inclusive.

The dissenter's appraisal notice must provide for the stockholder to state:

-           their name and address;

-           the number, class and series of shares to which they assert appraisal rights;

-           that the stockholder did not vote for the Merger;

-           whether the stockholder accepts our offer as set forth in the notice; and

-           if our offer is not accepted, the stockholder's estimated fair value of the shares and a demand for payment of this estimated value plus interest.

Section 607.1321 and Section 607.1323 provide that a stockholder to whom a dissenter's appraisal notice is sent must:

-           demand payment within 20 days after receiving the dissenter's appraisal notice;

-           not vote, or cause or permit to be voted, any of their shares in favour of the Merger; and

-           deposit his certificates, if any, in accordance with the terms of the notice.

Any stockholder who demands payment and deposits his or her certificates, if any, before the proposed corporate action is taken loses all rights as a stockholder, unless the stockholder withdraws their demand by the date specified in the dissenter's appraisal notice.

Any stockholder who does not demand payment or deposit his, her or its certificates where required, each by the date set forth in the dissenter's appraisal notice, will not be entitled to payment for his, her or its shares under the Florida Business Corporation Act.

Subject to certain exceptions, within 90 days after receipt of a demand for payment from a dissenting stockholder, we will be required by Section 607.1324 to pay to the dissenter the amount that we estimated to be the fair value of his shares and accrued interest.  The obligation that we have in this regard may be enforced by the appropriate court of the county in the State of Florida.

If a dissenter believes that the amount offered by the company pursuant to Section 607.1322 is less than the fair value of the dissenter's shares, the dissenter may under Section 607.1326 notify the company in writing of his or her own estimate of the fair value of the shares and the amount of interest due; and demand payment of such estimate and interest.

A dissenter will be deemed to have waived his or her right to demand payment pursuant to Section 607.1326 unless the dissenter notifies the company of his or her demand in writing within the time set forth on the dissenter's appraisal notice after the company has made or offered payment for the shares.

Under Section 607.1330, if a dissenter's demand for payment remains unsettled, we will be required to commence a proceeding in the appropriate court of the county where our registered office is located within 60 days after receiving the demand, and to petition the court to determine the fair value of the shares and accrued interest.  If we do not commence the proceeding within the 60 day period, any dissenter may commence the proceeding in the name of the company.

All dissenters, whether or not residents of Florida, whose demands remain unsettled, will be named as parties to the proceeding as in an action against their shares.  All parties must be served with a copy of the petition.  Non-residents may be served by registered or certified mail or by publication as provided by Florida law.

The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The dissenting appraisers will be entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds is the fair value of his or her shares, plus interest.

The court in a proceeding to determine fair value is required by Florida law to determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court.  The court will assess the costs against the company, but retains discretion to assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

Exercising Dissent Rights

If a stockholder wishes to exercise his, her or its dissent and appraisal rights, the stockholder must send to the company (at the address set out below) a written notice (a form of which is attached as Exhibit 4.2 demanding payment.

The stockholder must also send any certificates representing our shares to the address set out below.

All written notices and share certificates should be sent to:

            Gerald R. Tuskey, Personal Law Corporation

            Suite 1000

            409 Granville Street

            Vancouver, B.C.

            V6C 1T2   Canada

            Telephone:  (604) 681-9588

Any stockholder who does not demand payment or deposit his, her or its certificates by the date set forth in the dissenter's appraisal notice will not be entitled to payment for his, her or its shares under the Florida Business Corporation Act.

TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

General

The terms of our merger are set out in detail in the agreement and plan of merger attached as Exhibit 2.1 to this information statement/prospectus.  The following is a summary of the principal terms of the agreement and plan of merger.

Each common share of Bingo.com, Inc. issued and outstanding immediately before the effective date of the merger other than shares of Bingo.com, Inc. for which appraisal rights are perfected, will, by virtue of the merger and without any action by Bingo.com, Inc. stockholders, be converted into and exchanged for one fully paid and non-assessable common share of the surviving corporation which will be Bingo.com, Ltd.  Bingo.com, Ltd., as the surviving corporation of the merger, will continue to be governed by the laws of Anguilla, British West Indies.  The separate corporate existence of Bingo.com, Ltd. with all of its assets and liabilities will continue unaffected and unimpaired by the merger.  On the effective date of the merger, the existence of Bingo.com, Inc. as a distinct entity shall cease.

Bingo.com, Ltd. is a wholly owned subsidiary of Bingo.com, Inc.  Bingo.com, Ltd. was incorporated on September 30, 2004, in Anguilla, B.W.I. specifically for the purpose of completing a merger with Bingo.com, Inc. and becoming the surviving corporation of that merger and redomiciling the Bingo.com business to Anguilla, B.W.I.  Anguilla, B.W.I. is a corporate tax free jurisdiction.  The International Business Companies Act of Anguilla is modern corporate legislation which protects existing Bingo.com, Inc. stockholder rights and allows our company continued flexibility to operate its internet based business.

Management and Operations After the Merger

There will be no changes in management or operations of our company following the merger.  The management and operations which are currently those of Bingo.com, Inc. will become the management and operations of Bingo.com, Ltd. following the merger.  Our officers and directors are as follows:

Name

Age

Position

T. M. Williams	64	President and Chief Executive Officer and Chairman of our Board of Directors
P. A. Crossgrove	66	Director
H. W. Bromley	34	Chief Financial Officer

T. M. Williams has served as our President and Chief Executive Officer and Chairman since August 20, 2001.  Since 1984, Mr. Williams has served as a principal of Tarpen Research Corporation, a private consulting firm, and since 1993, he has been an Adjunct Professor, Faculty of Commerce and Business Administration at the University of British Columbia.  From 1988 to 1991, he was President and Chief Executive Officer of Distinctive Software, Inc. in Vancouver, BC, and, upon the acquisition of that company by Electronic Arts Inc., North America's largest developer of entertainment software, he became President and Chief Executive Officer of Electronic Arts (Canada) Inc., where he continued until 1993. Since 1993, Mr. Williams has also been the Managing Partner of CEG, AVC and PEG Partnerships, created to invest in entertainment software worldwide.  Mr. Williams is a director of YM Biosciences, Inc. (a biotechnology company), CellStop Systems, Inc. (a security manufacturing company) and Infowave Software Inc. (an enterprise software company) and several other private corporations.

P. A. Crossgrove has served as one of our Directors since September 2001. Mr. Crossgrove is currently the Chairman of Masonite International Corp. (previously Premdor Inc.) (a door manufacturing company), a position he has held since June 1997.  From 1994 to 1997, he was the President and Chief Executive Officer of Southern Africa Minerals (an investment holding company).  Mr. Crossgrove was also the President and Chief Executive Officer of Itco Properties Ltd. (a real estate development and management company) from 1982 to 1992 and Vice-Chairman of Placer Dome Inc. (a mining company) in 1993 and 1994.  Mr. Crossgrove is a director of a number of other Canadian and U.S. public companies, including: QLT Inc. (a biotechnology and pharmaceutical company), American Barrick Gold Corp. (a mining company), Dundee ReIT (a Real Estate Income Trust) and Philex Gold Inc. (a gold mining company).  In May 2003, he was granted the Order of Canada.

H. W. Bromley, has served as our Chief Financial Officer since July 2002. From 2000 to 2001, Mr. Bromley was a Director and the Group Financial Officer for Agroceres & Co. Ltd. From 1995 - 1999, he was an employee of Ernst & Young working in South Africa and in the United States of America. Mr. Bromley has in addition worked for CitiBank, Unilever PLC and Gerrard. Mr. Bromley is the Chief Financial Officer for CellStop Systems, Inc. (a security manufacturing company).  Mr. Bromley is a Chartered Accountant.

Bingo.com, Ltd. will continue Bingo Inc.'s current business of developing and operating a Bingo based web portal designed to provide a variety of free games and other forms of entertainment including an online community, chat rooms, contests, sweepstakes and tournaments.

What You Will Receive In the Merger - Treatment of Stock, Options and Warrants

Each share of common stock of Bingo.com, Inc. issued and outstanding prior to the effective date of the merger other than shares for which appraisal rights are perfected, shall by virtue of the merger and without any action by Bingo.com, Inc. or the holders of Bingo.com, Inc. shares be converted into and exchanged for one fully paid and non-assessable common share of the surviving corporation Bingo.com, Ltd.  All options and warrants of Bingo.com, Inc. which are outstanding as at the effective date of the merger will automatically be converted into options and warrants of Bingo.com, Ltd. on exactly the same terms and conditions and with exactly the same rights and privileges.

Exchange of Certificates; Fractional Shares

Each outstanding share certificate representing shares of Bingo.com, Inc. common stock that are not dissenting shares, will be deemed for all purposes to represent the number of whole shares of Bingo.com, Ltd. common stock into which such non dissenting shares of Bingo.com, Inc. were converted in the merger and the holder of those shares is not required to surrender its certificates for a certificate issued by Bingo.com, Ltd.  After the effective date of the merger, any holder of an outstanding certificate representing non dissenting shares of Bingo.com, Inc. may at the stockholder's option, surrender those certificates to the Company's transfer agent, Interwest Transfer Co. Inc., 1981 East, 4800 South, Suite 100, Salt Lake City, Utah 84117.  Upon surrender, each stockholder will be entitled to receive in exchange for its certificates, new certificates representing the number of shares of Bingo.com, Ltd. into which the rendered shares were converted by the merger.  All registered owners of Bingo.com, Inc. common shares remain entitled to exercise any voting or other rights with respect to their shares and to receive dividends and other distributions upon the shares of the surviving corporation Bingo.com, Ltd. until such time as the stockholder surrenders his or her certificates of Bingo.com, Inc. for replacement by Bingo.com, Ltd. certificates.

Each certificate representing stock of the surviving corporation, Bingo.com, Ltd., issued in the merger will bear the same legends, if any, with respect to restrictions on transferability as the certificates of Bingo.com, Inc. which were given in exchange therefore.

Effective Time

The merger will be effected no sooner than 20 days following the effective date of this information statement/prospectus and mailing of this information statement/prospectus to stockholders of Bingo.com, Inc.

Accounting Treatment

The merger is expected to be accounted for as a reverse merger transaction, with Bingo.com, Ltd. being the surviving company for financial reporting purposes.  As a result, the consolidated financial statements will be issued under the name of Bingo.com, Ltd. but are considered a continuation of the consolidated financial statements of Bingo.com, Inc. and therefore the assets and liabilities are recorded in Bingo.com, Ltd. financial statements at their historical value.

U.S. Federal Income Tax Consequences

Tax Consequences for Bingo.com, Inc.

The transfer would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to an Anguilla B.W.I. corporation.  We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property.  After we become an Anguilla B.W.I. corporation, we will be subject to U.S. withholding tax on any dividends paid to us by a U.S. corporation, as well as a 10% withholding tax on interest we get from our investments in U.S. debt securities.

Tax consequences for Bingo.com, Inc. shareholders.

Tax matters are often complicated and the tax consequences to you from the transfer will depend in part on the facts of your own situation.  You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the transfer.  If you are a U.S. resident shareholder, the transfer of shares will generally result in no recognized gain for U.S. federal income tax purposes.

For a further discussion of the U.S. federal income tax consequences of these transactions, see "The Merger - United States Income Tax Consequences of the Transfer to Anguilla, B.W.I.".  Refer to Exhibit 5.1 for the opinion on the taxation effects for Bingo.com, Inc. shareholders.  Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you.

You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Material Differences Between the Rights of Bingo.com, Inc. Stockholders and Bingo.com, Ltd. Stockholders

For a discussion of the material differences between the rights of Bingo.com, Inc. and Bingo.com, Ltd. stockholders see "Comparison of Stockholder Rights" on page 47.

PRO FORMA FINANCIAL INFORMATION

Due to the fact that Bingo.com Ltd. was incorporated solely for the purpose of facilitating a merger with our company, Bingo.com, Inc., there will be no difference in the presentation of the pro forma financial statements or the unaudited financial statements for the period ended June 30, 2004.

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$60,413	$34,046
Accounts receivable, less allowance for doubtful accounts of $nil (2003 - $nil)	85,100	67,574
Inventory	1,290	663
Prepaid expenses	30,534	14,229
Total Current Assets	177,337	116,512

Equipment, net	46,309	45,247

Other assets	7,382	10,797

Domain name rights and intangible assets	1,299,673	1,304,617

Deferred tax asset, less valuation allowance of $3,168,998 (2003 - $2,905,525)	-	-

Total Assets	$1,530,701	$1,477,173

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$540,111	$617,903
Accounts payable - related party (Note 6)	182,247	192,068
Accrued liabilities	69,471	93,472
Accrued liabilities - related party (Note 6)	16,660	365,702
Unearned revenue	72,750	24,511
Loan payable - related party (Note 6)	182,171	190,858
Total Current Liabilities	1,063,410	1,484,514

Debenture payable (Note 3)	145,000	1,395,000
Less warrants - debenture discount	(10,211)	(259,823)
Net Debenture Payable	134,789	1,135,177

Total Liabilities	1,198,199	2,619,691

Commitments and contingencies (Note 5)

Stockholders' equity (deficit) (Note 4):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 23,107,942 shares (December 31, 2003 - 11,104,608 shares)	23,108	11,105
Additional paid-in capital	9,870,195	8,231,531
Accumulated deficit	(9,585,381)	(9,409,734)
Accumulated other comprehensive income: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity (Deficit)	332,502	(1,142,518)

Total Liabilities and Stockholders' Equity (Deficit)	$1,530,701	$1,477,173

MATERIAL CONTRACTS WITH THE COMPANY BEING ACQUIRED

Other than the agreement and plan of merger discussed in this prospectus/information statement and attached as Exhibit 2.1, there are no past, present or proposed material contracts, arrangements, understandings or relationships between Bingo.com, Inc. and Bingo.com, Ltd.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel for either Bingo.com, Inc. or Bingo.com, Ltd. has or will receive a substantial interest, direct or indirect, in our company or its subsidiaries.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

THE COMPANIES WHICH ARE MERGING

B.        INFORMATION ABOUT BINGO.COM, INC.

BUSINESS

Introduction

Bingo.com, Inc. (the "Company") is in the business of developing and operating a bingo based web portal designed to provide a variety of free games and other forms of entertainment, including an online community, chat rooms, contests, sweepstakes, tournaments, and more.  The Company envisions becoming the preeminent bingo-based web portal on the Internet, using its bingo.com domain name and incorporating a variety of games and content to attract and retain a large number of subscribers.  The Company's existing website has attracted over 1,000,000 registered users and served over 3,000,000,000 bingo cards since its inception; the Company intends to continue to build on this subscriber base to further develop its online presence.

The Company generates revenue principally from the free website, which is supported by advertising revenue obtained by displaying advertisements on our web site and delivering advertisements to our players by email.

The free site provides content to our players in the form of free-to-play, multiplayer theme bingo games, such as Astrology Bingo, Cupid Bingo, Secret Garden Bingo, and the like, as well as online video poker, sweepstakes and slot machines.  We also offer our registered players other forms of entertainment such as fortune telling, chat rooms, and member profiles.

We intend to continue to build on the success of the existing free site by offering a greater depth and variety of content that we expect will hold subscribers and allow us to generate more revenue through advertising.  We also intend to add enhanced content available to users for a monthly subscription charge in order to further grow our revenue base.  We intend to provide non-North American players with the opportunity to play traditional bingo for cash.

References in this prospectus/information statement to "the Company," "we," "us," and "our" refer to Bingo.com, Inc. and its subsidiaries, which are described below.

Our executive offices are located at 1166 Alberni Street, Suite 1405, Vancouver, British Columbia, Canada, V6E 3Z3.  Our telephone number is (604) 694-0300.

History and Corporate Structure

The Company was originally incorporated in the State of Florida on January 12, 1987, under the name Progressive General Lumber Corp. ("PGLC') with an authorized share capital of 7,500 shares of common stock with a $1.00 par value per share.  PGLC was for the most part inactive until January 1999.

On July 17, 1998, PGLC filed Articles of Amendment and increased its authorized share capital to 50,000,000 common shares with a $0.001 par value per share.  The shares were also subject to a forward stock split by way of a stock dividend to increase the number of then issued and outstanding shares on a 200 shares for 1 share basis.

In January 1999, management of PGLC changed and the new management filed Articles of Amendment to the Articles of Incorporation of PGLC to amend the Articles of Incorporation and change the name of PGLC to Bingo.com, Inc. effective January 22, 1999.  Concurrent with the name change the Company acquired the use of the second level domain name bingo.com and embarked on its business strategy to become a leading online provider of bingo based games and entertainment.

On April 16, 2004, debenture holders converted principal into 10,000,000 shares of the Company at a rate of $0.125 per share.  Also on April 16, 2004, debenture holders converted accrued interest of $400,667 (December 31, 2003, $356,694) into 2,003,334 shares of the Company at a rate of $0.20 per share.

The Company conducts its business through the Florida incorporated entity and through its wholly owned subsidiary English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc. ("English Bay").  English Bay was incorporated under the laws of British Columbia, Canada, on February 10, 1998 as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999. It subsequently changed it name to English Bay Office Management Limited on September 8, 2003.

On August 15, 2002, the Company acquired 99% of the share capital of Bingo.com (UK) plc ("Bingo UK"). Bingo UK was incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002.

On September 30, 2004, Bingo.com Ltd. was incorporated in Anguilla, British West Indies for the purpose of moving the jurisdiction of our Company to Anguilla, B.W.I.

The Company also maintains a number of inactive wholly-owned subsidiaries.  These include:

-           Bingo.com (Antigua), Inc., ("Bingo.com (Antigua") incorporated as an Antigua International  Business Corporation on April 7, 1999 as Star Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999;

-           Bingo.com (Wyoming), Inc., incorporated in the State of Wyoming on July 14, 1999;

-           Bingo.com Acquisition Corp., incorporated in the State of Delaware on January 9, 2001.

-           Bingo.com N.V. incorporated in Curacao, the Netherlands Antilles islands on October 29, 2004.

All four of the inactive subsidiaries were incorporated to facilitate the implementation of business plans that the Company has since modified and refocused and consequently, there is currently no activity in these entities.

The Company's common shares are currently quoted on the National Association of Securities Dealers' Over-The-Counter Bulletin Board ("OTCBB") under the symbol "BIGR".  We have not been subject to any bankruptcy, receivership or other similar proceedings.

Development of the Business

The current business strategy of the Company is to manage and grow the business with minimal overhead focusing on its major asset, the bingo.com domain name, which was acquired in 1999.

Bingo.com Domain Name

On January 18, 1999, the Company purchased the exclusive right to use the domain name bingo.com from a then unrelated company Bingo, Inc., an Anguilla corporation, for (i) a $200,000 cash payment, (ii) 500,000 shares of our common stock (at a value of $2.00 per share) and (iii) an agreement to pay, on an ongoing basis, the Domain Name Purchase price amounting to 4% of our annual gross revenues, with a total minimum guaranteed Domain Name Purchase payment of $1,100,000 in the first three years of the 99 year period ended December 31, 2098. During the year ended December 31, 2002, the agreement was amended so that the remaining Domain Name Purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue.  The value of the bingo.com domain name was based on factors such as the relationship of the name to our business, the ability for us to create a brand for our Website and portal based on the name, the ease of internet browser search ability of the domain name and the ability of visitors to our website to remember and associate the name with our website and portal.  We negotiated the terms of the domain name acquisition at arms' length, and we believe the consideration we paid for the name was reasonable.

During the year ended December 31, 2003, the Company made payments totaling $35,556 (2002 -$12,023) and $19,757 during the period ended June 30, 2004.  These payments related to payments based on 4% of the preceding months gross revenue as defined in the amended agreement. T. M. Williams, the President and Chief Executive Officer of the Company is the potential beneficiary of several discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

Business Overview

The Company aims to become the leading online provider of bingo based games and entertainment.  The Company intends to leverage the worldwide popularity of bingo with the growth of the Internet to become the premier bingo portal.

We are in the business of developing and operating an entertainment and service based website designed to provide a variety of free bingo games, and other forms of entertainment, initially focused on the game bingo and including chat rooms, sweepstakes, communities, and other forms of enhanced content.  We are attempting to create a value-based website, complete with online services and an extensive database of registered players.

The entertainment and other content provided on the bingo.com portal do not include adult content or gambling for cash.  The Company, however, intends to offer traditional bingo for cash to non-North American players.

Free Bingo Business

Our free bingo Website is built around a variety of free bingo games, offered to registered players who compete against other users for the chance to win prizes.  Our primary objective is to provide Internet users a website offering a variety of free bingo based games and entertainment, as well as free online video poker and free slot machines.  The Company intends to continue to provide prize-based, play-for-free games emphasizing entertainment.

The Company uses the appeal of the bingo.com domain name to sell advertising on the free site, which is currently the Company's primary revenue source.  Advertising revenue from the bingo.com website accounted for approximately 99% of our revenue for the year ended December 31, 2003.  During the year ended December 31, 2003, over 75 million player sessions, and the six months ended June 30, 2004, over 43 million player sessions, were offered to the Company's registered players.  The average visitor session length was 55 minutes per user.  The Company's website continues to be one of the stickiest sites on the Internet.  As a result of this appeal to web users, the Company served over 1.2 billion ads on the bingo.com website during the year ended December 31, 2003 and over 720,000,000 ads during six months ended June 30, 2004.

Although the games are free to play, players are required to register to receive prizes and to access certain features on the site.  All registration information is stored in online databases.  We intend to continue to build awareness of, and drive traffic to, bingo.com through a marketing program consisting of various elements such as strategic alliances and online and off-line advertising.  In addition, the Company will continue to establish promotional agreements with prominent websites and media content providers that have reciprocal links to bingo.com, or to display advertising.

The Company has built multiple revenue streams and believes that there is value in the ability to direct the traffic of our membership base and their buying power, and intend to pursue affinity arrangements with merchant partners.  The Company will continue to sell advertising space on the bingo.com website.  The Company believes that its growing user base and stickiness will provide advertisers with an attractive platform to reach their target audience.

The Niche

The Company is continuing to position itself to become a leading entertainment portal through the incorporation of bingo and technology, to create a fun and exciting daily user experience centered around bingo and bingo-based games.  We believe the size of the worldwide community familiar with bingo, the domain name bingo.com, and the attractive nature of the Company's product offering provides an opportunity to build a large loyal base of daily visitors.

The game of bingo is reported to be the most socially acceptable form of gaming in the world played by over 500 million people worldwide.  The online casino market is well developed on the Internet whereas the online bingo market is still in its infancy.  Industry experts have indicated that the online bingo market could, over time, be larger than the online casino market and grow at a faster rate.

The Company's website bingo.com has broader appeal in the marketplace, is less regulated, and is typically classed as a minor form of gambling.  We believe that a significant percentage of bingo players are between the ages of 18 and 44, and that Baby Boomers are playing bingo more than ever.  The Baby Boomer generation is considered to have the most disposable income and the highest ability to access the Internet. We believe that bingo is well suited for online entertainment content, and that online games are a compelling entertainment medium for a mass user audience.  There is appeal in providing players with an opportunity to win prizes and cash while allowing them to access entertaining content according to their own schedule from their own location.  We intend to lead the way using the popularity of bingo games, the accessibility of the Internet and the rate of growth for entertainment based game sites.

The Company believes that its future success will be dependent on a number of factors.  These include focus on online bingo games, and online entertainment, and the development of a personalized community atmosphere, which will encourage lengthy site visits by users.  We believe the nature of the Company's website content and our player base will allow the Company to establish a large detailed database of registered players, which is a distinguishing factor to attracting online advertisers.

The Company intends to promote the bingo.com brand name by building a network of affiliations with prominent companies, both online and off.

Business Strategy

Our objective is to become the premier online destination for web-based bingo entertainment and a leading entertainment destination on the Internet.  The Company is pursuing this objective through the following strategies:

Continue to enhance content

Registered players are provided with a variety of free games, and other forms of entertainment such as chat, sweepstakes, fortune telling, and more.  The free bingo games can be played for points, which are redeemable for prizes.  We are able to create low-cost content through creative face-changes of the standard bingo games.  These 'skins' can reflect themes, corporate interests or other targeted messages.

Build multiple revenue streams

We currently generate revenue from selling advertising on the free bingo site, and through other initiatives such as co-branding and affiliates. An example of this is the online store Walter Drake, where bingo.com users can receive discounts on purchases made at the Walter Drake site.  The Company receives a commission for all purchases made on the Walter Drake site by our users. We expect to continue to offer similar sorts of arrangements with the goal of building a diversified revenue base.  There are also other methods of broadening our revenue base that we intend to pursue. Some of these include offering a premium service, via subscription, on our free site and providing traditional bingo for cash to non-North American players.  The Company currently earns revenues from its portal through a variety of ways, such as the following:

-           Banner and button advertisements on our bingo.com site;

-           Pop-ups, which are interstitial ads that appear as a separate window on top of content;

-           Superstitials; which are interstitial commercials that seamlessly load while a visitor is surfing the site;

-           Sponsorships of email newsletters or parts of our site;

-           Commissions on purchases made on Partner sites. e.g. Walter Drake;

-           Third-Party referral arrangements such as that with Lavalife, where the Company receives a fee whenever a bingo.com player becomes a registered user of their online personals service.

Advertising revenue calculations are based on click-throughs, percentage of sales transactions, or other methods depending on the details of the agreements.  The majority of the Company's current revenue is calculated on a Cost Per Thousand ("CPM") basis.

Expand registered user database

We have demonstrated the ability to attract and keep a large subscriber base.  It is our intention to continue the growth of our database through expansion of our co-branding strategy and through strategic partnerships with affinity groups and penetration of traditional bingo venues by use of targeted promotions with suppliers of goods and services to such venues.

Entertainment and game sites have become increasingly popular and are showing strong growth rates.  The Company's Website traffic reports indicate that between 800 and 1200 new players a day are registering with www.bingo.com.  There has been in excess of 35,000 unique visitors per day, with an average visitor session length of more than 55 minutes.  The Company is becoming the premier online destination for Web-based bingo entertainment and a leading entertainment destination on the Internet.

Leverage licensed users and alliances

We are confident that the variety of games and entertainment available on our website will encourage many visitors to come, stay, play and revisit often.  In the process of providing a one-stop entertainment arena for bingo lovers, we are creating a value based website which is backed by an extensive database of registered players and their buying preferences.  We believe the value of this demographic data has enabled the Company to generate premium CPM and Cost Per Click ("CPC") rates for the sale of its advertising inventory.

Extend and enhance the value of the brand name

We believe that establishing a readily recognizable brand name is critical to attracting a larger player base and deriving additional revenue.  We believe that bingo.com website has inherent value as a brand name and we intend to aggressively expand our player base by promoting that name.  We intend to pursue online and offline marketing strategies, promotional opportunities, and strategic alliances to make bingo.com website the leading entertainment destination for bingo on the Internet.

Marketing Strategy

Our goal is for the bingo.com website to become the most recognized bingo and entertainment destination site on the Internet.  We intend to build an Internet community consisting of a dedicated and loyal user base that we believe will support our ability to generate advertising revenues, and e-commerce sales for the Company.

Advertising focused on promoting the bingo.com website within North America and in targeted international markets through strategic partnerships, co-branding and other promotional activities with a variety of companies is contemplated.  This strategy is intended to further develop the growing database of registered players.

We also use our database of registered users to send targeted emails and other advertisements in order to encourage our subscribers to play.  We offer special promotions and other offerings that bring additional users to our site such as the use of our email list to promote special events.

Employees

As of December 31, 2003 and June 30, 2004, the Company had six full-time employees, not including temporary personnel, consultants, and independent contractors.  The Company retains consultants to provide special expertise in developing strategy, marketing, software and technologies and outsources its development resources.  None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

We are substantially dependent upon the continued services and performance of T. M. Williams, our President, Chief Executive Officer and Chairman of our Board.  The loss of the services of this key individual would have a material adverse effect on our business, financial condition and results of operations.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

We are in the business of developing and operating a bingo based web portal designed to provide a variety of free games and intend to provide traditional bingo for cash games for residents outside of North America, and other forms of entertainment on the Internet.  At the end of fiscal 2003 and June 30, 2004, the majority of the Company's equipment was located in Canada.

Seasonality

The Company does not believe that seasonality has an effect on its traffic volumes or its revenue realization.

Competition

The Company faces competition primarily from other companies that target the entertainment segment of the market. Lycos, Inc., through its site Gamesville, Electronic Arts Inc., through its site Pogo, and Vivendi Universal, through its site Flipside, are large online entertainment destinations, offering games, game shows and other interactive experiences to users.  We will continue to compete with these large sites as well as many other smaller offerings, and there can be no assurances that we will be successful in attracting users from these sites.

Trademarks and Intellectual Property Protection

The Company will continue to consider the need to apply for trademark registration and protection for its games, logo and various phrases in Canada and the United States.  The Company has not submitted any other applications for trademark registration. In the event that we determine that we have created an asset whose value can be protected, we will attempt to protect our proprietary asset by applying for patents, copyrights or trademarks.  In addition, we intend to rely on trade secret laws and non-disclosure and confidentiality agreements with our employees and consultants, who have access to its proprietary technology, to protect our technologies.

DESCRIPTION OF PROPERTY

Our primary administrative, sales and marketing facility is located in leased space in Vancouver, British Columbia.  This facility occupies approximately 2,000 square feet.  We entered into a sublease arrangement on March 1, 2002, with a term of 43 months and ending September 29, 2005.  The monthly rental is approximately $2,900 per month.  We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed.  Other than described above, neither we, nor any of our subsidiaries presently own or lease any other property or real estate.

LEGAL PROCEEDINGS

The Company is not currently a party to any legal proceeding, and was not a party to any other legal proceeding during the six months ended June 30, 2004.  Management of the Company is currently not aware of any other legal proceedings proposed to be initiated against the Company. However, from time to time, the Company may become subject to claims and litigation generally associated with any business venture.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and notes thereto and the interim unaudited consolidated financial statements and notes thereto, with "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and with other financial data included elsewhere in this prospectus/information statement.  The consolidated statement of operations data for the years ended December 31, 2003 and 2002, and the consolidated balance sheet data as of December 31, 2003 and 2002, are derived from our audited consolidated financial statements, which have been audited by Dohan and Company, CPA's, P.A., independent auditors.  The consolidated statement of operations data for the year ended December 31, 2001, and the consolidated balance sheet data as of December 31, 2001, are derived from our audited consolidated financial statements, which have been audited by Davidson and Company, independent auditors.

The independent auditors' reports appearing in the Company's Form 10K contain explanatory paragraphs that state that the Company's losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.  The consolidated financial statements and the selected financial data do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated statement of operations data for the years ended December 31, 1999 and December 31, 2000, and the consolidated balance sheet data as of December 31, 2001, 2000 and 1999, are derived from audited consolidated financial statements.  The historical results are not necessarily indicative of results to be expected in any future period.

The unaudited consolidated statement of operations data for the periods ended June 30, 2004 and March 31, 2004, and the unaudited consolidated balance sheet data as of June 30, 2004 and Match 31, 2004, are derived from our form 10QSB as filed with the Securities Exchange Commission.

		Year Ended December 31,
	2003	2002	2001	2000	1999
Consolidated Statement of Operations Data:
Revenue	$888,888	$717,192	$1,734,322	$1,119,864	$--
Cost of revenue	211,253	351,207	1,093,963	861,200	--
Gross profit	677,635	365,985	640,360	258,664	--
Operating expenses including interest	974,887	1,334,728	2,597,380	3,584,536	2,480,434
Interest and other income	61,761	35	1,821	36,880	125,901
Loss from continuing operations	(235,491)	(968,708)	(1,955,200)	(3,288,992)	(2,354,533)
Loss from discontinued operations	--	--	--	(45,899)	(554,107)
Net loss	$(235,491)	$(968,708)	$(1,955,200)	$(3,334,891)	$(2,908,640)

Basic and diluted net loss per share	$(0.02)	$(0.09)	$(0.19)	$(0.33)	$(0.31)
Weighted average common shares Outstanding	11,104,608	10,953,238	10,447,200	10,065,054	9,278,084

		Year Ended December 31,
	2003	2002	2001	2000	1999
Consolidated Balance Sheet Data:
Cash	$34,046	$14,682	$14,028	$174,463	$3,382,529
Working capital (deficit)	(1,368,002)	(1,299,148)	(1,054,578)	(428,256)	3,251,649
Total assets	1,477,173	1,469,185	2,136,890	2,715,258	4,990,371
Total liabilities	2,619,691	2,376,212	2,092,415	1,331,237	325,643
Long term obligations	1,395,000	1,395,000	1,125,974	377,136	9,494
Total stockholders' equity (deficit)	(1,142,518)	(907,027)	44,475	1,384,021	4,664,728

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2004
Consolidated Statement of Operations Data:
Revenue	$493,941	$378,417
Cost of revenue	100,410	98,986
Gross profit	393,531	279,431
Operating expenses	265,630	319,594
Interest and other income	53,936	86,394
Interest expense - warrant - debenture discount	249,612	56,457
Net loss	$(175,647)	$(183,014)

Basic and diluted net loss per share	$(0.01)	$(0.02)
Weighted average common shares Outstanding	16,063,399	11,104,608

June 30, 2004
Consolidated Balance Sheet Data:
Cash	$60,413
Working capital (deficit)	(886,073)
Total assets	1,530,701
Total liabilities	1,198,199
Long term obligations	145,000
Total stockholders' equity	332,502

SUPPLEMENTARY FINANCIAL INFORMATION

Quarterly Results of Operation

The following tables present the Company's unaudited consolidated quarterly results of operations for each of our last ten quarters.  This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for the fair presentation of such information.  These unaudited quarterly results should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2003.

	Three Months Ended
	June 30, 2004	March 31, 2004
Consolidated Statement of Operations Data:
Revenue	$247,752	$246,189
Cost of revenue	53,446	46,964
Gross profit	194,306	199,225
Operating expenses	98,496	167,135
Interest and other income	11,595	42,341
Interest expense - warrant - debenture discount	221,383	28,228
Net (loss) from continuing operations	$(137,168)	$(38,479)

Basic and diluted net loss per share	$(0.01)	$(0.00)
Weighted average common shares Outstanding	21,132,386	11,104,608

		Three Months Ended
	March 31 2003	June 30 2003	September 30 2003	December 31, 2003
Revenue	$174,470	$203,947	$236,758	$273,713
Cost of revenue	49,785	49,201	53,697	58,570
Gross profit	124,685	154,746	183,061	215,143
Operating expenses and other (income) / expenses	258,862	203,584	209,443	241,237
Net (loss) from continuing operations	$(134,177)	$(48,837)	$(26,382)	$(26,095)
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.00)	$(0.00)
Weighted average common shares	11,104,608	11,104,608	11,104,608	11,104,608

		Three Months Ended
	March 31 2002	June 30 2002	September 30 2002	December 31, 2002
Revenue	$236,955	$179,449	$142,443	$158,345
Cost of revenue	157,027	100,107	30,693	63,380
Gross profit	79,928	79,342	111,750	94,965
Operating expenses and other (income) / expenses	278,405	483,876	258,060	314,352
Net (loss) from continuing operations	$(198,477)	$(404,534)	$(146,310)	$(219.387)
Basic and diluted net loss per share	$(0.02)	$(0.04)	$(0.01)	$(0.02)
Weighted average common shares	10,854,608	10,854,608	10,997,465	11,104,608

Management's Discussion and Analysis of Financial Condition and Results of Operation

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements."  Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report.  Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this Annual Report.  The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Item 8, with "Item 6.  Selected Financial Data," with the Risk Factors section of Item 1, and with the Special Note regarding forward-looking statements included elsewhere in this report.

Overview

Since 1999, the Company has been focused on the development of prize-based, play for free Internet games, with an emphasis on entertainment. The Company began to experience revenue growth from these games in fiscal 2000.

The majority of the Company's revenue in fiscal 2003 and to date in 2004 was derived from the sale of Internet advertising. The Company expects that such sales will continue to contribute a significant portion of the revenue for the foreseeable future.  The Company intends to continue to diversify its revenue sources so that it is less dependent on a single revenue stream.  However, until other sources of reliable revenue can be achieved, the Company continues to be subject to the Internet advertising market. Sales of advertising remain the dominant source of revenue for the Company. There can be no assurances that the Company will be successful in diversifying its revenue base.

The Company has incurred significant losses since inception, and as of June 30, 2004, had an accumulated deficit of $9,585,381.  The Company, after the merger with Bingo.com, Ltd., will continue to incur losses until revenue grows sufficiently to cover ongoing operating costs, including the costs of sales and marketing efforts.  There can be no assurances that this will occur.  The Company has made a significant investment in the development of the Company's website, purchase of domain name, branding, marketing, and maintaining operations.  The Company, after the merger with Bingo.com, Ltd., expects to continue to incur costs in order to build the business. There can be no assurances that the costs invested in building the business will result in profitable operations.

Moving forward, the Company, after the merger with Bingo.com, Ltd., will continue to control operating costs and look for ways to operate efficiently.  The Company is working to settle old, outstanding accounts payable, so that it can move forward with a more stable financial footing.

As of the date of this information statement/prospectus, the Company has utilized substantially all of its available funding.  The Company's continuation, after the merger with Bingo.com, Ltd., as a going concern will depend on its ability to generate sufficient cash flow from operations to cover operating costs, or to raise additional capital.  No assurance can be given that the Company will be able to generate adequate cash flow to fund ongoing operating costs or to raise additional funds. In the absence of sufficient cash flow, the Company may be required to limit operations.

Critical Accounting Policies

The following discussion of critical accounting policies is intended to supplement the Summary of Significant Accounting Policies presented as Note 2 to our 2003 audited consolidated financial statements presented elsewhere in this report.  Note 2 summarize the accounting policies and methods used in the preparation of our consolidated financial statements.  The policies discussed below were selected because they require the more significant judgments and estimates in the preparation and presentation of our financial statements.  On an ongoing basis, the Company evaluates these judgments and estimates, including whether there are any uncertainties as to compliance with the revenue recognition criteria described below, and recoverability of long-lived assets, as well as the assessment as to whether there are contingent assets and liabilities that should be recognized or disclosed for the consolidated financial statements to fairly present the information required to be set forth therein.  The Company bases its estimates on historical experience, as well as other events and assumptions that are believed to be reasonable at the time.  Actual results could differ from these estimates under different conditions.

Revenue Recognition

Revenue from the sale of advertising is recognized as the service is delivered on the website, as the advertising campaign or the impressions and clicks are made on the website.  Revenue from advertising campaigns that span a number of months is recognized equally over the term of the campaign.

Impairment of Long-lived Assets

Management evaluates long-lived assets for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets".  These assets comprise mainly property and equipment, and the bingo.com domain name.  The impairment review is performed by the Company, whenever events and circumstances indicate that the assets may be impaired. In performing this review, we estimate the future net cash flows from the assets and compare this amount to the carrying value.  If this review indicates the carrying value may not be recoverable, impairment losses are measured and recognized based on the difference between the estimated discounted cash flows over the remaining life of the assets and the assets' carrying value.  Changes in our future net cash flow estimates may impact our assessment as to whether a particular long-lived asset has been impaired.

Sources of Revenue and Revenue Recognition

The Company generates the majority of its revenue from the sale of advertising on its website. We recognize as revenues the amount paid to us upon the delivery and fulfillment of advertising in the form of banner and button ads, email, rich media and newsletters, provided that the collection of the resulting receivable is probable.

Results of Operations

Quarters Ended June 30, 2004 and 2003

            Revenue

Revenue increased to $247,752 for the quarter ended June 30, 2004, an increase of 21% from revenue of $203,947 for the same period in the prior year. In addition, revenue increased by 1% for the quarter ended June 30, 2004, over revenue of $246,189, for the first quarter of 2004. The Company has increased its advertising rates by approximately 10% overall at the beginning of

2004 and obtained a greater number of individual advertisers, thereby providing a more diverse and increased revenue stream.

Cost of revenue

The Company recorded cost of revenue of $53,446 during the quarter ended June 30, 2004, an increase of $4,246 or 9% compared to costs of $49,201 for the same period in the prior.  The gross margin increased to 78% for the quarter ended June 30, 2004, compared to 76% gross margin in the second quarter of the prior year.  Cost of revenue during the quarter ended June 30, 2004, has increased 14% compared to cost of revenue of $46,964 for the first quarter of 2004.  The gross margin decreased from 81% for the first quarter of 2004. Cost of revenue consists primarily of commissions paid on the sale of advertising and the cost of hosting the website.  The increase in cost of revenue, compared to the prior year and first quarter of 2004 is due to an increase in commission related sales.

            Sales and marketing expenses

Sales and marketing expenses decreased to $8,646 for the quarter ended June 30, 2004, a decrease of  $5,766 (40%) over expenses of $14,412 in the second quarter of 2003.  In addition, sales and marketing expenses during the quarter ended June 30, 2004, increased by 2% over sales and marketing expenses of $8,487 for the first quarter of 2004.  Sales and marketing expenses include principally costs for marketing, co-brand advertising and prizes for our game site.  This decrease for the quarter ended June 30, 2004, compared to the second quarter of 2003 is due to the decrease in promotion and public relations costs.

            General and administrative expenses

General and administrative expenses consist primarily of payroll costs for the Company's accounting, administrative and technical staff, premises costs for the Company's office, legal and professional fees, and other general corporate and office expenses.  General and administrative expenses decreased to $118,385 for the second quarter of 2004, a decrease of 12% over costs of $134,786 for the same period last year. In addition, general and administrative expenses for the quarter ended June 30, 2004, decreased by 23% over general and administrative costs of $153,502 for the first quarter of 2004. General and administrative expenses have decreased in comparison to the prior year and the prior quarter due to management's continued efforts to control operating costs, especially legal and accounting costs.

Depreciation and amortization

Depreciation and amortization includes depreciation on the Company's equipment and amortization of intangible asset relating to the email list.  Equipment is depreciated using the declining balance method over the useful lives of the assets, ranging from three to five years.  Intangible asset - email list is amortized over five years. Depreciation and amortization decreased to $6,574 during the quarter ended June 30, 2004, a reduction of 9% over costs of $7,263 during the same quarter in the prior.  The depreciation and amortization for the quarter ended June 30, 2004, increased 8% compared to depreciation and amortization costs of $6,101 for the first quarter of 2004. The changes in depreciation and amortization can be explained due to the average age of the Company's assets being older in fiscal 2004, resulting in a lower depreciation base. This decrease in depreciation is offset by the increase in amortization due to the acquisition of the intangible asset - email list during the fourth quarter of 2003. The increase in depreciation and amortization for the quarter ended June 30, 2004, compared to the first quarter of 2004 is due to acquisition of additional equipment during the second quarter of 2004.

Interest expense

Interest expense consists of accrued interest on the convertible debentures and other debt instruments, such as leases and loans.  Interest expense decreased to $11,602 for the three months ended June 30, 2004, a decrease of 73% over interest expense of $43,348 for the same period in the prior year.  In addition, interest expense for the quarter ended June 30, 2004, decreased 73% compared to interest expense of $42,352 for the first quarter of 2004. This decrease in interest expense in the quarter ended June 30, 2004, compared to the second quarter of 2003 and first quarter of 2004 is due to the conversion of Debenture "A" and the accrued interest into common stock of the Company during the second quarter of 2004.

Interest expense - warrant - debenture discount increased to $221,383 for the three months ended June 30, 2004, an increase of 684% over interest expense - warrant - debenture discount of $28,229 for the same period in the prior year and over interest expense - warrant - debenture discount of $28,229 for the first quarter of 2004. This increase is due to the write off of the unamortized portion of the Warrant - Debenture Discount, due to the conversion of Debenture "A" into shares of the Company and the expiration of Warrant "A" for 4,800,000 shares of the Company during the second quarter of 2004.

            Net loss and net loss per common share

Net loss for the three months ended June 30, 2004, amounted to $137,168, a loss of $0.01 per share, compared to a net loss of $48,837 or $0.00 per share for the same period in 2003 or a net loss of $38,479, a loss of $0.00 per share, for the first quarter of 2004, This increase in net losses is due to the write off of the unamortized portion of the Warrant - Debenture Discount. This write off was due to the conversion of Debenture "A" into shares of the Company and the expiration of Warrant "A" for 4,800,000 shares of the Company.

Years Ended December 31, 2003 and 2002

            Revenue

Revenue increased to $888,888 for the year ended December 31, 2003, an increase of 24% over revenue of $717,192 for the same period in the prior year.  The company has increased its advertising rates by approximately 10% overall and obtained a greater number of individual advertisers, thereby providing a more diverse and increased revenue stream.

            Cost of revenue

The Company recorded cost of revenue of $211,253 during the year ended December 31, 2003, a decrease of $139,954 or 40% compared to costs of $351,207 for the same period in the prior year.  The gross margin improved to 76% in 2003 from 51% in 2002.

Cost of revenue consists primarily of commissions paid on the sale of advertising, the cost of hosting the website and the domain name purchase payments.  This decrease in cost of revenue in 2003 is due to the fact the Company in May 2002, cancelled the outside parties sales contracts and took over the advertising, Website hosting and ad serving itself.  This resulted in fewer people focused on selling advertising therefore less commissions and fewer barter transactions than in the prior year. In addition in the first and second quarter of 2002 the Company incurred license and service fees in connection with the licensing of the CrediPlay software that was used to operate the Company's Skill-Bingo Website.  These fees ceased with the termination of the license on May 21, 2002.  However the Company did incur greater Web hosting expenses and domain name purchase payments in 2003 compared to the prior year.  The increase in domain name purchase payments is due to the increase in revenue in 2003.

            Sales and marketing expenses

Sales and marketing expenses dropped to $30,941 for the year ended December 31, 2003, a 62% decrease of $50,379 over 2002 expenses of $81,320. Sales and marketing expenses include principally costs for marketing, co-brand advertising and keyword buys for our game site.  The balance of marketing and advertising expenses consists of payroll, consultant, and travel costs.  This decrease in sales and marketing expenses in 2003 compared to the prior year is due to the cancellation of outside parties sales contracts in May 2002.  This resulted in fewer people focused on selling advertising. Subsequent to May 2002, the Company has taken over the advertising, Website hosting and ad serving itself. In addition the sales and marketing team changed from a combination of both salary and commission remuneration to a commission only remuneration in the third quarter of 2002.  There was however an increase in additional prizes especially the introduction of the daily cash winners in the first quarter of 2003 where players can win $50 on a daily basis.  This increase in prizes is intended to attract a greater number of players to the site.

We expect to continue to incur sales and marketing expenses to further our efforts to increase traffic to our web portal.  These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase our subscriber base and improve revenue.  There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

            General and administrative expenses

General and administrative expenses consist primarily of payroll costs for the Company's operational staff, premises costs for the Company's office, legal and professional fees, insurance and other general corporate and office expenses. General and administrative expenses decreased to $509,272 for the year ended December 31, 2003, a reduction of 9% over costs of $561,715 for the previous year.  General and administrative expenses declined from the prior year as a result of Company management making great efforts to control operating costs in order to reduce administrative and other expenses.  General and administrative expenses have decreased in comparison to the prior year despite an increase in professional services fees such as accounting and legal fees, an increase in payroll costs and an increase in costs due to the weakness of the US Dollar in relation to the Canadian Dollar.  These professional fees have increased due to the additional reporting requirements required by the Sarbanes-Oxley Act of 2002.  The general and administrative expenses have additionally decreased in comparison to the prior year due to the

Company incurring large write-offs of amounts due to the Company during the second quarter of 2002 in the cancellation of outside parties sales contracts.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that the Company will be able to generate sufficient revenue to cover these expenses.

            Depreciation and amortization

Depreciation and amortization includes depreciation of the Company's equipment, as well as amortization of the bingo.com domain name.  The Company capitalized the cost of the purchase of the domain name and was amortizing the cost over five years from the date of commencement of operations. In 2002 the Company suspended the amortization of the domain name in accordance with SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets", where companies are no longer permitted to amortize indefinite life assets. Equipment is depreciated over the useful lives of the assets, ranging from three to five years.  Depreciation decreased to $32,612 during the year ended December 31, 2003, a reduction over costs of 82% over costs of $177,006 during the prior year.  This decrease is due to the disposal of capital assets during 2002.

            Other income and expenses

Interest expense consists of accrued interest on convertible debentures and other debt instruments, such as leases and the amortization of the debenture discount issued with the debentures.  Interest expense decreased to $285,087 for 2003, a decrease of $7,062 (2%) over the prior year's expense of $292,149.  The decrease is attributable to the reduction in interest on capital leases due to outstanding debt on the capital leases reaching maturity.  There was an increase in interest on debentures due to issuance of a second debenture in the third quarter of 2002.  During the year ended December 31, 2003, the company made gains of $61,468 (2002 - $45,000) from the settlement of debts with creditors.  During the year the year ended December 31, 2003, the Company incurred foreign exchange losses of $58,167 due to balances held in Canadian dollars, which were affected by the weakness of the US Dollar in relation to the Canadian Dollar.

            Income taxes

No income taxes were payable in 2003 or in 2002, as a result of the operating loss recorded during those years.  Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit at December 31, 2003 or at 2002.  All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

            Loss per share and net loss

The Company ended the year with a net loss of $235,491, a loss per share of $0.02, which is a 76% improvement over the prior year's net loss and loss per share of $968,708 and $0.09,

respectively.  This decrease in losses is due to the Company's management continued efforts to control operating costs and to increase revenue streams.

Years Ended December 31, 2002 and 2001

Total assets decreased to $1,469,185 as of December 31, 2002, compared to $2,136,890 at in 2001.  The reason for this decrease was due to large write off of accounts receivable balances due to the cancellation of outside parties sales contracts and to the disposal of capital assets during 2002.  No funds were raised through the issuance of common stock in 2002.  However the Company did receive $145,000 under a debenture.  Our cash position increased slightly to $14,682 and our working capital position decreased to a deficit of $1,299,148 from working capital deficit of $1,054,578.

Of the $828,957 of total operating expenses for the year ended December 31, 2002, $561,715 was for general and administrative expenses associated with the operations of the Company.  General and administrative expenses consist primarily of payroll and consultant costs for the Company's executive staff, accounting and administrative personnel, premises costs, legal and professional fees for preparation and review of our registration statement, insurance and other general corporate and office expenses.  These general and administrative expenses reduced by 64% over costs of $1,556,693 for the year ended December 31, 2001.  General and administrative expenses declined from the prior year as a result of Company management making great efforts to control operating costs in order to reduce administrative and other expenses.

Sales and marketing expenses were $81,320 for the year ended December 31, 2002, and were $200,607 for the year ended December 31, 2001.  Sales and marketing expenses decreased significantly in 2002 as a result of changes to the business, particularly as a result of fewer employees being focused on selling.  Subsequent to May 2002, the Company has taken over the advertising, website hosting and ad serving itself.

We had a net loss of $968,708 or $0.09 per share for the year ended December 31, 2002, compared to $1,955,200 or $0.19 per share for the year ended December 31, 2001.  We expect to continue to incur losses as we continue to build our operations.

Liquidity and Capital Resources

The Company does not yet have an adequate source of reliable, long-term revenue to fund operations.  As a result, the Company is reliant on outside sources of capital funding.  There can be no assurances that the Company will, in the future, achieve a consistent and reliable revenue stream adequate to support continued operations.  In addition, there are no assurances that the Company will be able to secure adequate sources of new capital funding, whether it is in the form of share capital, debt, or other financing sources.

The Company had cash of $60,413 and a working capital deficiency of $886,073 at June 30, 2004.  This compares to cash of $34,046 and working capital deficiency of $1,368,002 at December 31, 2003 and cash of $14,682 and working capital deficiency of $1,299,148 at December 31, 2002.

During the six months ended June 30, 2004, the Company generated cash of $73,847 from operating activities compared to generated cash of $58,749 in the year ended December 31, 2003, and compared to using cash of $95,275 in the year ended December 31, 2002.  The significant improvement in cash flow from operating activities in 2004 & 2003 demonstrates the effectiveness of the Company's efforts to implement efficiencies in operations and reduce overall operating costs and increase revenue streams in 2004, 2003 and in 2002.

Net cash used by financing activities was $8,687 for the six months ended June 30, 2004 and $32,247 for the year ended December 31, 2003, which compares to cash provided of $373,091 in the year ended December 31. 2002.  This decrease in net cash used by financing activities in the six months ended June 30, 2004 is due to the final repayment of capital leases in 2003. The increase in cash used by financing activities in the year ended December 31, 2003 compared to the year ended December 31, 2002, is due to the raising of $295,000 under debentures in 2002.  In addition, in 2002, our President and CEO, T.M. Williams and a company owned by him lent $151,750 to the Company.

The Company used cash of $38,793 for the six months ended June 30, 2004 compared to using cash of $7,138 in investing activities in the year ended December 31, 2003, compared to using cash of $271,449 in the year ended December 31, 2002.  In the six months ended June 30, 2004, cash of $8,379 (year ended December 31, 2003 - $7,138 and year ended December 31, 2002 - $84,263) was invested in the capital assets. For the six months ended June 30, 2004, the Company had invested $30,000 in the acquisition of the email list in accordance with the settlement with Roger Ach and Lottery.com. During the year ended December 31, 2002 $184,772 was invested in the minimum guaranteed domain name purchase payments of the domain name rights in accordance with the agreement. There were no payments in the six months ended June 30, 2004 nor the year ended December 31, 2003. The Company during the year ended December 31, 2002, acquired Bingo.com (UK) plc. for $61,440.  The Company deemed it in the best interest of the Company to acquire a subsidiary registered in the United Kingdom for the purpose of establishing a company in the United Kingdom for future expansion.

Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible acquisition of complementary businesses, products and technologies.  We may not have sufficient cash on hand to conduct our operations through 2004 and 2005. Although our cash flow is improving, we may need to obtain additional financing to grow our operations for the duration of 2004 and 2005.

There can be no assurances that additional capital will be available when we need it on terms that we consider acceptable.  The auditors' report on the Company's December 31, 2003, consolidated financial statements contains an explanatory paragraph that states that the Company has suffered losses and negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Audit Committee

The Company's audit committee is the Board of Directors. The audit committee met with the independent auditors on March 25, 2004, and approved the financials statements for the year ended December 31, 2003.

Quantitative and Quantitative Disclosures About Market Risk

As of June 30, 2004, the Company had not entered into or acquired financial instruments that have material market risk.  The Company has no financial instruments for trading purposes, or derivative or other financial instruments with off balance sheet risk.  All financial liabilities are due within the next twelve months and are classified as current liabilities in the consolidated balance sheet included in this information statement/prospectus.

The Company is exposed to foreign currency exchange risk due to the fact that the Company has operations in Canada and the United Kingdom.  To date, the Company has not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar, British Pound Sterling or other foreign currencies and our reporting currency, the United States dollar.

INFORMATION ABOUT BINGO.COM LTD.

Bingo.com, Ltd. was incorporated under the laws of Anguilla, British West Indies on September 30, 2004.  Bingo.com, Ltd. is governed by the International Business Companies Act of Anguilla, B.W.I.  Bingo.com, Ltd. was incorporated specifically for the purpose of merging with Bingo.com, Inc. to facilitate Bingo.com, Inc.'s reincorporation in Anguilla, British West Indies.  To date, Bingo.com, Ltd. has conducted no business.  Bingo.com, Inc. has issued 2,000 of its common shares to Bingo.com, Ltd. in consideration for $2,000 cash.  The cash received from this initial issuance of shares constitutes the sole assets of Bingo.com, Ltd.  Bingo.com, Ltd. will be the surviving corporation following the merger between Bingo.com, Inc. and Bingo.com, Ltd.  Bingo.com, Ltd. will assume all of the assets and liabilities of Bingo.com, Inc. upon the effective date of the merger.  The current management team, assets, liabilities and business of Bingo.com, Inc. will become the management team, assets, liabilities and business of Bingo.com, Ltd. upon the effective date of the merger.  The articles and bylaws of Bingo.com, Ltd. are attached as Exhibit 3.5 and 3.6 to this prospectus/information statement.

C.        COMPARISON OF STOCKHOLDER RIGHTS

General

Bingo.com, Inc. is a corporation organized under the laws of the State of Florida and is subject to the laws of the Florida Business Corporation Act.  Bingo.com, Ltd. is a corporation organized under the laws of Anguilla, British West Indies and is subject to the International Business Companies Act of Anguilla.  There are some differences in the certificate of incorporations and bylaws of Bingo.com, Inc. and Bingo.com, Ltd.  These differences are discussed below.

The changes that will effect our stockholders as a result of the merger are due to differences between Florida and Anguilla B.W.I. law.  We believe that these differences will not result in any material modification of our stockholder's rights, as the laws respecting stockholder's rights in Florida and Anguilla B.W.I are substantially similar in most respects.

Capitalization

Bingo.com, Ltd.  Bingo.com, Ltd. is authorized to issue an unlimited number of shares of common stock.  As of October t, 2004, 2,000 shares of Bingo.com, Ltd. common stock were outstanding.

Bingo.com, Inc.  Bingo.com, Inc. is authorized to issue 100,000,000 shares of common stock.  As of October t, 2004, there were 24,249,086 shares of common stock outstanding.

As of October t, 2004, there were outstanding warrants to purchase 580,000 shares of common stock at $0.25 per share.  In addition, options to purchase 4,950,000 shares of common stock at prices ranging from $0.05 to $0.75 were outstanding under the Bingo.com, Inc. corporate stock option plan.  Following the merger, all options and warrants of Bingo.com, Inc. will become options and warrants of Bingo.com Ltd.

Voting Rights

Bingo.com, Ltd.  Each holder of Bingo.com, Ltd. common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Bingo.com, Inc.  Each holder of Bingo.com, Inc. common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Number of Directors

Bingo.com, Inc.  Bingo.com, Inc.'s amended articles of incorporation provide that the number of directors of the Company shall not be less than one and subject to such minimum may be increased or decreased from time to time in the manner provided in the Company's bylaws.

Bingo.com, Ltd.  Bingo.com, Ltd.'s articles of incorporation state that the minimum number of directors is two and maximum number of directors may be seven.

Election of Directors

Under Florida law, cumulative voting in the election of directors is not made mandatory by statute for any corporation.  Cumulative voting may be provided for in the Articles of Incorporation.

Under Florida law, directors may be elected by certain voting groups and may be elected for staggered terms, if provided for in the Articles of Incorporation.

Under the Anguilla International Business Companies Act, cumulative voting in the election of directors is not mandatory for any corporation.  Cumulative voting may be provided for in the bylaws.

Removal of Directors

The bylaws of both Bingo.com, Inc. and Bingo.com, Ltd. provide that any or all of the directors of the Company may be removed from office at any time with or without cause by the affirmative vote of stockholders holding a majority of the shares entitled to vote at an election of directors.

Under Florida law, shareholders may remove one or more directors with or without cause unless the Articles of Incorporation provide that directors may be removed only for cause.  If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her.

If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal. If cumulate voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her.

A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Under the Anguilla International Business Companies Act, stockholders may remove one or more directors with or without cause unless the bylaws provide that directors may be removed only for cause.  A director may be removed by the stockholders at a meeting of stockholders, by an ordinary majority, provided the notice of the meeting states that the purpose or one of the purposes of the meeting is removal of the director.

Filling Vacancies on the Board of Directors

The bylaws of Bingo.com, Inc. and Bingo.com, Ltd. contain identical provisions with respect to the filling of vacancies on the board of directors.  Vacancies on the board of directors of either Bingo.com, Inc. or Bingo.com, Ltd. occurring by reason of death, resignation, removal or disqualification may be filled for the unexpired term by a majority of the remaining directors of the board.  Each director elected to fill a casual vacancy shall be a director until such director successor is elected by the stockholders at the next regular or special meeting of stockholders.

Amendments to Certificate of Incorporation

The bylaws of Bingo.com, Inc. and Bingo.com, Ltd. provide that the Certificate of Incorporation of the Company may be amended by an affirmative vote of the holders of at least 50.01% of the outstanding voting shares of the Company.

Amendments to Bylaws

The bylaws of both Bingo.com, Inc. and Bingo.com, Ltd. provide that the bylaws may be amended or altered by a vote of the majority of the board of directors at any meeting of the directors.

Under Florida law, a corporation's directors may amend or repeal the by-laws in most circumstances, except where the Articles of Incorporation reserve this power exclusively to the shareholders, or the amendment is to fix a greater quorum or voting requirement for shareholders.

Under the Anguilla International Business Companies Act, the Company's bylaws may be made, amended or repealed by the stockholders of the Company in all instances and by the directors of the Company unless the articles or bylaws provide otherwise.

Action by Written Consent

The bylaws of both Bingo.com, Inc. and Bingo.com, Ltd. provide that any action that may be taken at a meeting of the stockholders may be taken without a meeting if done in writing and signed by all of the stockholders entitled to vote on that action.

Notice of Stockholder Actions

The bylaws of both Bingo.com, Inc. and Bingo.com, Ltd. provide that all stockholders of the Company shown to be holders of record of voting shares are to receive a notice setting out the time and place of each regular meeting and each special meeting of stockholders by a notice which must be mailed at least 10 days but not more than 60 days prior to the meeting being called.  Every notice of special meetings of stockholders must state the purpose or purposes for which the meeting has been called.

Right to Call Special Meeting of Stockholders

The bylaws of both Bingo.com, Inc. and Bingo.com, Ltd. provide that special meetings of the stockholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, the Chief Financial Officer, two or more directors or by a stockholder or stockholders holding 10% or more of the voting shares issued by the Company.

Dividends

The bylaws of Bingo.com, Inc. and Bingo.com, Ltd. both provide that the board of directors may authorize and cause the companies to issue dividends to the Company's stockholders whenever and in such amounts or forms as in the opinion of the board of directors are deemed advisable.

Florida law does not permit dividends to be paid if the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities, plus any amounts that would be needed to satisfy preferential rights that would be superior upon dissolution.

Under the Anguilla International Business Companies Act, a corporation's directors may declare and pay dividends in money, shares or other property.  Dividends may only be declared and paid out of surplus.  No dividend may be declared and paid unless immediately after payment of the dividend, (a) the Company will continue to satisfy its liabilities as they become due in the ordinary course of its business and (b) the realizable value of the assets of the Company will not be less than the sum of its total liabilities other than deferred taxes as shown in the books of account and its capital.

Liquidation Rights

In the event of liquidation of either Bingo.com, Inc. or Bingo.com, Ltd., the holders of Bingo.com, Inc. or Bingo.com, Ltd. common stock shall receive all remaining assets of Bingo.com, Inc. or Bingo.com, Ltd. ratably in proportion of the number of shares of common stock held by them.

Loans to Directors

Florida law provides the board of directors, without shareholder approval, to authorize loans to corporate directors and/or officers, where such loan may reasonably be expected to benefit the corporation.

The Anguilla International Business Companies Act does not prohibit loans to corporate directors and/or officers.  Technically, the Company's board of directors could authorize loans to corporate directors and/or officers where such loans may be in the best interests of the corporation.

However, Securities and Exchange Commission rules and policies prohibit loans to directors and senior officers of reporting companies.  As a practical matter, our company will not authorize the loan of corporate funds to any of our directors and/or officers.

Rights and Options

Florida law does not require shareholder approval of incentive stock option plans pursuant to which rights or options are to be granted to directors, officers or employees of a corporation.

Under the Anguilla International Business Companies Act, stockholder approval is not required for incentive stock option plans pursuant to which rights or options are to be granted to directors, officers and employees of the corporation.

Anguilla law provides that shares cannot be issued in an international business company until the consideration in respect of the share is fully paid and when issued, the share is for all purposes fully paid and non-assessable.  Shares may be issued under the International Business Companies Act for money, services rendered, personal property, real property, a promissory note or other binding obligation.

Florida law provides that shares of stock may be issued for consideration that includes services to be performed and that upon the board of directors determining that such consideration to be received is adequate, the stock may be validly issued, and will be deemed to be fully paid and non-assessable.

Indemnification of Officers and Directors

Generally under Florida law, indemnification is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Shareholders' Consent to Action

Under Florida law, unless the corporation's Articles of Incorporation provides otherwise, any action that could be taken at an annual or special meeting of shareholders may be taken without prior notice and without a vote, if a consent in writing setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the Anguilla International Business Companies Act, unless the Company's articles or bylaws provide otherwise, an action that may be taken by stockholders at a meeting of stockholders may also be taken by a resolution of stockholders without prior notice and without a vote.  The consent resolution in writing must be signed by the holders of outstanding voting stock having not less than the minimum number of votes that would necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Vote Required for Merger

Florida laws require the affirmative vote of a majority of the outstanding shares to authorize a merger.  In addition, Florida law permits mergers without the approval of the shareholders of the surviving corporation if the Articles of Incorporation of the surviving corporation will not differ from its articles before the merger and each holder of shares before the merger will hold the same number of shares, with the same rights and restrictions, after the merger.

Under the Anguilla International Business Companies Act, the affirmative vote of a majority of the outstanding voting shares of the Company is required to authorize a merger.

D.        VOTING AND MANAGEMENT INFORMATION

We are not asking you for a proxy and you are requested not to send us a proxy.

Under the terms of the Florida Business Corporation Law, the requisite number of stockholders of Bingo.com, Inc. has acted by written consent to approve and adopt the merger and the merger agreement.  Stockholders representing 14,136,689 shares or 58% of our issued voting common shares voted to approve our merger.  These written consent actions became effective on October t, 2004.  Accordingly, your approval of the merger and the amendment to our certificate of incorporation is not required and we are not requesting you to vote on these matters.  Under applicable Securities and Exchange Commission rules, Bingo.com, Inc. may first take corporate action in accordance with the stockholder approval of the merger by written consent 20 business days after this information statement/prospectus is first mailed to stockholders.

If you object to the merger, the Florida Business Corporation Act, or FBCA, permits you to seek relief as a dissenting stockholder and have the "fair value" of your shares of Bingo.com, Inc. common stock determined by a court and paid to you in cash.

If you are a Bingo.com, Inc. stockholder who did not execute the written consent resolution approving the merger and wish to dissent to the merger, you must deliver to Bingo.com, Inc., before t, 2004, a written demand for appraisal of your shares.

As discussed under the heading "Dissent and Appraisal Rights", any stockholder who opposes the Merger may exercise dissent and appraisal rights under the Florida Business Corporation Act.  The Merger contemplated hereby is proposed to be submitted to the stockholders for approval by written consent.  We anticipate that the Merger will be approved by a majority of our stockholders, as noted herein.  If a stockholder wishes to exercise dissent and appraisal  rights, the stockholder must send to the company a written notice demanding payment, and deposit the stockholder's share certificates of the company with our attorneys at Suite 1000, 409 Granville Street, Vancouver, British Columbia, Canada  V6C 1T2.  The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which are attached as Exhibit 4.1 to the Information Statement.  We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters' appraisal rights.  Accordingly, each stockholder who might desire to exercise dissenter's appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.

No affiliate of Bingo.com, Inc. or Bingo.com, Ltd. has any material interest, direct or indirect, by security holdings or otherwise in the proposed merger between Bingo.com, Inc. and Bingo.com, Ltd.

Principal Stockholders

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of October t, 2004, by:

-           each person known by us to beneficially own 5% or more of our outstanding common stock;

-           each of our directors;

-           each of the Named Executive Officers; and

-           all of our directors and Named Executive Officers as a group.

In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security.

Percentage of beneficial ownership is based upon 24,249,086 shares of common stock outstanding at October t, 2004. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.  Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Bingo.com, Inc., 1166 Alberni Street, Suite 1405, Vancouver, British Columbia, V6E 3Z3.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
T. M. Williams 203 Shakespeare Tower The Barbican London, England, EC2Y 8DR	2,189,858	(1)	7%

Peter Crossgrove 3769 Escarpment Road Caledon, ON Canada, L0N 1C0	750,000	(2)	3%

All directors and Named Executive Officers as a group (2 persons)	2,939,858		10%

Bingo.com, Inc. P.O. Box 727, Landsome Road The Valley, Anguilla, B.W.I.	12,896,831	(3)	43%

(1)    Includes 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.30 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.05 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.10 per share and 300,000 shares of common stock that may be issued upon the exercise of 300,000 stock purchase options with an exercise price of $0.15 per share.  Also includes 1,439,858 shares held directly by Mr. Williams.  Mr. Williams is the potential beneficiary of certain discretionary trusts that hold approximately 80% of the shares of a private holding company.  If 80% of the shares of common stock beneficially owned by the private holding company are included here, Mr. William's beneficial ownership changes to 12,507,323 shares, representing 42% of the Class.

(2)    Includes 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.30 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.05 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.10 per share and 300,000 shares of common stock that may be issued upon the exercise of 300,000 stock purchase options with an exercise price of $0.15 per share.

(3)    Includes 12,696,831 shares held directly by Bingo, Inc., a private holding company.  In addition total shares beneficially owned includes the shares of our common stock. The total shares beneficially owned, also includes the shares that could be issued upon the exercise of stock purchase warrants to purchase a total of 200,000 shares of common stock of the Company.

Certain Relationships and Related Transactions

The Company received total loans of $137,393 (December 31, 2003 - $147,458 and December 31, 2002 - $154,626) from T. M. Williams the President and Chief Executive Officer as at June 30, 2004 which was used to fund working capital requirements.  This loan is non-interest bearing and has no fixed terms of repayment.

The Company has a loan for $44,778 (December 31, 2003 - $43,400 and December 31, 2002 - $42,508) from a company owned by T. M. Williams, the President and Chief Executive Officer

of the Company as at June 30, 2004.  The loan is secured over certain assets that the funds were used to acquire. Interest shall accrue on the outstanding amount at a fixed rate of 7% per annum.

In addition the Company has a liability for $176,918 (December 31, 2003 - $193,585 and December 31, 2002 - $151,075) as at June 30, 2004, to a company owned by T. M. Williams, the President and Chief Executive Officer of the Company for payment of services rendered and expenses incurred by T. M. Williams on behalf of the Company.

In addition, a company (T. M. Williams is the potential beneficiary of various discretionary trusts that hold approximately 80% of this company) was issued a total of 200,000 common stock purchase warrants in connection with exercise of a debenture.  These warrants are exercisable at a price of $0.25 per share for a period of three years.

Payments made to a company (T. M. Williams is the potential beneficiary of various discretionary trusts that hold approximately 80% of this company) in relation to the Domain name purchase payment totaled $19,757 during the six months ended June 30, 2004 (The year ended December 31, 2003 and 2002 $35,556 and $196,795 respectively), related to payments based on the continuing 4% of the proceeding months gross revenue as defined in the amended agreement, of which $9,909 was due at June 30, 2004 (December 31, 2003 and 2002 - $3,823 and $6,327 respectively).

Composition of our Board of Directors

We currently have two directors. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.  Our officers are appointed annually by the Board of Directors and hold office until their successors are appointed and qualified.  Pursuant to the Company's by-laws, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the stockholders.  There are no family relationships between any of the officers and directors of the Company.

Executive Compensation

The following table describes the compensation the Company paid to our Chief Executive Officer (the "Named Executive Officer").

Summary Compensation Table

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options /	All Other Compensation
		$	$	$	$	SARs (#)	$
T.M. Williams -	2004 (1)	10,177				150,000
President and CEO (1)	2003	21,169	-	-	-	150,000	-
	2002	43,531	-	-	-	-	-
	2001	80,000	-	-	-	150,000	-

(1)    This is for a six month period.

(2)    All of the compensation paid to the Named Executive Officer is paid to T.M. Williams (Row), Ltd. for the services of Mr. T. M. Williams.  See additional discussion under Employment Arrangements on page 57 of this prospectus/information statement.

Option Grants in the Last Fiscal Year

During the fiscal year ended December 31, 2003, the Company granted to Mr. Williams and Mr. Crossgrove stock options to purchase a total of 150,000 shares each of common stock of the Company at an exercise price of $0.05 per share until April 25, 2008.  No stock options were exercised by any our executive officers during the fiscal year ended December 31, 2003.

During the six months ended June 30, 2004, the Company granted Mr. Williams and Mr. Crossgrove stock options to purchase a total of 150,000 shares each of common stock of the Company at an exercise price of $0.10 per share until April 16, 2009.  No stock options were exercised by any our executive officers during the six months ended June 30, 2004.

Stock Option Plans

Our 1999 Stock Option Plan has a total of 1,895,000 shares of our common stock reserved for issuance upon exercises of options under the plan.  As of the date of this prospectus/information statement, options to purchase a total 1,650,000 shares (December 31, 2003 -600,000 shares) remained outstanding at exercise prices ranging from $0.08 to $0.75 per share.  Options to purchase 245,000 shares remained available for future grant under the 1999 stock option plan.

As of the date of this prospectus/information statement, our 2001 stock option plan has a total of 3,300,000 shares (December 31, 2003 - 1,400,000 shares) remaining outstanding with exercise prices ranging from $0.05 to $0.30 per share.

Our Board of Directors administers the 1999 stock option plan and the 2001 stock option plan (collectively, the "Stock Option Plans").  Our Board is authorized to construe and interpret the provisions of the Stock Option Plans, to select employees, directors and consultants to whom options will be granted, to determine the terms and conditions of options and, with the consent of the grantee, to amend the terms of any outstanding options.

The 1999 stock option plan may be granted to employees and to such other persons who are not employees as determined by the 1999 stock option plan administrator (the "Administrator").  In determining the number of shares of the Company's Common Stock subject to each option granted under the 1999 stock option plan, consideration is given to the present and potential contribution by such person to the success of the Company.  The exercise price is determined by the Administrator, provided that the exercise price for any covered employee (as that term is defined for the purposes of Section 162(m) (3) of the Internal Revenue Code of 1986 as amended (the "Code"), may not be less than the fair market value per share of the Common Stock at the date of grant by the Administrator.  Each option is for a term not in excess of ten years except in the case of the death of an optionee, in which case the option is exercisable for a maximum of twelve months thereafter, or in the case of an optionee ceasing to be a participant under the 1999 stock option plan for any reason other than cause or death, in which case the option is exercisable for a maximum of 30 days thereafter.  The 1999 stock option plan does not provide for the granting of financial assistance, whether by way of a loan, guarantee or otherwise, by the Company in connection with any purchase of shares of Common Stock from the Company.

The 2001 stock option plan provides for the granting to our employees of incentive stock options and the granting to our employees, directors and consultants of non-qualified stock options.  Our Board determines the terms and provisions of each option granted under the Stock Option Plans, including the exercise price, vesting schedule, repurchase provisions, rights of first refusal and form of payment.  In the case of incentive options, the exercise price cannot be less than 100% (or 110%, in the case of incentive options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any of our parent or subsidiary corporations) of the fair market value of our common stock on the date the option is granted.  The exercise price of non-qualified stock options shall not be less than 85% of the fair market value of our common stock.  The exercise price of options intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value of the stock.  The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

The term of options under the Stock Option Plans will be determined by our Board; however, the term of an incentive stock option may not be for more than ten years (or five years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any of our parent or subsidiary corporations).  Where the award agreement permits the exercise of an option for a period of time following the recipient's termination of service with us, disability or death, that option will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the option, whichever occurs first.

If a third party acquires the Company through the purchase of all or substantially all of our assets, a merger or other business combination, except as otherwise provided in an individual award agreement, all unexercised options will terminate unless assumed by the successor corporation.  The stock options outstanding at the time of the merger will be assumed by Bingo.com, Ltd.

Employment Arrangements

The Company entered into a management consulting agreement with T.M. Williams (Row), Ltd., an Anguilla incorporated company and Mr. Williams dated August 20, 2001, (the "Williams Agreement"), amended February 28, 2002, in connection with the provision of services by Mr. Williams as President and Chief Executive Officer of the Company.

The term of the amended Williams Agreement is for a period of one year, unless terminated sooner by any of the parties under the terms and conditions contained in the amended Williams Agreement.  If the amended Williams Agreement is not terminated by any of the parties, the term may be renewed for a further one year period at the option of T.M. Williams (Row), Ltd., on substantially the same terms and conditions, by giving three months notice in writing to the Company.  The agreement was renewed for a further one year period on August 1, 2004, on substantially the same terms and conditions.  The Company will pay to T.M. Williams (Row), Ltd., 10% of the operating profit of the Company, as defined in the amendment, to a maximum of $25,000 per month, in arrears, during the duration of the amended Williams Agreement, as consideration for the provision of the services of Mr. Williams as President and Chief Executive Officer of the Company.

OTHER MATTERS

Legal Matters

The legal validity of the Bingo.com, Ltd. common stock offered hereby will be passed upon by Clark Wilson, counsel to Bingo.com, Inc. and Wigley & Associates, counsel to Bingo.com, Ltd.

The tax ramifications to our shareholders and our Company resulting from our continuation has been passed upon by Jay R. Eaton, P.C.

Experts

The consolidated audited financial statements of Bingo.com, Inc. as of December 31, 2003 incorporated in this information statement/prospectus by reference to Bingo.com, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of Dohan and Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Bingo.com, Inc. has filed the registration statement of which this information statement/prospectus is a part.  The registration statement registers the distribution to Bingo.com, Inc. stockholders of the shares of Bingo.com, Ltd. common stock to be issued in connection with the merger.

Bingo.com, Inc. files annual, quarterly and current reports, information statements and other information with the SEC.  You may read and copy any of this information at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549.  You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, information statements and other information regarding issuers, like Bingo.com, Inc., that file electronically with the SEC.  The address of that site is http://www.sec.gov.  The SEC file number for Bingo.com, Inc. documents filed under the Exchange Act is 001087853.

The SEC allows Bingo.com, Inc. to "incorporate by reference" information into this information statement/prospectus.  This means that Bingo.com, Inc. can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this information statement/prospectus, except for any information that is superseded by information that is included directly in this document.

This information statement/prospectus incorporates by reference the documents listed below that Bingo.com, Inc. has previously filed or will file with the SEC.  They contain important information about Bingo.com, Inc. and its financial condition.

File	Description
2003 - 10K	Form 10k filed March 29, 2004
2002 - 10K/A	Form 10K/A filed May 8, 2003
2004 - Q1 - 10QSB	Form 10-QSB filed May 17, 2004
2004 - Q2 - 10QSB	Form 10-QSB filed August 16, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Under Florida Law, indemnification of officers and directors is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Article 10 of our Articles of Incorporation states that to the fullest extent permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article 9.01 of our Bylaws provides that our corporation shall indemnify all directors and officers of our corporation for such expenses and liabilities, in such manner, under the circumstances and to such extent as permitted by the Florida Business Corporation Act, section 607.0850 as now enacted or hereafter amended.  Unless otherwise approved by the board of directors of our company, our company shall not indemnify any employee of our corporation who is not otherwise entitled to indemnification pursuant to section 9.01 of our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated October t, 2004
3.1	Articles of Incorporation, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.2	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.3	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.4	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.5	Articles of Continuance
3.6	Bylaws
4.1	Dissent and Appraisal Rights of the Florida Business Corporations Act
4.2	Form of Dissenter's Appraisal Notice
5.1	Legal opinion of Jay R. Eaton, P.C., Tax Counsel
5.2	Legal Opinion of Clark Wilson
5.3	Legal Opinion of Wigley & Associates
13.1	Form 10Q for the Period ended September 30, 2003, filed on November 12, 2003, incorporated herein by reference.
13.2	Audited financial statements of Bingo.com, Inc. for the Year ended December 31, 2003.
13.3	Form 10QSB for the Period ended March 31, 2004, filed on May 17, 2004, incorporated herein by reference.
13.4	Unaudited financial statements of Bingo.com, Inc. for the Period ended June 30, 2004.
21	Subsidiary of the Issuer
23	Consent of Dohan and Company

Undertakings

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement. provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on October t, 2004.

Bingo.com, Inc.

T.M. Williams,

Chief Executive Officer and Director

P. A. Crossgrove

Director

Henry Bromley,

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                            Title                                        Date

________________________            Chief Executive                         October t, 2004

T.M. Williams                                       Officer and Director

________________________            Director                                    October t, 2004

P. A. Crossgrove

________________________            Chief Financial                          October t, 2004

Henry Bromley                                     Officer

EXHIBIT 2.1

Agreement and Plan of Merger

To S-4 Prospectus/Information Statement for Bingo.com, Inc. dated October t, 2004

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and entered into by and between Bingo.com, Inc., a Florida corporation ("Bingo.com, Inc."), and Bingo.com Ltd., an Anguillan international business company ("Bingo.com, Ltd."), being sometimes referred to herein individually as the "Constituent Corporation" and collectively as the "Constituent Corporations."

R E C I T A L S:

A.                    Bingo.com, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Bingo.com, Inc. has authorized capital consisting of one hundred million  (100,000,000) common shares.  As of October t, 2004 (the record date for determining the stockholders of Bingo.com, Inc. entitled to vote on the Merger Agreement), 24,249,086 shares of Common Stock were issued and outstanding.

B.                     Bingo.com, Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Anguilla, British West Indies.  Bingo.com, Ltd. has authorized capital consisting of one hundred million  (100,000,000) common shares.  As of the date of execution hereof, 2,000 shares of Bingo.com, Ltd. Common Stock were issued and outstanding, all of which were held by Bingo.com, Inc.

C.                     The Board of Directors of Bingo.com, Inc. has determined that, for the purpose of effecting the reincorporation of Bingo.com, Inc. in Anguilla, British West Indies, it is advisable and in the best interest of Bingo.com, Inc. that Bingo.com, Inc. merge with and into Bingo.com, Ltd. upon the terms and conditions set forth herein.

D.                    The respective Board of Directors of the Constituent Corporations have authorized and approved the merger of Bingo.com, Inc. with and into Bingo.com, Ltd. in accordance with the provisions of Sections 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and Section t of the Florida Business Corporations Act (the "FBCA") and Section 88 of the International Business Companies Act of Anguilla, B.W.I. (the "IBCA"), upon the terms and conditions set forth in this Merger Agreement (the "Merger") and have approved this Merger Agreement and directed that it be executed by the undersigned officers.

E.                     Holders of approximately 58% of the issued and outstanding Common Stock of Bingo.com, Inc. approved the Merger and the Merger Agreement by consent in lieu of special meeting.  The sole stockholder of Bingo.com, Ltd. also approved the Merger and the Merger Agreement by consent in lieu of special meeting.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Merger and the mode of effectuating the same, the parties hereto have agreed, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE 1

TERMS OF MERGER

1.1        Merger.  On the Effective Date of the Merger (as hereinafter defined), in accordance with the provisions of Sections t of the FBCA, Section 88 of the IBCA and Section 368(a)(1)(F) of the Code, Bingo.com, Inc. shall be merged with and into Bingo.com, Ltd., which shall sometimes be referred to herein as the "Surviving Corporation," upon the terms and conditions of this Merger Agreement.

1.2        Approval of Stockholders.  The stockholders of the Constituent Corporations have duly approved the Merger Agreement and the transactions contemplated herein.

1.3        Filings and Effectiveness.  As soon as practicable following satisfaction of all requirements imposed by the FBCA, IBCA and federal securities laws, Bingo.com, Inc. and Bingo.com, Ltd. will cause (i) the Articles of Merger along with any other required document to be filed with the Office of the Secretary of State of Florida pursuant to Sections t of the FBCA and (ii) the Certificate of Merger along with any other required document to be filed with the Registrar of Companies pursuant to Section 88 of the IBCA.  The Merger shall become effective when the last to occur of the following actions shall have been completed:

(a)        An executed Certificate of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the Anguillan Registrar of Companies shall have been filed with the Registrar of Companies of Anguilla and said Registrar of Companies shall have issued a Certificate of Merger; and

(b)        An executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the FBCA shall have been accepted for recording by the Secretary of State of the State of Florida and said Secretary of State shall have issued a Certificate of Merger.

The date and time when the Merger becomes effective, is called the "Effective Date of the Merger."

1.4        Effect of Merger.  Bingo.com, Ltd., as the Surviving Corporation in the Merger, will continue to be governed by the laws of Anguilla, British West Indies and the separate corporate existence of Bingo.com, Ltd. and all of its rights, privileges, immunities and franchises, public or private, and all of its duties and liabilities as a corporation organized under the IBCA will continue unaffected and unimpaired by the Merger.  At the close of business on the Effective Date of the Merger, the existence of Bingo.com, Inc. as a distinct entity shall cease.  At that time all rights, franchises and interests of Bingo.com, Ltd. and Bingo.com, Inc., respectively, in and to every type of property, whether real, personal or mixed, and choices in action shall be transferred to and vested in Bingo.com, Ltd. by virtue of the Merger without any deed or other transfer.  Bingo.com, Ltd., without any order or other action on the part of any court or otherwise, shall possess all and singular the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties of Bingo.com, Inc. and Bingo.com, Ltd., and all property, whether real, personal or mixed, of Bingo.com, Inc. and Bingo.com, Ltd., and all debts due to Bingo.com, Inc. or Bingo.com, Ltd. on whatever account, and all other things in action or belonging to each of said corporations, shall be vested in Bingo.com, Ltd.  All property, rights, privileges, powers and franchises, and all and every other interest of Bingo.com, Inc. or Bingo.com, Ltd. as of the Effective Date of the Merger, including, but not limited to, all patents, trademarks, licenses, registrations, and all other intellectual properties, shall thereafter be the property of Bingo.com, Ltd. to the same extent and effect as such was of the respective Constituent Corporations prior to the Effective Date of the Merger, and the title to any real estate vested by deed or otherwise in Bingo.com, Inc. and Bingo.com, Ltd. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of Bingo.com, Inc. or Bingo.com, Ltd. shall thenceforth attach to Bingo.com, Ltd. and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by Bingo.com, Ltd.  Neither the rights of creditors nor any liens or security interests upon the property of either of the Constituent Corporations shall be impaired by the Merger.  Bingo.com, Ltd. shall carry on business with the assets of Bingo.com, Inc. and Bingo.com, Ltd.  The established offices and facilities of Bingo.com, Ltd. and Bingo.com, Inc. immediately prior to the Merger shall become the established offices and facilities of Bingo.com, Ltd.

All corporate acts, plans, policies, resolutions, approvals and authorizations of the stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents of Bingo.com, Inc., which were valid and effective immediately prior to the Merger shall be taken for all purposes as the acts, plans, policies, resolutions, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Bingo.com, Inc.  The employees of Bingo.com, Inc. shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Bingo.com, Inc.

1.5        Disposition and Conversion of Shares.  The mode of carrying the Merger into effect and the manner and the disposition of the shares of Bingo.com, Inc. and Bingo.com, Ltd. shall be as follows:

(a)        Bingo.com, Ltd. Shares.  Each share of the Common Stock, $.001 par value, of Bingo.com, Ltd. issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action by Bingo.com, Ltd., the holder of such shares or by any other person, be cancelled and returned to the status of authorized but unissued shares, all rights in respect thereof shall cease to exist and no shares of Bingo.com, Ltd. Common Stock or other securities of the Surviving Corporation shall be issuable with respect thereto.

(b)        Bingo.com, Inc. Non-Dissenting Shares.  Each share of Common Stock, $.001 par value, of Bingo.com, Inc. issued and outstanding immediately prior to the Effective Date of the Merger other than the shares, if any, of Bingo.com, Inc. for which appraisal rights shall be perfected under Sections 607.1301 to 607.1333 of the FBCA (the "Dissenting Shares") shall, by virtue of the Merger and without any action by Bingo.com, Inc., the holder of such shares or any other person, be converted into and exchanged for one fully paid and non-assessable share of Common Stock, $.001 par value, of the Surviving Corporation.

(c)        Bingo.com, Inc. Dissenting Shares.  The holders of Dissenting Shares of Bingo.com, Inc. Common Stock who have complied with all requirements for perfecting dissenters rights of stockholders set forth in Sections 607.1301 to 607.1333 of the FBCA with respect to their Dissenting Shares of Bingo.com, Inc.  Common Stock shall be entitled to their rights under the FBCA.

(d)        Exchange of Certificates.  Each outstanding certificate theretofore representing shares of Bingo.com, Inc. Common Stock that are not Dissenting Shares (the "Non-Dissenting Shares") shall be deemed for all purposes to represent the number of whole shares of the Bingo.com, Ltd. Common Stock into which such Non-Dissenting Shares of Bingo.com, Inc. Common Stock were converted in the Merger and the holder thereof shall not be required to surrender such certificate for a certificate issued by Bingo.com, Ltd.  However, after the Effective Date of the Merger, each holder of an outstanding certificate representing Non-Dissenting Shares of Bingo.com, Inc. Common Stock may, at such stockholder's option and sole discretion, surrender the same for cancellation to Interwest Transfer Co. Inc. 1981 East, 4800 South, Suite 100, Salt Lake City, Utah   84117, as the sole stock transfer and registrar of the Bingo.com, Inc.  Common Stock and as exchange agent therefor (the  "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Bingo.com, Ltd. Common Stock into which the surrendered shares were converted as herein provided.

The registered owner on the books and records of Bingo.com, Ltd. or the Exchange Agent of any such outstanding certificate representing Non-Dissenting Shares of Bingo.com, Inc. Common Stock shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation  represented by such outstanding certificate as provided above.

Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Bingo.com, Inc. so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(e)        Validity of Bingo.com, Ltd. Common Stock.  At the Effective Date of the Merger, all shares of Bingo.com, Ltd. Common Stock into which the Non-Dissenting Shares of Bingo.com, Inc. Common Stock are to be converted pursuant to the Merger shall be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the corresponding shares of Bingo.com, Inc. Common Stock.

1.6        Certificate of Incorporation of Surviving Corporation.  The Certificate of Incorporation of Bingo.com, Ltd. as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

1.7        Bylaws of Surviving Corporation.  The Bylaws of Bingo.com, Ltd. as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in the Bylaws or as provided by applicable law.

1.8        Directors and Officers of Surviving Corporation.  The directors and officers of Bingo.com, Inc. as of the Effective Date of the Merger shall be and become the directors and officers of the Surviving Corporation, until their successors shall be duly elected and qualified or until their sooner death, resignation or removal.

1.9        Accounting Matters.  The assets and liabilities of the Constituent Corporations, as of the Effective Date of the Merger, shall be taken upon the books of the Surviving Corporation at the amounts at which they shall be carried at that time on the books of the respective Constituent Corporations.  The amount of the capital surplus and earned surplus accounts of the Surviving Corporation after the Merger shall be determined by the Board of Directors of the Surviving Corporation in accordance with the laws of Anguilla, British West Indies and generally accepted accounting principles.

ARTICLE 2

GENERAL PROVISIONS

2.1        Binding Agreement.  This Merger Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

2.2        Amendments.  The Board of Directors of Bingo.com, Inc. and Bingo.com, Ltd. may amend this Merger Agreement at any time prior to the filing of this Merger Agreement (or a certificate in lieu thereof) with the Registrar of Companies of Anguilla, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either Bingo.com, Inc. or Bingo.com, Ltd. shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Bingo.com, Inc. or Bingo.com, Ltd., (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Bingo.com, Inc. or Bingo.com, Ltd.

2.3        Further Assurances.  From time to time, as and when required by Bingo.com, Ltd. or by its successors or assigns, there shall be executed and delivered on behalf of Bingo.com, Inc. such deeds and other instruments, and there shall be taken or caused to be taken by Bingo.com, Ltd. such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Bingo.com, Ltd. the title to and possession of all the property, rights, privileges, powers, franchises, assets, immunities and authority of Bingo.com, Inc. and otherwise to carry out the purposes of this Merger Agreement.  The officers and directors of Bingo.com, Ltd. are fully authorized in the name and on behalf of Bingo.com, Inc. or otherwise to take any and all such action and to execute and deliver any and all such deeds or other instruments.

2.4        Abandonment.  At any time before the Effective Date of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Bingo.com, Inc. or Bingo.com, Ltd., or by both, by the adoption of appropriate resolutions and written notification thereof to the other party to the Merger, notwithstanding the approval of this Merger Agreement by the stockholders of Bingo.com, Inc. or Bingo.com, Ltd., or by both.  In the event of the termination of this Merger Agreement and the abandonment of the Merger pursuant to the provisions of this Section, this Merger Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or their respective officers, directors or stockholders in respect thereof.

2.5        Governing Law.  This Merger Agreement shall be construed, interpreted and enforced in accordance with and governed by the laws of Anguilla, British West Indies and, so far as applicable, the merger provisions of the FBCA.

IN WITNESS THEREOF, each of the undersigned corporations has caused this Merger Agreement to be signed in its corporate name by its duly authorized officer as of the ____ day of October 2004.

Bingo.com, Inc.:

BINGO.COM, INC., a Florida corporation

Per:

            T.M. Williams

Bingo.com, Ltd.:

BINGO.COM, LTD., an Anguillan international business company

Per:

            T.M. Williams

EXHIBIT 3.5

ARTICLES OF CONTINUANCE

FORM 11

Anguilla

INTERNATIONAL BUSINESS COMPANIES ACT

(Section 93(1))

ARTICLES OF CONTINUANCE

       1.    Name of Company:

Bingo.com, Ltd

        2.    Name under which the company is to be continued:

Bingo.com, Ltd

     3.    Jurisdiction under which company is incorporated:

Anguilla, Companies Act (c. C65)

     4.    Date on which company was incorporated:

30th September 2004

    5.    Registered Office:

Address:                        Spencer House, The Valley, Anguilla, B.W.I.

Mailing Address:            P.O. Box 821, The Valley, Anguilla, B.W.I.

    6.    Registered Agent:

Name:                           Wigley & Associates Inc.

Address:                        Spencer House, The Valley, Anguilla, B.W.I.

Mailing Address:            P.O. Box 821, The Valley, Anguilla, B.W.I.

    7.    Share Capital: (please (X) appropriate box)

X              No Par Value

�             Par Value

�             Both Par Value and No Par Value Shares

(a)      The classes and any maximum number of shares that the company is authorised to issue:             UNLIMITED.

(b)     The aggregate par value of all shares and the par value of each share:       N/A.

(c)      The rights, privileges, restrictions and conditions attaching to each class of shares: ORDINARY.

(d)     If a class of shares can be issued in series, the authority given to the directors to fix the number of shares in, or to determine the designation of, and the rights, privileges, restrictions and conditions attaching to the shares of, each series:       N/A.

(e)      Restrictions, if any, on share transfers:

    8.     Restrictions, if any, on business the company may carry on:

Note: An International Business Company shall not carry on any business prohibited by section 3 of the International Business Companies Act.

    9.    Amendments to the articles and by-laws that are to be effective upon registration of the articles of continuance:

Articles of Incorporation

1.  The Articles of Incorporation as filed pursuant to the Companies Act (c. C65) are hereby amended to omit/repeal the following restriction on share transfer:

"Subject to the Ordinance, the directors must consider any transfer presented to the Company and may, in their absolute discretion and, without assigning any reason therefore, refuse to register any transfer, they shall within ten (10) days after the date on which the transfer was lodged with the Company send to the transferee notice of such refusal."

By Laws

The By Laws dated 30th September 2004 are hereby repealed and replaced by the By Laws attached hereto which shall become effective from the date of registration of these Articles of Continuance pursuant to section 93(1)(b)(v) of the International Business Companies Act (c. I20)

10.    Other provisions, if any:

The Corporation shall only issue registered shares and shall not issue shares in bearer form

  Date:                                        Signature:                      Office Held:

  26th October 2004                                                        Authorised Signatory

                                                                                  Wigley & Associates Inc.

                                                                                              Registered Agent

  FOR REGISTRY USE ONLY

  Company No:

  Agent Code No:

  Date Filed:

  Received By:

  EXHIBIT 3.6

  BY LAWS

  OF

  BINGO.COM, LTD

  ARTICLE I

  OFFICES, CORPORATE SEAL

  1.01     Registered Office.                                 The registered office of the corporation in Anguilla shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or resolution of the directors filed with the Companies Registry changing the registered office.

  1.02     Other offices.                                        The corporation may have such other offices, in or outside the island of Anguilla, as the directors shall, from time to time, determine.

  1.03     Corporate Seal.                                                The common seal of the Company, if any, shall be in such form as the directors may by resolution from time to time adopt. An imprint of the common seal shall be kept at the registered office of the corporation.

  ARTICLE II

  MEETING OF SHAREHOLDERS

  2.01     Place and Time of Meetings.                 Except as provided otherwise by the International Business Companies Act (c. I20), meetings of the shareholders may be held at any place, on or outside the island of Anguilla, as may from time to time be designated by the directors and, in the absence of such designation, shall be held at the principal corporate office of the corporation on the island of Anguilla. The directors shall designate the time of day for each meeting and in the absence of such designation, every meeting of shareholders shall be held at ten o'clock a.m.

  2.02     Regular Annual Meetings.

  (a)        A Regular Annual Meeting of the shareholders shall be held annually and within 18 months of the preceding Regular Annual Meeting on such date as the Board of Directors shall establish by resolution.

  (b)        At a Regular Annual Meeting of the shareholders, voting as provided in the Articles of Incorporation and these By Laws, the shareholders shall designate the number of directors to constitute the Board of Directors and shall elect qualified successors for directors who shall serve until the next Regular Annual Meeting.  Shareholders may also transact such other business as may properly come before them.

  2.03     Special Meetings.                                 Special Meetings of the shareholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, the Chief Financial Officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action directly or indirectly facilitate or affect a business combination, including any change or otherwise affect the composition of the Board of Directors for that purpose must be called by 25% or more of the voting power of all shares entitled to vote. A shareholder or shareholders holding the requisite percentage of the voting power of all shares entitled to vote may demand a special meeting of the shareholders by written notice of demand given to the Chief Executive Officer or Chief Financial Officer of the corporation and containing the purposes of the meeting. Within 30 days after receipt of demand by one of those officers, the Board of Directors shall cause a special meeting of shareholders to be called and held on notice no later than 90 days after receipt of the demand, at the expense of the corporation. Special Meetings shall be held on the date and at the time and place fixed by the Chief Executive Officer or the Board of Directors, except that a Special Meeting called by or at demand of a shareholder or shareholders in the place where the Executive Office is located. The business transacted at a Special Meeting shall be limited to the purposes stated in the notice of the meeting.

  2.04     Quorum, Adjourned Meetings.              The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum for the transaction of business at any Regular Annual Meeting or Special Meeting. In case a quorum shall not be present at a meeting, the meeting may be adjourned from time to time without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting. At adjourned meetings at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed. If a quorum is present when a meeting is convened, the shareholders present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders originally present to leave less than a quorum.

  2.05     Voting.                                                 At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the Articles of Incorporation or statutes provide otherwise, shall have one vote for each share having voting power registered in such shareholder's name on the books of the corporation. Subject to statute, jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote except if otherwise required by statute, the Articles of Incorporation or these By Laws. For the purposes of these By Laws, no shareholder owing shares of non-voting common stock of the corporation shall be entitled to vote.

  2.06     Record Date.                                        The Board of Directors may fix a date, not exceeding 70 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the twentieth day preceding the date of such meeting.

  2.07     Notice of Meetings.                              There shall be mailed to each shareholder shown by the books of the corporation to be a holder of record of voting shares, at his or her address as shown by the books of the corporation, a notice setting out the time and place of each Regular Annual Meeting and each Special Meeting, except (unless otherwise provided by Section 2.04 hereof) where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of the adjournment, which notice shall be mailed at least 10 days but not more than 60 days prior thereto (unless otherwise provided in Section 2.04 hereof). Every notice of any Special Meeting called pursuant to Section 2.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all Special Meetings shall be confined to the purposes stated in the notice. The written notice of any meeting at which a plan of merger or exchange is to be considered shall so state such as a purpose of the meeting. A copy or short description of the plan of merger or exchange shall be included in or enclosed with such notice.

  2.08     Waiver of Notice.                                 Notice of any Regular Annual Meeting or Special Meeting may be waived by any shareholder either before or after such meeting, in writing, signed by such shareholder or a representative entitled to vote the shares of such shareholder. A shareholder, by his or her attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

  2.09     Written Action.                         Any action that may be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

  ARTICLE III

  DIRECTORS

  3.01     General Powers.                                   The business and affairs of the corporation shall be managed by or under the authority of the Board of Directors, except as otherwise required or permitted by statute.

  3.02     Number, Qualification and Term of Office.        The number of directors of the corporation shall be as set out from time to time in the Articles of Incorporation. Subject to the Articles of Incorporation, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders. Directors need not be shareholders. Each of the directors shall hold office until the Regular Annual Meeting of the shareholders next held after such director's election or until the earlier death, resignation, removal or disqualification of such director.

  3.03     Board Meetings.                                   Meetings of the Board of Directors may be held from time to time at such time and place on or outside the island of Anguilla as may be designated in the notice of such meeting.

  3.04     Calling Meetings.                                  Meetings of the Board of Directors may be called by the Chairman of the Board by giving at least 24 hours' notice, or by any other director by giving at least five (5) days' notice, of the date, time and place thereof to each director by mail, telephone, facsimile, telegram or in person. If the day or date, time and place of a meeting of the Board of Directors has been announced at a previous meeting of the Board, no notice is required. Notice of an adjourned meeting of the Board of Directors need not be given other than by announcement at the meeting at which adjournment is taken.

  3.05     Waiver of Notice.                                 Notice of any meeting of the Board of Directors may be waived by any director either before or after such meeting orally or in writing signed by such director. A director, by his or her attendance at any meeting of the board of directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

  3.06     Quorum.                                               A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting.

  3.07     Absent Directors.                                 A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the board of directors. If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favour of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

  3.08     Conference Communications.                Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting.  For the purposes of establishing a quorum and taking any action at the meeting, the directors participating pursuant to this Section 3.08 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

  3.09     Vacancies; Newly Created Directorships.         Vacancies on the board of directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by appointment by the majority of the remaining directors of the board although less than a quorum; newly created directorships resulting from an increase in the number of directors by action of the Board of Directors, as permitted by Section 3.02, may be filled by a majority vote of the remaining directors serving at the time of such increase although less than a quorum; and each director elected pursuant to this Section 3.09 shall be a director until such director's successor is elected by the shareholders at their next Regular or Special meeting.

  3.10     Removal.                                              Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors. A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal.  In the event that the entire board or any one or more directors be so removed, new directors may be elected at the same meeting.

  3.11     Committees.                                         A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution and subject to statute.  A committee shall consist of one or more directors, appointed by affirmative vote of a majority of the directors present.  Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors.

              A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the directors present.

  3.12     Written Action.                                     Any action that might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by all of the directors or committee members.

  3.13     Compensation.                                     Directors who are not salaried officers of this corporation shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined from time to time by resolution of the Board of Directors.  The Board of Directors may by resolution provide that all directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

  ARTICLE IV

  OFFICERS

  4.01     Number.                                               The officers of the corporation shall consist of a Chief Executive Officer or President, Chief Financial Officer, a Secretary, and such other officers and agents as may from time to time be appointed by the Board of Directors in its sole discretion.  Any number of offices may be held by the same person.

  4.02     Appointment, Term of Office and Qualifications.  The Board of Directors shall appoint, by resolution approved by the affirmative vote of a majority of the directors present, from within or without their number, the Chief Executive Officer or President, Chief Financial Officer, the Secretary, and such other officers as may be deemed advisable, each of whom shall have the powers, rights, duties, responsibilities and terms in office provided for in these By Laws or a resolution of the Board of Directors not inconsistent with these By Laws.  The President and all other officers who may be directors shall continue to hold office until the election and qualification of their successors, notwithstanding an earlier termination of their directorship.

  4.03     Removal and Vacancies.                       Any officer may be removed from his or her office by the board of directors at any time, with or without cause. Such removal, however, shall be without prejudice to the contract rights of the person so removed.  If there be a vacancy in an office of the corporation by reason of death, resignation or otherwise, such vacancy shall be filled for the unexpired term by the Board of Directors.

  4.04     Chairman of the Board.                         The Chairman of the Board, if one is appointed, shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.

  4.05     Chief Executive Officer or President.                 The Chief Executive Officer or President shall have general active management of the business of the corporation. In the absence of the Chairman of the Board, the Chief Executive Officer or President shall preside at all meetings of the shareholders and directors.  He or she shall see that all orders and resolutions of the Board of Directors are carried into effect.  He or she shall execute and deliver, in the name of the corporation, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the Articles or By Laws or by the Board of Directors to some other officer or agent of the corporation.  He or she shall have the power to execute share certificates issued by the corporation.  He or she shall have such other duties as may from time to time be prescribed by the Board of Directors.

  4.06     Secretary.                                             The Secretary shall be secretary of and attend all meetings of the shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the corporation.  He or she shall give proper notice of meetings of shareholders and directors.  He or she shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the President or the Chief Executive Officer.

  4.07     Vice President.                                     Each Vice President, if one or more is appointed, shall have such powers and perform such duties as prescribed by the Board of Directors, the Chief Executive Officer or the President.  In the event of the absence or disability of the President, the Vice President(s) shall succeed to the President's power and duties in the order designated by the Board of Directors.

  4.08     Treasurer.                                             The Treasurer, if one is appointed, shall be the Chief Financial Officer and shall keep accurate financial records for the corporation.  He or she shall deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositories as the board of directors shall, from time to time, designate.  He or she shall have power to endorse, for deposit, all notes, checks and drafts received by the corporation. He or she shall disburse the funds of the corporation, as ordered by the Board of Directors, making proper vouchers therefor.  He or she shall render to the President and the directors, whenever requested, an account of all his or her transactions as Treasurer and of the financial condition of the corporation, and shall perform such other duties as may from time to time be prescribed by the Board of Directors or by the President.

  4.09     Compensation.                                     The officers of the corporation shall receive such compensation for their services as may be determined from time to time by resolution of the Board of Directors

  ARTICLE V

  SHARES AND THEIR TRANSFER

  5.01     Certificates for Shares.                          All shares of the corporation shall be certificated shares.  Every owner of shares of the corporation shall be entitled to a certificate, to be in such form as shall be prescribed by the Board of Directors, certifying the number of shares of the corporation owned by such shareholder.  The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the corporation by the Chief Executive Officer (or the President, if the Chief Executive Officer delegates such authority) and by the Secretary or an assistant secretary or by any two officers as the Board of Directors may designate.  If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors.  Every certificate surrendered to the corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 5.04.

  5.02     Issuance of Shares.                               The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law.  Shares may be issued for any consideration, including, without limitation, in consideration of cash or other property, tangible or intangible, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation under a written agreement, or of an amount transferred from surplus to stated capital upon a share dividend.  The Corporation shall only issue registered shares and shall not issue shares in bearer form.  At the time of approval of the issuance of shares, the Board of Directors shall state by resolution its determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are to be issued.

  5.03     Transfer of Shares.                               Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, the shareholder's legal representative or the shareholder's duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares.  The corporation may treat as the absolute owner of shares of the corporation the person or persons in whose name shares are registered on the books of the corporation.

  5.04     Loss of Certificates.                              Any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in form, in an amount and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claim that may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

  ARTICLE VI

  DISTRIBUTIONS, RECORD DATE

  6.01     Distributions.                                        Subject to the provisions of the Articles of Incorporation, these By Laws and of law, the Board of Directors may authorize and cause the corporation to make distributions whenever, and in such amounts or forms as, in its opinion are deemed advisable.

  6.02     Record Date.                                        Subject to any provisions of the Articles of Incorporation, these By Laws and the law, the Board of Directors may fix a date not exceeding 120 days preceding the date fixed for the payment of any distribution as the record date for the determination of the shareholders entitled to receive payment of the distribution and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such distribution notwithstanding any transfer of shares on the books of the corporation after the record date.

  ARTICLE VII

  BOOKS AND RECORDS, FISCAL YEAR

  7.01   Share Register.                                        The Board of Directors of the corporation shall cause to be kept at its Registered Office within the island of Anguilla:

  (a)  A share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and

  (b)  A record of the dates on which certificates or transaction statements representing shares were issued.

  7.02  Other Books and Records.                      The Board of Directors shall cause to be kept at its Registered Office in the island of Anguilla, originals or copies of:

  (a)     Its Articles or restated Articles of Incorporation and all amendments currently in effect;

  (b)     Its By Laws or restated By Laws and all amendments currently in effect;

  (c)     A list of the names and business street addresses of its current directors and officers

  The Board of Directors shall also cause to be kept at its Registered Office in the island of Anguilla or   such other place as the board may by resolution determine:

  (a)  Resolutions adopted by the board of directors creating one or more classes or series of shares and fixing the relative rights, preferences, and limitations, if shares issued pursuant to the resolutions are still outstanding;

  (b)  Minutes of all shareholder meetings and records of all action taken by the shareholders without a meeting within the last three years;

  (c)  Written communication to all shareholders generally or to all shareholders of a class or series within the last three years, including the financial statements furnished for the last three years;

  (d)  Accounting records that are sufficient to record and explain the transactions of the corporation and which will, at any time, enable the financial position of the corporation to be determined with reasonable accuracy.

  7.03  Fiscal Year.                                             The fiscal year of the corporation shall be determined by the Board of Directors.

  ARTICLE VIII

  LOANS, GUARANTEES

  8.01     The corporation may lend money to, guarantee an obligation of or otherwise financially assist any officer, director or employee of the corporation or of a subsidiary if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present, and if the transaction:

  (a)  Is in the usual and regular course of business of the corporation;

  (b)  Is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations;

  (c)  Is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the board, to benefit the corporation; or

  (d)  Has been approved by (1) the holders of two-thirds of the voting power of the shares entitled to vote that are owned by persons other than the interested person or persons, or (2) the unanimous affirmative vote of the holders of all outstanding shares whether or not entitled to vote.

  Such loan, guarantee or other financial assistance may be with or without interest and may be unsecured, or may be secured in the manner as a majority of the directors present approve, including, without limitation, a pledge of or other security interest in shares of the corporation.  Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty, surety or warranty of the corporation at common law or under a statute of the island of Anguilla.

  ARTICLE IX

  INDEMNIFICATION OF CERTAIN PERSONS

  9.01  The corporation shall indemnify all officers and directors of the corporation for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by the International Business Company Act (c. I20) section 60, as now enacted or hereafter amended.  Unless otherwise approved by the Board of Directors, the corporation shall not indemnify any employee of the corporation who is not otherwise entitled to indemnification pursuant to this Section 9.01.

  ARTICLE X

  AMENDMENTS

  10.01  These By Laws may be amended or altered by a vote of the majority of the whole Board of Directors at any meeting.  Such authority of the Board of Directors is subject to any power reserved to the shareholders pursuant to the International Business Companies Act (c. I20) and in the Articles of Incorporation, to adopt, amend or repeal By Laws adopted, amended or repealed by the Board of Directors.  After the adoption of the initial By Laws, the Board of Directors shall not make or alter any By Laws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors or fixing the number of directors or their classifications, qualifications or terms of office.

  ARTICLE XI

  SECURITIES OF OTHER CORPORATIONS

  11.01   Voting Securities Held by the Corporation.        Unless otherwise ordered by the Board of Directors, the President and Chief Executive Officer shall have full power and authority on behalf of the corporation (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation; (b) to execute any proxy for such meeting on behalf of the corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation. At such meeting, the President shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation possesses.  The Board of Directors may from time to time grant such power and authority to one or more other persons and may remove such power and authority from the president or any other person or persons.

  11.02   Purchase and Sale of Securities.                        Unless otherwise ordered by the Board of Directors, the President and Chief Executive Officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance.  The Board of Directors may from time to time confer like powers upon any other person or persons.

  Enacted this __ day of _____________ 200_

  ______________                                                                    _______________

  Director                                                                                    Director

  EXHIBIT 4.1

  Dissent and Appraisal Rights of the Florida Business Corporations Act

  To S-4 Prospectus/Information Statement for Bingo.com, Inc. dated October t, 2004

  607.0101 Short title.--This act shall be known and may be cited as the "Florida Business Corporation Act."

  607.1301 Appraisal rights; definitions.--The following definitions apply to s. 607.1302-607.1333:

  (1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

  (2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

  (3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in s. 607.1322-607.1333, includes the surviving entity in a merger.

  (4) "Fair value" means the value of the corporation's shares determined:

  (a) Immediately before the effectuation of the corporate action to which the shareholder objects.

  (b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

  (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

  (6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

  (7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

  (8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

  (9) "Shareholder" means both a record shareholder and a beneficial shareholder.

  607.1302 Right of shareholders to appraisal.--

  (1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

  (a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

  (b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

  (c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

  (d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

  (e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

  1. Altering or abolishing any preemptive rights attached to any of his or her shares;

  2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

  3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

  4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

  5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

  6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

  7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

  (2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

  (a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

  1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

  (b) The applicability of paragraph (a) shall be determined as of:

  1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

  2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

  (c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

  (d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

  1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

  a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

  b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

  2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

  a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

  b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

  c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

  (e) For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

  (3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

  (4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

  (a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

  (b) Was procured as a result of fraud or material misrepresentation.

  607.1303 Assertion of rights by nominees and beneficial owners.--

  (1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

  (2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

  (a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

  (b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

  607.1320 Notice of appraisal rights.--

  (1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of s. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

  (2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

  (3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

  607.1321 Notice of intent to demand payment.--

  (1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

  (a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

  (b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

  607.1322 Appraisal notice and form.--

  (1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

  (2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

  (a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

  1. The shareholder's name and address.

  2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

  3. That the shareholder did not vote for the transaction.

  4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

  5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

  (b) State:

  1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

  2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

  3. The corporation's estimate of the fair value of the shares.

  4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

  5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

  6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

  (c) Be accompanied by:

  1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

  2. A copy of s. 607.1301-607.1333.

  607.1323 Perfection of rights; right to withdraw.--

  (1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

  (2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

  (3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

  607.1324 Shareholder's acceptance of corporation's offer.--

  (1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

  (2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

  607.1326 Procedure if shareholder is dissatisfied with offer.--

  (1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

  (2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

  607.1330 Court action.--

  (1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

  (2) The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

  (3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

  (5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

  (6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

  607.1331 Court costs and counsel fees.--

  (1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  (2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with s. 607.1320 and 607.1322; or

  (b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  (3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

  (4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

  607.1332 Disposition of acquired shares.--

  Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefore, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

  607.1333 Limitation on corporate payment.--

  (1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

  (a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

  (b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

  (2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

  EXHIBIT 4.2

  Form of Dissenter's Appraisal Notice

  To S-4 Prospectus/Information Statement for Bingo.com, Inc. dated October t, 2004

  Dissenter's Appraisal Notice of Bingo.com, Inc.
  Delivered Pursuant to Section 607.1322 of the Florida Business Corporation Act

  Our company's estimate of the fair value of the shares which are the subject of this notice is $0.13 per share of common stock, and we hereby offer to pay such estimated fair value.

  Demand for payment must be sent by to the company by mail, courier, facsimile or electronic mail by t, 2004 as follows:

  Bingo.com, Inc.

  c/o Suite 1000

  409 Granville Street

  Vancouver, B.C.

  V6C 1T2

  Canada

  Certificates of the company's shares must be deposited by t, 2004 as follows:

  Bingo.com, Inc.

  c/o Suite 1000

  409 Granville Street

  Vancouver, B.C.

  V6C 1T2

  Canada

  A form for demanding payment is attached to this Dissenter's Appraisal Notice as Exhibit A.

  A copy of the dissent and appraisal provisions of the Florida Business Corporation Act is attached as Exhibit 4.1 to the Information Circular to which this Dissenter's Appraisal Notice is attached.

  A copy of our company's Annual Report on Form 10-KSB for the year ended December 31, 2003, and a copy of our company's Quarterly Report on Form 10-QSB for the interim period ending June 30, 2004, are attached to the Information Circular.

  A notice to withdraw any demand for payment must be received by t, 2004.

  If requested in writing, we will provide to the stockholder so requesting by t, 2004, the number of stockholders and the total number of shares held by them who have returned a demand for payment by the date specified above.

  EXHIBIT A TO DISSENTER'S APPRAISAL NOTICE

  Name and Address of Stockholder exercising dissent and appraisal rights:

  Number of shares of common stock of Stockholder over which Stockholder is exercising dissent and appraisal rights:

  The undersigned hereby certifies that he/she/it acquired the shares of the company before t, 2004, being the record date for approval of the proposed Merger, and did not vote for the proposed Merger.

  The undersigned hereby accepts the company's offer as set forth in this Dissenter's Appraisal Notice:

                                      Yes  [   ]                                   No  [   ]

  If our offer is not accepted, the stockholder's estimated fair value of the shares is $_________ per share of common stock and the undersigned hereby demands payment of this estimated value plus interest.

  Dated: _______________, 2004.

                                                                                      Signature of Co-owners,

  Signature                                                                      if applicable

  Print Name:

  Print Title:

  EXHIBIT 5.1

  Legal Opinion of Jay R. Eaton, P.C., Tax Counsel

  EATON & O' LEARY. PLLC

  ATTORNEYS-AT-LAW

  115 GROVE AVENUE

  PRESCOTT ARIZONA 86301

  JAY R. EATON *                                                                               TELEPHONE 928 445 1856

  WILLIAM J. O' LEARY *                                                                FACSIMILE   928  446 1782

  * A PROFESSIONAL CORPORATION

  October __, 2004

  Board of Directors

  BINGO.com, INC.

  1166 Alberni Street, Suite 1405

  Vancouver, British Columbia

  CANADA  V6E 3Z3

  RE:       Agreement and Plan of Merger

              Our File No. 243-0

  Dear Board of Directors:

              We have acted as counsel to Bingo.com, Inc., a Florida Corporation ("Bingo.com, Inc."), in connection with the proposed merger (the "Merger") of Bingo.com, Inc. with and into Bingo.com, Ltd., an Aguilla, British West Indies International Business Company ("Bingo.com, Ltd."), pursuant to the terms of the Agreement and Plan of Merger dated as of October ______________, 2004 (the "Agreement").  The Agreement is discussed in the Registration Statement, Form S-4, which will be filed by Bingo.com, Inc. with the Securities and Exchange Commission on  ______________, 200_ (the "Registration Statement").  This Opinion is being rendered pursuant to your request.

              In connection with this Opinion, we have examined draft copies of the Agreement, Registration Statement, and other documents we have deemed necessary or appropriate in order to enable us to render the opinion below.  In rendering the opinion set forth below, we have relied upon certain representations and covenants of Bingo.com, Inc.

              In rendering our Opinion, we have considered the applicable provisions of the Internal Revenue Code 1986, as amended ("IRC"), Treasury Regulations, pertinent Judicial authorities, interpretive rulings of the Internal Revenue Service and other such authorities as we have considered relevant.

              Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a reorganization under IRC Section 368(a)(1)(F), and that Bingo.com, Inc. and Bingo.com, Ltd., will each be a party to the reorganization within the meaning of IRC Section

  368(b).  We are also of the opinion that IRC Section 367(a) will apply to the Merger, as there is an outbound transfer of assets from Bingo.com, Inc. to Bingo.com, Ltd.

              The Merger will have the following Federal Income Tax consequences for Bingo.com, Inc. and its shareholders:

  1)   Pursuant to IRC Section 367(a) Bingo.com, Inc., will recognize taxable gain to the extent that the fair market value of its assets exceed the historical basis of such assets upon completion of the Merger.

  2)   Pursuant to IRC Section 354, no gain or loss will be recognized by holders of the common stock of Bingo.com, Inc., as a result of exchange of such shares for shares of Bingo.com, Ltd. pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.  Treasury Regulation Section 1.367(a) - 3(d)(3), ex. 12, provides that IRC Section 354, which contains the general rule that shareholders do not recognize gain or loss in a reorganization transaction, is not an exchange which is subject to IRC Section 367(a).

  3)   The tax basis of the common shares of Bingo.com, Ltd. received by each shareholder of Bingo.com, Inc., will equal the tax basis of such shareholder's shares of Bingo.com, Inc., exchanged in the Merger, reduced by any amount allocable to fractional share interests for which cash is received.

  4)   The holding period for the shares of Bingo.com, Ltd., received in the Merger by each shareholder of Bingo.com, Inc., will be the holding period of such shareholders shares of Bingo.com, Inc.

  Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, local or Foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.  This Opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and my not be circulated, quoted or otherwise referred to for any other purpose without our express written prior consent.

  We hereby consent to the use of this Opinion as an exhibit to Bingo.com, Inc.'s S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, and to the reference of our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading "Legal Matters".

  Sincerely,

  Jay R. Eaton

  EXHIBIT 5.2

  Legal Opinion of Clark Wilson

  CLARK, WILSON                                                                     Barristers & Solicitors

  BC's Law Firm for Business                                                             Patent & Trade-Mark Agents
  800-885 W Georgia Street
  Vancouver, BC  V6C 3H1
  Tel.      604.687.5700

  October ___, 2004

  Bingo.com, Inc.

  Suite 1405, 1166 Alberni Street

  Vancouver, BC

  Canada  V6E 3Z3

  Attention:       Tarrnie Williams, President and CEO

  Dear Sir:

  Re:      Opinion Regarding common stock of Bingo.com, Inc.

  Registered on Form S-4 filed October ___, 2004

                          We have acted as counsel for Bingo.com, Inc. (the "Corporation") in connection with the filing, on October ___, 2004, of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, of 24,249,086 shares of the Corporation's common stock to be registered as shares of Bingo.com Limited., an Anguilla, B.W.I. corporation, in connection with the proposed continuance of the Corporation from the State of Florida, into Anguilla, B.W.I. (the "Continuance") and the subsequent proposed merger of the Corporation with Bingo.com Limited as set out in the Registration Statement.

                          We have examined originals or copies, certified or identified to our satisfaction, of the constating documents of the Corporation and of such corporate records of the Corporation, certificates of public officials, officers of the Corporation and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.  In particular, as to various questions of fact, we have relied upon a certificate (the "Certificate") of the General Manager of the Corporation, dated October ___, 2004, relating to certain factual matters of the Corporation and the common stock of the Corporation.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

  WWW.CWILSON.COM

                          In expressing the opinion set forth in paragraph 1 below, insofar as such opinion relates to the number of issued and outstanding shares of the Corporation on October ___, 2004, we have relied exclusively and without independent investigation upon a letter from ___ (the "Transfer Agent") dated October ____, 2004.  In expressing the opinion set forth in paragraph 2 below, insofar as such opinion relates to such shares being duly issued, fully-paid and non-assessable, we have relied exclusively on the Certificate.

                          Based on and subject to the foregoing we are of the opinion that as of October ____,  2004:

  1. The authorized capital of the Corporation consists of 50,000,000 common shares of which 24,249,086 are issued and outstanding; and

  2. The 24,249,086 issued and outstanding shares will be duly issued, fully paid and non-assessable as at the effective date of the Continuance and Merger.  This is the same number of issued shares as indicated by the records of the Transfer Agent.

                          We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia.  We are generally familiar with the Business Corporation Act of the State of Florida ("Florida Law") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Florida corporation.  This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Florida Law, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

  Yours truly,

  EXHIBIT 5.3

  Legal Opinion of Wigley & Associates

  WIGLEY & ASSOCIATES

  Barristers & Solicitors at Law

  Notary Public

  Wigley & Associates Inc.

  Financial services and corporate administration

  Asset protection

                                                                                                                          Spencer House

                   The Valley

  Anguilla

                                                                                      October t, 2004

  The Board of Directors of                                              The Board of Directors of

  Bingo.com, Inc.                                                             Bingo.com, Ltd.

  Suite 1405                                                                     Box 821

  1166 Alberni Street                                                        The Valley

  Vancouver, B.C.                                                           Anguilla, B.W.I.

  V6E 3Z3

  Canada

  Dear Sirs:

                          Re:  Merger of Bingo.com, Inc. and Bingo.com, Ltd. under the

                                  International Business Companies Act of Anguilla, B.W.I. (the "IBCAA")

  We have acted as counsel to Bingo.com, Ltd. in connection with the proposed merger between Bingo.com, Ltd. and Bingo.com, Inc. under the IBCAA.  In that regard, we are giving the opinions expressed below.  The opinions expressed below are for the benefit of the addressees in connection with the merger of Bingo.com, Inc. and Bingo.com, Ltd. and may not be relied upon by any other person without our prior written consent.

  Scope of Inquiries

  We have participated in the preparation of or have examined the following documents:

  (a)        Agreement and Plan of Merger between Bingo.com, Inc. and Bingo.com, Ltd. dated the t day of October, 2004 (the "Agreement and Plan of Merger");

  (b)        the articles of incorporation and bylaws of Bingo.com, Inc. and Bingo.com, Ltd.;

  (c)        the minute book of Bingo.com, Ltd.;

  (d)        the certificate of continuation of Bingo.com, Ltd. under the IBCAA;

  We have also examined such statutes, public records, certificates and other documents and have made such other searches and examinations which we have considered necessary in order to give the opinions expressed below.

  Assumptions

  We have assumed:

  (a)        the authenticity of documents purporting to be originals or photostatic or facsimile copies of originals;

  (b)        the conformity to originals of documents purporting to be photostatic or facsimile copies of originals;

  (c)        the genuineness of all signatures on all documents reviewed by us;

  (d)        the accuracy and completeness of all representations and statements of fact contained in any certificate or other document upon which we have relied and identified herein;

  (e)        the identity, capacity and authority of any person acting or purporting to act in a representative capacity or as a public official; and

  (f)        the accuracy and completeness of all information provided to us (in written form or by facsimile transmission) by offices of public record.

  We have not undertaken any independent investigation to verify the accuracy or completeness of these assumptions.  In the course of giving this opinion, nothing has come to our attention which leads us to believe that any of these assumptions are incorrect in any material respects.

  Opinion

  Based and relying on the foregoing and subject to the qualifications set out below, we are of the opinion that:

  1.         Bingo.com, Ltd. is duly incorporated and validly existing under the International Business Companies Act of Anguilla, B.W.I. and has not been discontinued under the IBCAA or been dissolved and is, with respect to the filing of the annual reports and financial statements with the Registrar of Companies under the IBCAA, in compliance with the IBCAA.

  2.         Bingo.com, Ltd. has all requisite corporate right, power and authority and is qualified to carry on business and own its assets in the jurisdictions in which it carries on business and to execute and deliver the Agreement and Plan of Merger.

  3.         The Agreement and Plan of Merger has been duly authorized, executed and delivered by Bingo.com, Ltd. and constitutes a legal, valid and binding obligation of Bingo.com, Ltd. enforceable in accordance with its terms.

  4.         The authorized capital of Bingo.com, Ltd. consists of an unlimited number of common shares which have been duly and validly created and authorized of which there are 2,000 common shares duly and validly allotted and issued and outstanding registered in the name of Bingo.com, Inc.

  5.         Upon the effective date of the merger between Bingo.com, Inc. and Bingo.com, Ltd.  The following persons will comprise the board of directors of Bingo.com, Ltd., each of whom will be duly and validly elected or appointed as a director of Bingo.com, Ltd.:

  Tryon M. Williams

  Peter Crossgrove

  6.         The merger between Bingo.com, Ltd. and Bingo.com, Inc. will become effective in Anguilla, B.W.I. on the date the Articles of Merger are registered by the Anguillan Registrar of Companies and Bingo.com, Ltd. will be the surviving company of the merger, governed by laws of Anguilla, B.W.I. and subject to the IBCAA.

  7.         On completion of the merger, the surviving company, Bingo.com, Ltd. will have 24,249,086 common shares issued and outstanding as fully paid and non-assessable.

  Qualifications

  The opinions expressed above are subject to the following qualifications:

  (a)        the opinions are limited to matters governed by the laws of Anguilla, British West Indies;

  (b)        the headings appearing in this opinion are for the convenience of reference only and in no way limit or enlarge the scope or meaning of the opinions expressed above;

  (c)        the enforceability of any agreement will be limited by equitable principles or by any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application affecting the enforcement of creditors' rights; and

  (d)        no opinion is expressed as to any specific remedy that may be granted, imposed or rendered with respect to the breach of, or failure to comply with any agreement and, in particular, no opinion is expressed as to the availability of equitable remedies, including that of specific performance or injunctive relief or the enforcement of any provisions of any agreement.

  We hereby consent to the use of this opinion as an exhibit to Bingo.com, Inc.'s S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, and to the reference to our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading "Legal Matters."

                                                                                      Yours truly,

                                                                                      Wigley & Associates

                                                                                      Per:

  EXHIBIT 13.2

  Audited Financial Statements of Bingo.com, Inc. for the year ended December 31, 2003

  BINGO.COM, INC.

  Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001

  Independent Auditors' Reports                                                                                                                   2

  Consolidated Financial Statements

      Balance Sheets                                                                                                                                       4

      Statements of Operations                                                                                                                        5

      Statements of Stockholders' Equity (Deficit)                                                                                            6

      Statements of Cash Flows                                                                                                                       7

      Notes to Consolidated financial statements                                                                                              8

  Dohan and Company                                            7700 North Kendall Drive, #200

  Certified Public Accountants                                        Miami, Florida 33156-7578

  A Professional Association                                           Telephone      (305) 274-1366

                                                                                         Facsimile        (305) 274-1368

                                                                                         Email               info@uscpa.com

                                                                                         Internet           www.uspca.com

  INDEPENDENT AUDITORS' REPORT

  The Board of Directors and Stockholders

  Bingo.com, Inc.

  We have audited the accompanying consolidated balance sheet of Bingo.com, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Bingo.com, Inc. and Subsidiaries as of December 31, 2001, were audited by other auditors whose report dated March 15, 2002, except for Note 3, as to which the date is April 10, 2003, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bingo.com, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has continued to incur operating losses, has used, rather than provided, cash from operations and has an accumulated deficit of $9,409,734. These factors, and others, raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue operations is subject to its ability to secure additional capital to meet its obligations and to fund operations. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  /s/Dohan and Company, CPA's

  Miami, Florida

  February 27, 2004

  Davidson & Company            Chartered Accountants                A Partnership of Incorporated Professionals

  INDEPENDENT AUDITORS' REPORT

  The Board of Directors and Stockholders

  Bingo.com, Inc.

  We have audited the accompanying restated consolidated statements of operations, stockholders equity (deficit) and cash flows of Bingo.com, Inc. and Subsidiaries for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Bingo.com, Inc. and Subsidiaries for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

  As discussed in Note 3 to the financial statements, certain errors resulting in an overstatement of the debenture payable in the amount of $462,673, understatement of additional paid-in-capital in the amount of $539,036, and understatement of net loss by $76,363 as of December 31, 2001, were discovered by management of the Company subsequent to the issuance of our report on those financial statements dated March 15, 2002.  Accordingly, the accompanying 2001 financial statements have been restated to correct the errors.

  /s/  Davidson & Company

  Chartered Accountants

  Vancouver, Canada

  March 15, 2002, except for Note 3,

  as to which the date is April 10, 2003

  A Member of SC INTERNATIONAL

  1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C. Canada V7Y 1G6

  Telephone (604) 687-0947    Fax (604) 687-6172

  BINGO.COM, INC.

  Consolidated Balance Sheets

  December 31, 2003 and 2002

	2003	2002
Assets
Current assets:
Cash	$34,046	$14,682
Accounts receivable	67,574	23,394
Inventory	663	2,631
Prepaid expenses	14,229	14,093
Total Current Assets	116,512	54,800

Equipment, net (Note 4)	45,247	127,469

Other assets	10,797	29,675

Domain name rights and intangible assets (Note 5)	1,304,617	1,257,241

Deferred tax asset, less valuation allowance of $2,905,525 (2002 - $2,792,701) (Note 10)	-	-

Total Assets	$1,477,173	$1,469,185

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$617,903	$597,531
Accounts payable - related party (Note 11)	192,068	151,075
Accrued liabilities	93,472	52,370
Accrued liabilities - related party (Note 11)	365,702	209,702
Unearned revenue	24,511	30,600
Loan payable - related party (Note 11)	190,858	197,134
Current portion of capital leases (Note 6)	-	115,536
Total Current Liabilities	1,484,514	1,353,948

Debenture payable (Note 7)	1,395,000	1,395,000
Less warrants - debenture discount	(259,823)	(372,736)
Net debenture payable	1,135,177	1,022,264

Total Liabilities	2,619,691	2,376,212

Commitments and contingencies (Note 9)

Stockholders' deficit (Note 8):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 11,104,608 shares	11,105	11,105
Additional paid-in capital	8,231,531	8,231,531
Accumulated deficit	(9,409,734)	(9,174,243)
Accumulated other comprehensive loss: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Deficit	(1,142,518)	(907,027)

Total Liabilities and Stockholders Deficit	$1,477,173	$1,469,185

  See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Consolidated Statements of Operations

  Years ended December 31, 2003, 2002 and 2001 (Restated)

	2003	2002	RESTATED 2001

Revenue	$888,888	$713,192	$1,362,756
Barter revenue (Note 2)	-	4,000	371,566
Total Revenue	888,888	717,192	1,734,322

Cost of revenue	211,253	351,207	1,093,963

Gross profit	677,635	365,985	640,359

Operating expenses:
Depreciation and amortization	32,612	177,006	611,147
General and administrative	509,272	561,715	1,556,693
Selling and marketing	30,941	81,320	200,607
Software and website development	-	8,916	-
Total operating expenses	572,825	828,957	2,368,447

Income (loss) before other income (expense)	104,810	(462,972)	(1,728,088)

Other income (expense):
Foreign exchange gains/ (losses)	(58,167)	1,909	(1,984)
Gain on settlement of debt	61,468	45,000	-
Loss on disposal of equipment	(58,808)	(260,531)	(16,716)
Interest expense	(285,087)	(292,149)	(210,233)
Interest income	293	35	1,821

Loss before income taxes	(235,491)	(968,708)	(1, 955,200)

Income tax expense	-	-	-

Net loss	$(235,491)	$(968,708)	$(1, 955,200)

Cumulative translation adjustment, net of income taxes	-	(5,713)	35,942

Comprehensive loss	$(235,491)	$(974,421)	$(1,919,258)

Net loss per common share, basic and diluted (Note 2)	$(0.02)	$(0.09)	$(0.19)

Weighted average common shares outstanding, basic and diluted (Note 2)	11,104,608	10,953,238	10,447,200

  See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Consolidated Statements of Stockholders' Equity (Deficit)

  Years ended December 31, 2003, 2002 and 2001 (Restated)

	Common stock				Accumulated Other Comprehensive loss
	Shares	Amount	Additional paid-in capital	Accumulated (Deficit)	Foreign currency translation adjustment	Total Stockholders' Equity (Deficit)
Balance, December 31, 2000	10,104,608	$ 10,105	$ 7,629,900	$ (6,250,335)	$ (5,649)	$ 1,384,021

Stock based compensation	750,000	750	39,926	-	-	40,676

Issuance of Warrant "A"	-	-	539,036	-	-	539,036

Comprehensive loss:
Net loss (Restated, Note 3)	-	-	-	(1,955,200)	-	(1,955,200)
Cumulative translation adjustment, net of income taxes	-	-	-	-	35,942	35,942
Balance, December 31, 2001 (Restated)	10,854,608	10,855	8,208,862	(8,205,535)	30,293	44,475

Stock based compensation	250,000	250	10,000	-	-	10,250

Mark-to-market of variable stock options	-	-	(21,000)	-	-	(21,000)

Issuance of Warrants "B"	-	-	20,423	-	-	20,423

Issuance of officer stock options	-	-	13,246	-	-	13,246

Comprehensive loss:
Net loss	-	-	-	(968,708)	-	(968,708)
Cumulative translation adjustment, net of income taxes	-	-	-	-	(5,713)	(5,713)
Balance, December 31, 2002	11,104,608	11,105	8,231,531	(9,174,243)	24,580	(907,027)

Comprehensive loss:
Net loss	-	-	-	(235,491)	-	(235,491)
Balance, December 31, 2003	11,104,608	$ 11,105	$ 8,231,531	$ (9,409,734)	$ 24,580	$ (1,142,518)

  See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Consolidated Statements of Cash Flows

  Years ended December 31, 2003, 2002 and 2001 (Restated)

	2003	2002	RESTATED 2001
Cash flows from operating activities:
Net loss	$(235,491)	$(968,708)	$(1,955,200)
Adjustments to reconcile net loss to net cash provided / (used) by operating activities:
Stock based compensation costs	-	2,496	85,000
Depreciation and amortization	32,612	177,006	611,147
Gain on settlement of debt	(61,468)	(45,000)	-
Amortization of warrants - debenture discount	112,913	110,360	76,363
Loss on disposal of equipment	58,808	260,531	16,716
Changes in operating assets and liabilities:
Accounts receivable	(44,180)	327,937	(82,481)
Prepaid expenses	(136)	(4,915)	41,950
Note receivable	-	-	31,405
Inventory	1,968	(2,631)	-
Other assets	18,878	(2,116)	9,727
Accounts payable and accrued liabilities	180,934	19,165	518,656
Unearned revenue	(6,089)	30,600	-
Net cash provided / (used) by operating activities	58,749	(95,275)	(646,717)

Cash flows from investing activities:
Acquisition of equipment	(7,138)	(84,263)	(23,088)
Acquisition of Skill- Bingo game	-	-	(188,348)
Acquisition of Bingo.com (UK) plc. (Note 13)	-	(61,440)	-
Cash acquired on purchase of subsidiary	-	59,026	-
Payments on domain name contract payable	-	(184,772)	(361,869)
Net cash used in investing activities	(7,138)	(271,449)	(573,305)

Cash flows from financing activities:
Issue of debenture payable	-	295,000	1,100,000
Capital lease repayments	(25,971)	(73,659)	(78,320)
Proceeds from loans and notes payable	(6,276)	151,750	168,385
Repayment of loans and notes payable	-	-	(123,000)
Net cash (used in) / provided by financing activities	(32,247)	373,091	1,067,065

Effect of exchange rate changes on cash	-	(5,713)	(7,478)
Net increase (decrease) in cash	19,364	654	(160,435)

Cash, beginning of year	14,682	14,028	174,463
Cash, end of year	$34,046	$14,682	$14,028

Supplementary information:
Interest paid	$4,774	$28,916	$71,291
Income taxes paid	$-	$-	$-

Non-cash transactions:
Acquisition of intangible asset - to be paid in 2004	$(49,436)	$-	$-
Barter transactions	$-	$4,000	$371,566

Non-cash financing activities:
Value assigned on issuance of stock options	$-	$(2,000)	$(40,000)
Issuance of common stock for services	$-	$10,250	$125,000

  See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  1.      Introduction:

        Nature of business

  Bingo.com, Inc. (the "Company") was incorporated on January 12, 1987, under the laws of the State of Florida as Progressive General Lumber Corp. On January 22, 1999, the Company changed its name to Bingo.com, Inc.  The Company is in the business of providing games and entertainment based on the game of bingo through its internet portal, www.bingo.com and earns revenue from advertising placed on the portal.

  Continuing operations

  These consolidated financial statements have been prepared on the going concern basis, which presumes the realization of assets and the settlement of liabilities in the normal course of operations.  The application of the going concern basis is dependent upon the Company achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, obtaining additional financing.  The Company has reported losses from operations for the last four years, and has an accumulated deficit of  $9,409,734 at December 31, 2003.  As of the date of these financial statements, the Company has utilized substantially all of its available funding.

  In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts and settlement of the liability amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

  Management continues to review operations in order to identify additional strategies designed to generate cash flow, improve the Company's financial position, and enable the timely discharge of the Company's obligations.  If management is unable to identify sources of additional cash flow in the short term, it may be required to further reduce or limit operations.

  2.      Summary of significant accounting policies:

  (a)    Basis of presentation:

  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include the accounts of the Company's wholly-owned subsidiaries, English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc.), Bingo.com (Antigua) Inc., Bingo.com (Wyoming) Inc., Bingo Acquisition Corp and the 99% owned

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.      Summary of significant accounting policies (Continued):

  (a)    Basis of presentation: (Continued)

  subsidiary, Bingo.com (UK) plc. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

  (b)    Use of estimates:

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles of the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and recognized revenues and expenses for the reporting periods.  Significant areas requiring the use of estimates include the valuation of long-lived assets, the collectibility of accounts receivable and the valuation of future deferred tax assets.  Actual results may differ significantly from these estimates.

  (c)    Revenue recognition:

  (i)  Advertising revenue:

  Effective September 1, 2001, the Company contracted with an internet marketing company to sell advertising on its website directly to corporate customers or through advertising agencies.  The Company received a minimum monthly fee of $112,000 in connection with this contract and the minimum fee was recognized as revenue on a monthly basis.

  This agreement was cancelled effective January 31, 2002.  Between the end of January 2002 and May 21, 2002, the Company and the internet marketing company operated under the terms of a verbal arrangement. This verbal arrangement was terminated effective May 21, 2002. Under the terms of the verbal arrangement, the internet marketing company provided website management, marketing and internet advertising services for the Company in exchange for a commission.  Advertising revenues have been recognized as the advertising campaign or impressions and clicks that were made on the website.

  Since May 21, 2002, the Company has managed its own sales of advertising, website hosting and ad serving. Advertising revenues have been recognized as the advertising campaign or impressions and clicks are made on the website and when collection of the amounts are reasonably assured. Cash received in advance of the advertising campaigns or impressions and clicks are recorded under unearned revenue.

  (ii)    Barter revenue:

  In 2000, the Company adopted Emerging Issues Task Force No. 99-17 "Accounting for Advertising Barter Transactions".  ("EITF 99-17") EITF 99-17 provides that the Company recognize revenue and advertising expenses from barter transactions at

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.      Summary of significant accounting policies (Continued):

  (c)      Revenue recognition: (Continued)

  the fair value only when it has a historical practice of receiving or paying cash for similar transactions. The Company bartered portions of the unsold advertising impressions generated by its website for advertising in media properties owned by third parties. The Company recorded revenues and costs for such barter transactions, with no net income or loss recognized. There was no barter revenue for the year ended December 31, 2003 (2002 - $4,000 2001 - $371,566).

  (d)    Foreign currency:

  The consolidated financial statements are presented in United States dollars, the functional currency of the Company. The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Nonmonetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

  During the year ended December 31, 2003, the Company determined that its subsidiaries' functional currency was changed from the local currency to the reporting currency of the Company.

  (e)    Accounts receivable:

  Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Taxes receivable in Canada.   The Company estimates doubtful accounts on an item-to-item basis and includes over-aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety-days overdue.  Bad debt expense for the year ended December 31, 2003, was $693 (2002 - $49,063; 2001 - $128,213).

  (f)      Inventory:

  Inventory is stated at the lower of cost or market value. It consists of products, such as t-shirts, which are sold from our online store.

  (g)    Equipment:

  Equipment is recorded at cost less accumulated depreciation. Depreciation is provided for annually over the following periods :

                          Equipment and computers                    3 years

                          Furniture and fixtures                            5 years

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.   Summary of significant accounting policies (Continued)

  (h)    Advertising:

  The Company expenses the cost of advertising in the period in which the advertising space or airtime is used. Advertising costs charged to selling and marketing expenses in 2003 totaled $nil (2002 - $2,000, 2001 - $6,258).

  (i)      Stock-based compensation:

  The Company accounts for its stock-based compensation arrangements with employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  In accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), since the Company has continued to apply the principles of APB 25 to employee stock compensation, pro forma loss and pro forma loss per share information has been presented as if the options had been valued at their fair values.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

  In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation". This statement amends SFAS 123. SFAS 148 provides alternative methods of transition for companies that voluntarily change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

  In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." ("FIN 44")  The Company adopted FIN 44, effective July 1, 2000, with respect to certain provisions applicable to new awards, option repricings, and changes in grantee status.  FIN 44 addresses practice issues related to the application of APB 25.  The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and SFAS 148 and EITF No. 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". The measurement date used is the earlier of either the performance commitment date or the date at which the equity instrument holder's performance is complete.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.   Summary of significant accounting policies (Continued):

  (i)      Stock-based compensation: (Continued)

  Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards under those plans, consistent with the measurement provisions of SFAS 123 and SFAS 148, the Company's net loss and basic loss per share would have been adjusted as follows:

	2003	2002	RESTATED 2001
Net loss for the period - as reported	$(235,491)	$(968,708)	$(1,955,200)
Add: Total stock-based compensation expense included in net loss, as reported determined under APB 25, net of related tax effects	-	$13,245	$-
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(5,771)	$(29,651)	$(159,873)
Net loss for the period - pro forma	$(241,262)	$(985,114)	$(2,115,073)
Basic net loss per share - as reported	$(0.02)	$(0.09)	$(0.19)
Basic net loss per share - pro forma	$(0.02)	$(0.09)	$(0.20)
Weighted average fair value of options granted during the year	$0.01	$0.03	$0.18

  The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002	2001
Expected dividend yield	-	-	-
Expected stock price volatility	158 - 174%	163 - 188%	184 - 188%
Risk-free interest rate	1.21 - 1.28%	1.7 - 1.8%	2.5 - 3.7%
Expected life of options	5 years	5 years	5 years
Block discount applied	40%	40%	-

  (j)      Impairment of long-lived assets and long-lived assets to be disposed of:

  The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets" ("SFAS 142"). During the years presented, the only long-lived assets reported on the Company's consolidated balance sheet are equipment, intangible assets and domain name rights.  These provisions require that long-lived assets and certain identifiable recorded intangibles be reviewed

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.   Summary of significant accounting policies (Continued):

  (j)      Impairment of long-lived assets and long-lived assets to be disposed of: (Continued)

  for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

  (k)    Comprehensive income:

  Comprehensive income consists of net loss and foreign currency translation adjustments that are separately presented in the consolidated statements of stockholders' equity (deficit).

  (l)      Income taxes:

  The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

  Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such future tax assets will be realized.

  (m)     Net loss per share:

  Basic net loss per share is computed using the weighted average number of common shares outstanding during the periods.  Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants and convertible debt, outstanding during the period. As the Company has a net loss in each of the periods presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options or conversion of the convertible debenture outstanding would be anti-dilutive. At December 31, 2003, a total of 20,130,138 (2002 - 19,046,667 & 2001 - 24,440,000) potentially dilutive instruments were excluded from the determination of dilutive loss per share.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.   Summary of significant accounting policies (Continued):

  (n)    Domain name and intangible assets:

  The Company has capitalized the cost of the purchase of the domain name Bingo.com and was amortizing the cost over five years from the date of commencement of operations. In 2002, the Company suspended the amortization of the domain name cost in accordance with SFAS 142, where companies are no longer required to amortize indefinite life assets but instead test the indefinite intangible asset for impairment at least annually.  The capitalized amount is based on the net present value of the minimum payments permitted under the terms of the purchase agreement. The domain name was tested for impairment by comparing the future cash flows of the domain name with its carrying value. The Company determined that no impairment existed for the years presented.

  The Company capitalized the cost of the email list as an intangible asset and is amortizing the cost over the life of the contract (i.e. five years).

  (o)    Business combinations:

  In June, 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS 142.  SFAS  141 states that all business combinations should be accounted for using the purchase method of accounting.

  (p)    New accounting pronouncements

  In January 2003, the FASB issued FASB Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements,". This interpretation addresses consolidation by the primary beneficiary of the entity of certain variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after December 15, 2003. The adoption of this interpretation will not have a material impact on the Company's results of operations, financial position or cash flows.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.   Summary of significant accounting policies (Continued):

  (p)  New Accounting Pronouncements (Continued)

  In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." ("SFAS 149") SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The adoption of SFAS 149 will not have a material impact on the Company's results of operations, financial position or cash flows.

  In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." ("SFAS 150") SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 will not have a material impact on the Company's financial position or results of operations.

  (q) Financial instruments:

  (i)  Fair values:

  The fair value of cash, accounts receivable, accounts payable, accrued liabilities, unearned revenue and amounts due to related parties approximates their financial statement carrying amounts due to the short-term maturities of these instruments.

  The financial statement carrying amount of the debentures payable reflects the market value to the Company for the debt.

  (ii)  Foreign currency risk:

  The Company operates internationally, which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations.  The Company has not entered into any forward exchange contracts or other derivative instrument to hedge against foreign exchange risk.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  2.   Summary of significant accounting policies (Continued):

  (r)     Reclassification

  Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

  3.   Prior period adjustment for 2001

  Debenture "A"

  On April 16, 2001, the Company received a loan from, and issued a secured convertible Debenture "A" to, Redruth Ventures Inc., a British Virgin Islands corporation, for $750,000, and to Bingo, Inc., an Anguilla corporation, for $500,000 (collectively, "the Lenders").

  A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

  The Lenders received a total of 12,000,000 common stock purchase warrants, with an exercise price of $0.25 per share, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The common stock purchase warrants issued in connection with the Debenture "A" are exercisable for a period of three years from the date of the Debenture "A" and therefore expire April 16, 2004.  As of the date of this report, 4,800,000 warrants remain outstanding under this Debenture "A".

  The Company did not account for the value of the warrants upon issuance of the Debenture "A" in accordance with APB Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Using the Black-Scholes option pricing model, the warrants have an estimated value of $898,394, using the following assumptions: no annual dividend, volatility of 137%, risk-free interest rate of 5.17% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($359,357) was applied to this value providing a warrant debenture discount of $539,036, which will be amortized to interest expense over five years.

  The total effect of the issuance of the warrants relating to Debenture "A" was to increase interest expense by $107,807 for the year ended December 31, 2003. (2002 - $107,807, 2001 - $76,363).

  The Company has restated the year ended December 31, 2001, presented in the December 31, 2003, consolidated statements of operations to reflect additional interest expense for the full discounted value of the warrants in the amount of $539,036.

  The total effect of the restatement was to increase interest expense by $76,363, increase debenture discount by $462,673 and additional paid-in capital by $539,036 for the year ended December 31, 2001, increasing the net loss for the year from $1,878,837 to $1,955,200 and accumulated net deficit from $8,129,172 to $8,205,535.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  3.   Prior period adjustment for 2001: (Continued)

  The interest expense and additional paid-in capital accounts for year ended December 31, 2001, statement of operations, statement of changes in stockholders' equity (Deficit) and statement of cash flows have been restated for the effects of the adjustments.

  The effects on the statement of operations for the year ending December 31, 2001, were as follows:

	As Reported	Adjustment	As Restated
Revenue	$1,362,756	$-	$1,362,756
Barter revenue	371,566	-	371,566
Cost of revenue	1,093,963	-	1,093,963
Gross profit	640,359	-	640,359
Operating expenses:
Depreciation and amortization	611,147	-	611,147
General and administrative	1,556,693	-	1,556,693
Selling and marketing	200,607	-	200,607
Total operating expenses	2,368,447	-	2,368,447
Loss before interest and Income taxes	(1,728,088)	-	(1,728,088)
Other income (expense):
Foreign exchange losses	(1,984)	-	(1,984)
Loss on disposal of equipment	(16,716)	-	(16,716)
Interest expense	(133,870)	(76,363)	(210,233)
Interest income	1,821	-	1,821
Loss before income taxes	(1,878,837)	(76,363)	(1,955,200)
Income tax expense	-	-	-
Loss for the year	$(1,878,837)	$(76,363)	$(1,955,200)
Net loss per common share, Basic and diluted	$(0.18)	$(0.01)	$(0.19)

  4.  Equipment:

2003	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$215,517	$175,115	$40,402
Furniture and fixtures	6,323	1,478	4,845
	$221,840	$176,593	$45,247

2002	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$601,233	$479,562	$121,671
Furniture and fixtures	6,103	305	5,798
	$607,336	$479,867	$127,469

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  5.  Domain name rights and intangible asset:

  The rights to use the domain name bingo.com were acquired in January of 1999 for a cash payment of $200,000 and the issuance of 500,000 shares of common stock of the Company at a value of $2.00 per share. The agreement was signed with Bingo, Inc., an unrelated party at the date of signing of the agreement. Under the terms of the agreement, the Company is required to make quarterly domain name purchase payments to the vendor based on 4% of annual gross revenue (as defined in the agreement), with total minimum payments of $1,100,000 in the first three years, including the initial cash payment, required over the 99 year period ended December 31, 2098. These minimum payments commitments were completed on June 30, 2002. During the year ended December 31, 2002, the agreement was amended so that the remaining domain name purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue. During the year ended December 31, 2003, expense payments of $35,556 (2002 - $12,023) was paid in accordance with the amended agreement.  During the year ended December 31, 2002, $184,772 related to the final payment for the minimum guaranteed domain name purchase payment was paid.

  Domain name rights have been capitalized on the balance sheet based on the present value of the future minimum royalty payments. In 2002, the Company suspended the amortization of the domain name in accordance with SFAS  142, where companies are no longer permitted to amortize indefinite life assets.

  The intangible asset consists of an email list of Games, Inc. The Company has capitalized the cost of the legal settlement with Roger Ach, the Lottery Channel Inc. and Games, Inc.

2003	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	2,060	47,376
	$1,983,936	$679,319	$1,304,617

2002	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  6.   Capital lease obligations:

  Future minimum lease payments under capital leases for software and website equipment are as follows:

	2003	2002
Year ending December 31,
2003	$-	$117,042
2004	-	-
Future minimum lease payments	-	117,042
Less: amount representing interest	-	(1,506)
Balance of obligation	-	115,536
Less: due within one year	-	(115,536)
Long-term obligation under capital leases	$-	$-

  7.   Debenture payable:

  Debenture "A"

  On April 16, 2001, the Company received a loan and issued a secured convertible Debenture "A" for $1,250,000. Bingo, Inc has subsequently acquired Debenture "A" in its entirety. Under the terms of the Debenture "A" interest shall accrue on the outstanding principal amount of Debenture "A" at the rate of 12% per annum from the issuance date through April 16, 2003, at which time the interest will become payable.  Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including April 16, 2006.

  The Company has the option to pay all accrued interest in cash, common stock of the Company, or a combination of both cash and common stock.

  On July 23, 2003, the Company and the holders of Debenture "A", Bingo, Inc., agreed to defer the interest due and subsequent interest due until April 16, 2004, when the accrued interest will be paid in common stock of the Company at an agreed conversion price of $0.20 per share (previously $0.25 per share). The accrued interest on Debenture "A" as at December 31, 2003, is $356,694 (December 31, 2002 - $206,694). This is included under "Accrued liabilities - related party".

  Bingo, Inc. has the right, but not the obligation, to elect to convert any or all of the outstanding principal amount of the Debenture "A" into shares of the Company's common stock at a conversion price of $0.125 per share until the third anniversary date of the Debenture "A". It has been agreed between Bingo, Inc. and the Company that on April 16, 2004, Bingo, Inc. will exercise their right to convert all the outstanding principal of Debenture "A" into shares of the Company. The common stock that would be issued upon conversion of the Debenture "A" will be subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").  The Debenture "A" is secured by all assets of the Company.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  7.   Debenture payable: (Continued)

  Debenture "B"

  On July 2, 2002, the Company issued a convertible debenture for $145,000 of which $50,000 was received from Bingo, Inc. Under the terms of Debenture "B", interest accrues on the outstanding principal amount of Debenture "B" at the rate of 12% per annum through July 2, 2004, at which time the interest will become payable. Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including July 2, 2006. All principal, accrued but unpaid interest and any other amounts due, are due and payable at maturity on July 2, 2006. The accrued interest on Debenture "B" as of December 31, 2003, is $26,124 (December 31, 2002 - $8,724) of which, $9,008 (2002- $3,008) is recorded in accrued liabilities - related party and the remainder $17,116 (2002 - $5,716) under accrued liabilities.

  The Company has the option to pay all accrued interest in cash, common stock of the Company, or a combination of both cash and common stock. Any amounts remaining unpaid on the Debenture "B" at the maturity date, whether principal, interest or other amounts due, shall be paid in full in cash on such date. Any common stock of the Company delivered to the holders of Debenture "B" in payment of Debenture "B" will be valued at $0.25 per share.

  The holders of the Debenture "B" have the right, but not the obligation, to elect to convert all, or part, of the outstanding principal amount of Debenture "B" into shares of the Company's common stock at a conversion price of $0.15 per share until the third anniversary date of the Debenture "B". The common stock that would be issued upon conversion of Debenture "B" will be subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 ("The Exchange Act").

  The holders of the Debenture "B" received a total of 580,000 common stock purchase warrants with an exercise price of $0.25 per share. The common stock purchase warrants issued in connection with the Debenture "B" are exercisable for a period of three years from the date of Debenture "B". Using the Black-Scholes model, the warrants have an estimated value of $34,038, using the following assumptions: no annual dividend, volatility of 161%, risk-free interest rate of 1.72% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($13,615) was applied to this value providing a warrant debenture discount of $20,423. The estimated discounted value of the warrants will be amortized to interest expense over four years.

  Bingo, Inc. has the potential to become the largest single shareholder and a majority shareholder in the Company should Bingo, Inc. elect to convert any or all of the principal amount of Debenture "A" and its share of Debenture "B" into shares of the Company's common stock, or if the Company elects to repay the principal amount outstanding, and any accrued interest, in shares of the Company's common stock pursuant to the terms of Debenture "A" and Debenture "B".

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  8.      Stockholders' equity (deficit):

  The holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company' ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company's common stock has a par value of $0.001 per common stock.

  (a)            Common stock issuances:

  There were no Common stock issuances during the year ended December 31, 2003. The Company issued 250,000 shares of common stock during the year ended December 31, 2002, and 750,000 shares of common stock during the year ended December 31, 2001, to the former Chief Executive of the Company under the terms of a revised employment agreement.

   (b)             Stock option plans:

  (i)  1999 stock option plan:

  The Company has reserved a total of 1,895,000 common shares for issuance under its 1999 stock option plan.  The plan provides for the granting of non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

  The Company has granted a total of 1,800,000 (2002 - 1,800,000) stock purchase options under this plan, 600,000 (2002 - 1,700,000) of which remain outstanding at December 31, 2003. Subsequent to year-ended, December 31, 2003, an additional 50,000 options with an exercise price of $0.08 were granted to employees of the company.

  (ii)  2001 stock option plan:

  During the year ended December 31, 2001, the Company's Board of Directors adopted the 2001 stock option plan. The Company has reserved a total of 2,000,000 common shares for issuance under the 2001 stock option plan.  The plan provides for the granting of incentive and non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

  The Company has granted a total of 1,825,000 (2002 - 1,400,000) stock purchase options under the 2001 plan, 1,400,000 (2002 - 1,000,000) of which remain outstanding as at December 31, 2003.  Of the options outstanding at December 31, 2003, a total of 850,000 were issued where 10% vests at the grant date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.  A total of 307,100 (2002 - 108,000) of these common stock purchase options had vested at December 31, 2003. Subsequent to the year ended December 31, 2003, an additional 550,000 options were granted with an exercise price of $0.08 to employees of the company. These options vests 10% at the grant

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  8.      Stockholders' equity (deficit): (Continued)

  date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.

  A summary of stock option activity for the stock option plans for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Number of shares	Weighted average exercise price
Options outstanding, December 31, 2000	1,510,000	$0.95

Granted (including repriced options)	940,000	0.30
Exercised	-	-
Cancelled/forfeited or repriced	(10,000)	0.88
Outstanding, December 31, 2001	2,440,000	0.70

Granted (including repriced options)	735,000	0.05
Exercised	-	-
Cancelled/forfeited or repriced	(475,000)	0.30
Outstanding, December 31, 2002	2,700,000	0.59

Granted (including repriced options)	425,000	0.05
Exercised	-	-
Cancelled/forfeited or repriced	(1,125,000)	0.60
Outstanding, December 31, 2003	2,000,000	$0.47

  The following table summarizes information concerning outstanding and exercisable stock options at December 31, 2003:

Range of exercise prices per share	Number outstanding	Number exercisable	Expiry date
$0.05	300,000	300,000	April 25, 2008
0.05	125,000	12,500	January 12, 2008
0.05	570,000	210,900	July 12, 2007
0.15	150,000	150,000	September 21, 2006
0.30	300,000	300,000	September 21, 2006
0.30	155,000	83,700	October 15, 2006
0.76 to 3.00	400,000	400,000	December 1, 2004
	2,000,000	1,457,100

  During the years ended December 31, 2003, 2002 and 2001, the Company did not recorded non-cash compensation expense relating to the issuance of common stock purchase options to certain employees, officers, and directors of the Company in accordance with FASB 123.  During the year ended December 31, 2003, the company recorded non-cash compensation expense of $nil (2002 -$13,246, 2001 -$nil) relating to issuing stock options to a consultant of the Company.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  8.      Stockholders' equity (deficit): (Continued)

  During the year ended December 31, 2003, the Company recorded a non-cash reduction of compensation expense totaling $nil (2002 - $21,000, 2001 - $nil) in connection with common stock purchase options that were repriced in 2001.

  (c)      Warrants:

  Warrant "A"

  During 2001, the Company issued a total of 12,000,000 stock purchase warrants in connection with the Debenture "A" financing described in note 7.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.  The warrants expire on April 16, 2004.  Using the Black-Scholes option pricing model, the warrants have an estimated value of $539,036, using the following assumptions: no annual dividend, volatility of 137%, risk-free interest rate of 5.17% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($359,357) was applied to this value providing a warrant debenture discount of $539,036.

  As of the date of this report, none of the Warrants have been exercised, and with the surrender for cancellation of 7,200,000 warrants issued, there remains 4,800,000 Warrants outstanding under this debenture.

  Warrant "B"

  During 2002, the Company issued a total of 580,000 stock purchase warrants in connection with the Debenture "B" financing described in note 7.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.  The warrants expire on July 2, 2005. Using the Black-Scholes model, the warrants have an estimated value of $34,038, using the following assumptions: no annual dividend, volatility of 161%, risk-free interest rate of 1.72% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($13,615) was applied to this value providing a warrant debenture discount of $20,423.

  9.   Commitments:

  The Company leases office facilities in Vancouver, British Columbia, Canada under an operating lease agreement that expires on September 29, 2005.  Minimum lease payments under this operating lease are approximately as follows:

2004	$34,800
2005	26,100

  The Company paid rent expense totaling $30,508 for the year ended December 31, 2003 (2002 - $22,683  2001 -$67,437).

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  10. Income taxes:

  There was no income tax benefit attributable to losses from United States of America operations for the years ended December 31, 2003, 2002 and 2001, and differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent to pretax losses from operations as a result of the following:

	2003	2002	RESTATED 2001
Computed "expected" tax benefit	$80,067	$329,360	$668,162
Increase (reduction) in income taxes resulting from Income taxes in a other tax jurisdictions	6,520	20,156	60,467
Other	(49,211)	7,930	(79,200)
Change in taxation rates in other tax jurisdictions	(84,520)	(78,691)	(8,972)
Change in exchange rates	159,967	9,215	(31,667)
Change in valuation allowance	(112,823)	(287,970)	(608,789)
	$-	$-	$-

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and future tax liabilities at December 31, 2003 and 2002 are presented below:

	2003	2002
Deferred tax assets:
Net operating loss carry forwards	$2,905,525	$2,792,701

Valuation Allowance	(2,905,525)	(2,792,701)
	$-	$-

  The valuation allowance for deferred tax assets as of December 31, 2003 and 2002, was $2,905,525 and $2,792,701, respectively.  The net change in the total valuation allowance for the years ended December 31, 2003 and 2002, was an increase of $112,823 and $287,970, respectively.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $6,500,000 in the United States of America and approximately $2,200,000 in Canada prior to the expiration of the net operating loss carryforwards. These net operating loss carryforwards begin expiring in 2006 in Canada and 2019 in the United States of America.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  11. Related party transactions:

  The Company has received total loans of $147,458 (2002 - $154,626) from a current director and officer during the year ended December 31, 2003. This loan of $147,458 for the year ended December 31, 2003, (2002 - $121,931) has no fixed repayment terms and is non-interest bearing. For the year ending December 31, 2003, the loan included $nil (2002 -$32,695) relating to half of the purchase price for the acquisition of Bingo.com (UK) plc.

  The Company received a loan for $43,400 (2002 - $42,508) from a company owned by a current director and officer of the Company. Interest accrues on the outstanding amount at the rate of 7% per annum and is included balance of the loan.

  In addition the Company has a liability for $192,068 (2002 - $151,075) to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by the current director and officer of the Company.

  On April 16, 2001, the Company issued a $500,000 face amount of secured convertible Debenture "A" to Bingo Inc. (note 7), an Anguilla corporation.  Effective May 21, 2002, Bingo Inc. acquired $750,000 of the Debenture "A" from an unrelated party. On July 2, 2002, Bingo Inc. acquired a $50,000 convertible Debenture "B".  A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo Inc. However the director did not hold an office in the Company at the time Debenture "A" agreement was entered into by the Company in 2001. The Company has accrued interest payable to Bingo, Inc. of $356,694 (2002 - $206,694) on Debenture "A" and $9,008 (2002 - $3,008) on Debenture "B".

  In addition Bingo, Inc. was issued a total of 4,800,000 common stock purchase warrants in connection with the Debenture "A" and 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance of each of the Debenture "A" and Debenture "B".

  Payments made to Bingo, Inc. in relation to the Domain name purchase payment totaled $35,556 during the year ended December 31, 2003 (2002 - $196,795).

  12.      Segmented information:

  The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by selling advertising on the website.  The revenue for the three years ended December 31, 2003, has been derived primarily from advertising business in the United States of America.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  12.      Segmented information: (Continued)

  Concentrations

        Major customers

  The Company has concentrations with respect to the volume of business conducted with several major customers.  For the year ended December 31, 2003, the Company made sales of $115,050 and $254,000 to two customers, which were in excess of 10% of total sales. For the year ended December 31, 2002, the Company made sales of $84,000, $75,248, and $112,000 to three customers, which were in excess of 10% of total sales. For the year ended December 31, 2001, the Company made sales of $229,844 and $475,389 to two customers, which were in excess of 10% of total sales for 2001. These customers to whom sales represent more than 10% of the total sales for the last three years represent multiple advertising customers who advertise on the Company's website.

        Credit risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.  The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in the United States and the United Kingdom amongst a small number of customers.  As of December 31, 2003, two customers totalling $37,747, and $10,572 accounted for total accounts receivable greater than 10%.  At December 31, 2002, six customers totalling $5,991, $3,458, $3,113, $3,000, $2,937, and $2,662 accounted for total accounts receivable greater than 10%.  The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.  The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

        Equipment

  At the end of fiscal 2003 and fiscal 2002, the majority of the Company's equipment was located in Canada.

  13. Business acquisitions:

  All business acquisitions have been accounted for using the purchase method. The Company's consolidated results of operations include the operating results of the acquired company (Bingo.com (UK) plc.) from its acquisition date of August 15, 2002. Acquired assets and liabilities were recorded at their estimated fair market value at the acquisition date and the aggregate purchase price plus the cost directly attributable to the acquisitions has been allocated to the assets and liability acquired.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Years ended December 31, 2003, 2002 and 2001 (Restated)

  13. Business acquisitions: (Continued)

  On August 15, 2002, (note 11) ("the Effective Date"), the Company, in a related party transaction, acquired from a director and officer of the Company, 99% of the share capital of Bingo.com (UK) plc. for $61,440.

  The balance sheet of Bingo.com (UK) plc. as at August 15, 2002, included the following amounts:

Current assets	$59,026
Current liabilities	(777)

  EXHIBIT 13.4

  Unaudited Financial Statements of Bingo.com, Inc. for the period ended June 30, 2004

  BINGO.COM, INC.

  Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$60,413	$34,046
Accounts receivable, less allowance for doubtful accounts of $nil (2003 - $nil)	85,100	67,574
Inventory	1,290	663
Prepaid expenses	30,534	14,229
Total Current Assets	177,337	116,512

Equipment, net	46,309	45,247

Other assets	7,382	10,797

Domain name rights and intangible assets	1,299,673	1,304,617

Deferred tax asset, less valuation allowance of $3,168,998 (2003 - $2,905,525)	-	-

Total Assets	$1,530,701	$1,477,173

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$540,111	$617,903
Accounts payable - related party (Note 6)	182,247	192,068
Accrued liabilities	69,471	93,472
Accrued liabilities - related party (Note 6)	16,660	365,702
Unearned revenue	72,750	24,511
Loan payable - related party (Note 6)	182,171	190,858
Total Current Liabilities	1,063,410	1,484,514

Debenture payable (Note 3)	145,000	1,395,000
Less warrants - debenture discount	(10,211)	(259,823)
Net Debenture Payable	134,789	1,135,177

Total Liabilities	1,198,199	2,619,691

Commitments and contingencies (Note 5)

Stockholders' equity (deficit) (Note 4):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 23,107,942 shares (December 31, 2003 - 11,104,608 shares)	23,108	11,105
Additional paid-in capital	9,870,195	8,231,531
Accumulated deficit	(9,585,381)	(9,409,734)
Accumulated other comprehensive income: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity (Deficit)	332,502	(1,142,518)

Total Liabilities and Stockholders' Equity (Deficit)	$1,530,701	$1,477,173

  See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Consolidated Statements of Operations

  For the periods ended June 30, 2004 and 2003

  (Unaudited)

	Six Months ended June 30, 2004	Six Months ended June 30, 2003	Three Months ended June 30, 2004	Three Months ended June 30, 2003

Revenue	$493,941	$378,417	$247,752	$203,947

Cost of revenue	100,410	98,986	53,446	49,201

Gross profit	393,531	279,431	194,306	154,746

Operating expenses:
Depreciation and amortization	12,675	15,419	6,574	7,263
General and administrative	271,886	255,274	118,385	134,786
Sales and marketing	17,133	18,605	8,646	14,412
Total operating expenses	301,694	289,298	133,605	156,461

Income (loss) before other income (expense)	91,837	(9,867)	60,701	(1,715)

Other income (expense):
Foreign exchange gains/ (losses)	5,097	(41,377)	4,142	(25,175)
Gain on settlement of debt	30,967	49,478	30,967	49,478
Loss on disposal of equipment	-	(38,397)	-	-
Interest expense	(53,954)	(86,646)	(11,602)	(43,348)
Interest expense - warrant - debenture discount	(249,612)	(56,457)	(221,383)	(28,229)
Interest income	18	252	7	152

Loss before income taxes	(175,647)	(183,014)	(137,168)	(48,837)

Income tax expense	-	-	-	-

Net loss	$(175,647)	$(183,014)	$(137,168)	$(48,837)

Net loss per common share, basic and diluted	$(0.01)	$(0.02)	$(0.01)	$(0.00)

Weighted average common shares outstanding, basic and diluted	16,063,399	11,104,608	21,132,386	11,104,608

   See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Consolidated Statements of Stockholders' Equity

   For period ended June 30, 2004

  (Unaudited)

	Common stock			Accumulated Other Comprehensive income
	Shares	Amount	Additional paid-in capital	Accumulated (Deficit)	Foreign currency translation adjustment	Total Stockholders' Equity (Deficit)
Balance, December 31, 2003	11,104,608	$ 11,105	$ 8,231,531	$ (9,409,734)	$ 24,580	$ (1,142,518)

Conversion of Debenture "A" & Accrued interest	12,003,334	12,003	1,638,664	-	-	1,650,667

Net loss	-	-	-	(175,647)	-	(175,647)
Balance, June 30, 2004	23,107,942	$ 23,108	$ 9,870,195	$ (9,585,381)	$ 24,580	$ 332,502

   See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Consolidated Statements of Cash Flows

  For six months ended June 30, 2004 and 2003

  (Unaudited)

	2004	2003
Cash flows from operating activities:
Net loss	$(175,647)	$(183,014)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	12,675	15,419
Gain on settlement of debt	(30,967)	(49,478)
Amortization of warrants - debenture discount	249,612	56,457
Loss on disposal of equipment	-	38,397
Changes in operating assets and liabilities:
Accounts receivable	(17,526)	(9,451)
Prepaid expenses	(16,305)	(17,752)
Inventory	(627)	1,316
Other assets	3,415	18,124
Accounts payable and accrued liabilities	978	134,836
Unearned revenue	48,239	(8,350)
Net cash provided by (used in) operating activities	73,847	(3,496)

Cash flows from investing activities:
Acquisition of equipment	(8,793)	(3,648)
Acquisition of intangible asset - email list	(30,000)	-
Net cash used in investing activities	(38,793)	(3,648)

Cash flows from financing activities:
Capital lease repayments	-	(21,258)
Proceeds from loans and notes payable	(8,687)	23,296
Net cash (used in) provided by financing activities	(8,687)	2,038

Net increase (decrease) in cash	26,367	(5,106)

Cash, beginning of period	34,046	14,682
Cash, end of period	$60,413	$9,576

Supplementary information:
Interest paid	$1,306	$3,635
Income taxes paid	$-	$-

Non cash transactions
Conversion of Debenture "A" and accrued interest into common shares	$1,650,667	$-

   See accompanying notes to consolidated financial statements.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

  1.        Basis of Presentation:

  The accompanying unaudited financial statements have been prepared by Bingo.com, Inc. (the "Company") in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission for form 10-QSB.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations.  In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented.  All adjustments are of a normal recurring nature, except as otherwise noted below.  These financial statements should be read in conjunction with Bingo.com, Inc.'s audited consolidated financial statements and related notes for the year ended December 31, 2003, included in the Company's Annual Report on Form 10-K, filed March 26, 2004, with the United States Securities and Exchange Commission.  The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

  Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

  2.        Going Concern:

  These unaudited interim consolidated financial statements have been prepared on the going concern basis, which presumes the realization of assets and the settlement of liabilities and commitments in the normal course of operations.  The application of the going concern basis is dependent upon the Company achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, by obtaining additional equity or financing.

  The Company has reported losses in the last three fiscal years, and has an accumulated deficit of $9,585,381 at June 30, 2004.  Management continues to review operations in order to identify strategies designed to generate additional cash flow, improve the Company's financial position, and enable the timely discharge of the Company's obligations.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

  3.      Debentures Payable:

  Debenture "A"

  On April 16, 2001, the Company received a loan and issued a secured convertible Debenture "A" for $1,250,000. Bingo, Inc. has subsequently acquired Debenture "A" in its entirety. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

  On April 16, 2004, the holders of Debenture "A" elected to convert the principal into 10,000,000 shares of the Company at a rate of $0.125 per share. In addition, Bingo, Inc. elected on April 16, 2004, to convert the accrued interest of $400,667 (December 31, 2003, $356,694) on Debenture "A" into 2,003,334 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "A" agreement.

  The common stock issued upon conversion of the Debenture "A" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

  The lenders of Debenture "A" received a total of 12,000,000 common stock purchase warrants, with an exercise price of $0.25 per share, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The remaining 4,800,000 warrants expired unexercised.

  The Company accounted for the value of the warrants upon issuance of the Debenture "A" in accordance with APB Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Using the Black-Scholes option pricing model, the warrants have an estimated value of $898,394, using the following assumptions: no annual dividend, volatility of 137%, risk-free interest rate of 5.17% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($359,357) was applied to this value providing a warrant debenture discount of $539,036, which is amortized to interest expense over five years.

  The total effect of the issuance of the warrants relating to Debenture "A" was to increase interest expense by $31,743 for the six months ended June 30, 2004. (June 30, 2003 - $53,903). At April 16, 2004, the warrant debenture discount of $215,315 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - warrant - debenture discount.

  Debenture "B"

  On July 2, 2002, the Company issued a convertible debenture for $145,000 of which $50,000 was received from Bingo, Inc. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc. Under the terms of Debenture "B", interest accrues on the outstanding principal amount of Debenture "B" at the rate of 12% per annum through July 2, 2004, at which time the interest will become payable. Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including July 2, 2006. All principal, accrued but unpaid interest and any other amounts due, are due and payable at maturity on July 2, 2006. The accrued interest on Debenture "B" as of June 30, 2004, is $34,800 (December 31, 2003 - $26,124) of which, $12,000 (December 31, 2003 - $9,008) is recorded in

  BINGO.COM, INC.

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

  3.       Debentures Payable (continued):

  accrued liabilities - related party and the remainder $22,800 (December 31, 2003  - $17,116) under accrued liabilities.

  The Company has the option to pay all accrued interest in cash, common stock of the Company, or a combination of both cash and common stock. Any amounts remaining unpaid on the Debenture "B" at the maturity date, whether principal, interest or other amounts due, shall be paid in full in cash on such date. Any common stock of the Company delivered to the holders of Debenture "B" in payment of Debenture "B" will be valued at $0.25 per share.

  The holders of the Debenture "B" have the right, but not the obligation, to elect to convert all, or part, of the outstanding principal amount of Debenture "B" into shares of the Company's common stock at a conversion price of $0.15 per share until the third anniversary date of the Debenture "B". The common stock that would be issued upon conversion of Debenture "B" will be subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 ("The Exchange Act"). Subsequent to the period ended June 30, 2004, the principal portion ($145,000) of Debenture "B" and the related accrued interest of $34,895 was converted into 1,141,144 common shares of the Company.

  The holders of the Debenture "B" received a total of 580,000 common stock purchase warrants with an exercise price of $0.25 per share. The common stock purchase warrants issued in connection with the Debenture "B" are exercisable for a period of three years from the date of Debenture "B". Using the Black-Scholes model, the warrants have an estimated value of $34,038, using the following assumptions: no annual dividend, volatility of 161%, risk-free interest rate of 1.72% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($13,615) was applied to this value providing a warrant debenture discount of $20,423. The estimated discounted value of the warrants will be amortized to interest expense over four years.

  4.      Stockholder's Equity (Deficit):

  During the quarter ended June 30, 2004, the Company granted options to purchase a total of 300,000 shares of the Company's common stock at an exercise price of $0.10 per share to the directors of the Company.  The options vest immediately.  The options were granted under the terms of the Company's 1999 Stock Option Plan.  The market price for the Company's common stock on the grant date was $0.085.

  We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148") effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

  4.        Stockholder's Equity (Deficit): (Continued)

  As permitted by SFAS 148 and SFAS 123, we continue to apply the accounting provisions of Accounting Principles Board ("APB") Opinion Number 25, "Accounting for Stock Issued to Employees", and related interpretations, with regard to the measurement of compensation cost for options granted under the Company's Stock Option Plans. No employee compensation expense has been recorded as all options granted had an exercise price greater than the market value of the underlying common stock on the date of grant. Had expense been recognized using the fair value method described in SFAS 123, using the Black-Scholes option-pricing model, we would have reported the following results of operations:

	Six Months ended June 30,		Three Months ended June 30,
	2004	2003	2004	2003
Net loss for the period	$(175,647)	$(183,014)	$(137,168)	$(48,837)
Deduct : Total stock based employee expense	(40,592)	(5,771)	(13,415)	(4,028)
Net loss for the period - pro forma	$(216,239)	$(188,785)	$(150,583)	$(52,865)
Basic loss per share - as reported	$(0.01)	$(0.02)	$(0.01)	$(0.00)
Basic loss per share - pro forma	$(0.01)	$(0.02)	$(0.01)	$(0.00)
Weighted average fair value of options granted during period	$0.06	$0.02	$0.11	$0.02

  The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Six months ended June 30, 2004	Three months ended June 30, 2004
Expected dividend yield	-	-
Expected stock price volatility	166 -175%	166%
Risk-free interest rate	0.99 -1.01%	0.99%
Expected life of options	5 years	5 years
Block Discount Applied	40%	40%

  This block discount applied is due to the illiquidity of shares.

  5.      Business Combinations

  The consolidated financial statements are presented in United States dollars, the functional currency of the Company. The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Nonmonetary assets and liabilities are translated at the exchange rate on the original transaction date. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

   5.      Business Combinations : (Continued)

  During the fourth quarter of 2003, the Company determined that its subsidiaries' functional currency was changed from the local currency to the reporting currency of the Company. Therefore, gains and losses from the change of foreign currency monetary and non-monetary assets and liabilities are included in income, whereas previously these were recorded as a translation adjustment.

	Six months ended June 30, 2003	Three months ended June 30, 2003

Net loss for the period	$(183,014)	$(48,837)

Add : Cumulative translation adjustment - as report in Q2, 2003	(43,007)	(24,330)

Net loss for the period as reported in Q2 2003	$(140,007)	$(24,507)

Basic loss per share - as reported	$(0.02)	$(0.00)
Basic loss per share - as reported in Q2 2003	$(0.01)	$(0.00)

   6.      Commitments and Contingencies :

  On October 17, 2003, the Company settled a legal dispute with Mr. Roger Ach and the Lottery Channel, Inc. In exchange for some cross promotion and the monthly use of their email list for a period of 5 years, the Company agreed to pay Mr. Ach the sum of $49,436.  The amount is being repaid at a rate of $5,000 per month commencing on January 1, 2004.

  The Company may from time to time, become subject to claims and litigation generally associated with any business venture. Should the Company be unable to successfully negotiate a settlement with its outstanding payables an unrecorded liability will be incurred.

  For the period ending June 30, 2004, the Company has loans outstanding for $137,393 (December 31, 2003 - $147,458) from a current director and officer of the Company. These loans have no fixed repayment terms and are non-interest bearing.

  For the period ending June 30, 2004, the Company has an outstanding loan for $44,778 (December 31, 2003 - $43,400) from a company owned by a current director and officer of the Company. Interest accrues on the outstanding amount at the rate of 7% per annum and is included in the balance of the loan.

  In addition the Company has a liability of $176,918 (December 31, 2003 - $192,068), to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by the current director and officer of the Company.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

  7.    Related Party Transactions: (Continued)

  A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo Inc. Bingo, Inc. is the holder of Debenture "B" as discussed in Note 3. In addition, the Company pays domain name purchase payments for the exclusive right to use of the domain name bingo.com to Bingo, Inc. These payments are based on 4% of the preceding month's gross revenue as defined in the amended agreement. During the six months ended June 30, 2004, the Company made payments totaling $19,757 (June 30, 2003 - $15,137). As at June 30, 2004, the Company has a liability relating to these payments of $9,909 (December 31. 2003, - $3,823)

  The Company has accrued interest payable to Bingo, Inc. of $0 (December 31, 2003 - $356,694) on Debenture "A" and $12,000 (December 31, 2003 - $9,008) on Debenture "B".

  As discussed in Note 3, the accrued interest on Debenture "A" was converted to common stock of the Company during the quarter ended June 30, 2004. Subsequent to the quarter ended June 30, 2004, the accrued interest on Debenture "B" was converted into common stock of the Company.

  In addition, Bingo, Inc. was issued a total of 4,800,000 common stock purchase warrants in connection with the Debenture "A" and 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance of each of the Debenture "A" and Debenture "B", as discussed in Note 3.  During the quarter ended June 30, 2004, 4,800,000 common stock purchase warrants "A" expired and were not exercised.

  8.       Segmented information:

  The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by selling advertising on the website.  The revenue for the last three years has been derived primarily from the advertising business in the United States of America.

  Concentrations

              Major customers

  The Company has concentrations with respect to the volume of business conducted with several major customers.  For the period ended June 30, 2004, the Company made sales of $105,000 and $80,000 to two customers, which were in excess of 10% of total sales. For the period ended June 30, 2003, the Company made sales of $107,000, and $40,600 to two customers, which were in excess of 10% of total sales.

  These customers to whom sales represent more than 10% of the total sales represent multiple advertising customers who advertise on the Company's website.

  BINGO.COM, INC.

  Notes to Consolidated Financial Statements

  Three and six months ended June 30, 2004 and 2003

  (Unaudited)

  8.       Segmented information: (Continued)

               Credit risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.  The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in the United States and the United Kingdom amongst a small number of customers.  As of June 30, 2004, three customers totalling $28,000, $19,747 and $16,276, accounted for total accounts receivable greater than 10%.  At December 31, 2003, two customers totalling $37,747, and $10,572, accounted for total accounts receivable greater than 10%.  The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.

  The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

              Equipment

  At the end of June 30, 2004 and December 31, 2003, the majority of the Company's equipment was located in Canada.

  EXHIBIT 21

  To Form S-4 Registration Statement

  SUBSIDIARIES OF BINGO.COM, INC.

                                                                                                              October 29, 2004

  Bingo.com, Ltd. is a wholly owned subsidiary of Bingo.com, Inc.  Bingo.com, Ltd. was incorporated in Anguilla, B.W.I. on September 30, 2004 specifically for the purpose of completing a merger with Bingo.com, Inc. and becoming the surviving corporation of that merger and redomiciling the Bingo.com business to Anguilla, British West Indies.

  Bingo.com, Inc. conducts its business through the Florida incorporated entity and through its wholly owned subsidiary English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc. ("English Bay").  English Bay was incorporated under the laws of British Columbia, Canada, on February 10, 1998 as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999.  It subsequently changed it name to English Bay Office Management Limited on September 8, 2003.

  On August 15, 2002, the Company acquired 99% of the share capital of Bingo.com (UK) plc ("Bingo UK").  Bingo UK was incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002.

  Bingo.com, Inc. also maintains a number of inactive wholly-owned subsidiaries.  These include:

  -          Bingo.com (Antigua), Inc., ("Bingo.com (Antigua") incorporated as an Antigua International Business Corporation on April 7, 1999 as Star Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999;

  -           Bingo.com (Wyoming), Inc., incorporated in the State of Wyoming on July 14, 1999;

  -           Bingo.com Acquisition Corp., incorporated in the State of Delaware on January 9, 2001.

  -           Bingo.com N.V. incorporated in Curacao, the Netherlands Antilles islands on October 29, 2004.

  All four of the inactive subsidiaries were incorporated to facilitate the implementation of business plans that the Company has since modified and refocused and consequently, there is currently no activity in these entities.

  EXHIBIT 23

  Consent of Dohan and Company

  Dohan and Company                                 7700 North Kendall Drive, #200

  Certified Public Accountants                                     Miami, Florida 33156-7578

  A Professional Association                                        Telephone       (305) 274-1366

                                                                                      Facsimile         (305) 274-1368

                                                                                      Email               info@uscpa.com

                                                                                      Internet           www.uspca.com

                                                                                      October 21, 2004

  U.S. Securities and Exchange Commission

  450 Fifth Street, NW

  Washington, DC  20549

  Dear Sir/Madam:

  Re:  Bingo.com, Inc. - Form S-4 Registration Statement

  We refer to the Form S-4 Registration Statement of Bingo.com, Inc. (the "Company") filed pursuant to the Securities Exchange Act of 1933, as amended.

  We conducted an audit of the Company's financial statements for the year ended December 31, 2003 and have provided an audit report dated February 27, 2004.  We hereby consent to the filing of our audit report as part of the aforementioned Form S-4 Registration Statement.

  Dohan & Company consents to the filing of this consent letter as an exhibit to the Form S-4 Registration Statement and consents to the reference to our firm in the Form SB-4 Registration Statement.

                                                                                      Yours truly,

                                                                                      Dohan & Company

                                                                                      Per: